UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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☐    Soliciting Material Pursuant to § 240.14a-12

The Chubb Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME	Tuesday, April 28, 2015 at 8:00 a.m., local time

PLACE	The Chubb Corporation Amphitheater 15 Mountain View Road Warren, New Jersey 07059

ITEMS OF BUSINESS	(1) To elect 14 directors to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified.

(2) To ratify the appointment of Ernst & Young LLP as independent auditor.

(3) To hold an advisory vote on the compensation paid to our named executive officers.

(4) To vote on a shareholder proposal regarding the preparation of an annual sustainability report.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournment or postponement thereof if you were a shareholder of record at the close of business on March 2, 2015.

ADJOURNMENTS AND POSTPONEMENTS	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

VOTING BY PROXY	The notice you received providing instructions on accessing our annual meeting materials through the internet includes instructions for voting online or by telephone. Also, in the event that you affirmatively request paper copies of our annual meeting materials, you may complete, sign, date and return the accompanying proxy card in the enclosed addressed envelope. The giving of a proxy will not affect your right to revoke the proxy by appropriate written notice or to vote in person should you later decide to attend the annual meeting.

ADMISSION TO THE MEETING	You are entitled to attend the annual meeting if you were a shareholder as of the close of business on March 2, 2015. For admittance to the meeting, please be prepared to present a valid, government-issued photo identification (federal, state or local), such as a driver’s license or passport, and proof of beneficial ownership if you hold your shares through a broker, bank or other nominee. The annual meeting will begin promptly at 8:00 a.m., local time. Please allow yourself ample time for the check-in procedures. Video and audio recording devices and other electronic devices will not be permitted at the meeting, and attendees may be subject to security inspections.

By order of the Board of Directors,

Maureen A. Brundage

Executive Vice President, General Counsel and Corporate Secretary

March 13, 2015

2015 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

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PROXY STATEMENT

PROXY AND VOTING INFORMATION

Our Board of Directors (our Board) has provided you with these proxy materials in connection with its solicitation of proxies to be voted at the 2015 Annual Meeting of Shareholders of The Chubb Corporation (the 2015 Annual Meeting). We will hold the 2015 Annual Meeting on Tuesday, April 28, 2015, in the Amphitheater at The Chubb Corporation, 15 Mountain View Road, Warren, New Jersey 07059, beginning at 8:00 a.m., local time. Please note that throughout these proxy materials we may refer to The Chubb Corporation as “Chubb,” “we,” “us” or “our.”

Information about the Delivery of our Annual Meeting Materials

As permitted by rules adopted by the Securities and Exchange Commission (the SEC), we have made our annual meeting materials, which include this proxy statement, the proxy card, voting instructions and our Annual Report on Form 10-K for the year ended December 31, 2014 (the 2014 10-K), available to our shareholders electronically via the internet. On or about March 13, 2015, we mailed to our shareholders a notice containing instructions on how to access our annual meeting materials, how to request paper copies of these materials and how to vote online or by telephone. Unless you affirmatively request a paper copy of our annual meeting materials by following the instructions set forth in this notice, you will not receive a paper copy of our annual meeting materials in the mail. Due to an ambiguity in the regulations promulgated under the Employee Retirement Income Security Act of 1974, as amended (ERISA), unless we have previously received a written consent to deliver materials electronically, we have assumed that participants in the Capital Accumulation Plan of The Chubb Corporation (the CCAP) have affirmatively requested paper copies of our annual meeting materials and, therefore, have mailed or will mail copies of the annual meeting materials to each participant in the CCAP whose account holds shares of our stock.

The SEC’s rules also permit us to deliver a single notice or set of annual meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one notice or set of annual meeting materials to multiple shareholders who share an address, unless we received a request to send multiple copies of our annual meeting materials prior to the mailing date. Each shareholder retains a separate right to vote on all matters presented at the 2015 Annual Meeting. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or set of annual meeting materials to any shareholder at the shared address to which a single copy of those documents was delivered. For future meetings, if you prefer to receive separate copies of our annual meeting materials, please contact Broadridge Financial Solutions, Inc. (Broadridge) at 800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a shareholder sharing an address with another shareholder and are currently receiving multiple copies but wish to receive only one copy of our future annual meeting materials for your household, please contact Broadridge at the above phone number or address.

Who Can Vote

Our Board has set March 2, 2015 as the record date for the 2015 Annual Meeting. Shareholders of record of our common stock at the close of business on March 2, 2015 may vote at the 2015 Annual Meeting.

How Many Shares Can Be Voted

Each shareholder has one vote for each share of our common stock owned at the close of business on the record date. On the record date, 230,522,584 shares of our common stock were outstanding.

How You Can Vote

Record Holders

If your shares are registered in your name with Broadridge, our dividend agent, transfer agent and registrar, you are considered a shareholder of record, and the notice containing instructions on accessing our annual meeting materials online or requesting a paper copy thereof is being sent directly to you by us. Shareholders of record can vote in person at the 2015 Annual Meeting or give their proxy to be voted at the 2015 Annual Meeting in any one of the following ways:

—	over the internet;

—	by telephone; or

—	for shareholders requesting a paper copy of our annual meeting materials, by completing, signing, dating and returning the proxy card accompanying the paper copy.

CCAP Participants

If you are a participant in the CCAP, your proxy will include all shares allocated to you in the CCAP (Plan Shares), which you may vote in person at the 2015 Annual Meeting or over the internet, by telephone or, provided that you have not delivered a written consent to receive our materials electronically, by completing and mailing the proxy card accompanying your paper copy of the annual meeting materials. Your proxy will serve as a voting instruction for the trustee of the CCAP. If your voting instructions are not received by April 23, 2015, any Plan Shares you hold will not be voted by the trustee.

Brokerage and Other Account Holders

You are considered to be the beneficial owner of shares you hold in an account maintained by a broker, bank or other nominee, which may be referred to as shares held in “street name.” For shares held in street name, your broker, bank or other nominee, who is the shareholder of record, has forwarded to you the instructions for accessing, or requesting paper copies of, our annual meeting materials. You have the right to instruct your broker, bank or other nominee on how to vote these shares, and your broker, bank or other nominee has provided you with a voting instruction card to use in submitting such instructions. The availability of telephone and internet voting for beneficial owners will depend on the voting options offered by their particular broker, bank or other nominee. Please refer to the voting instructions provided by your broker, bank or other nominee for directions as to how to vote shares that you beneficially own. You may also attend the 2015 Annual Meeting. Beneficial owners of shares who wish to vote in person at the 2015 Annual Meeting must obtain a legal proxy from their broker, bank or other nominee and present it at the 2015 Annual Meeting.

Voting

Whether you vote in person, over the internet, by telephone or by mail, you can specify whether you vote your shares:

—	“FOR” or “AGAINST” each of the nominees for election as a director (Proposal 1 on the proxy card); and

—	“FOR,” “AGAINST” or “ABSTAIN” with respect to:

*	the ratification of Ernst & Young LLP (EY) as independent auditor (Proposal 2 on the proxy card);

*	the compensation of our named executive officers (Proposal 3 on the proxy card); and

*	the shareholder proposal regarding the preparation of an annual sustainability report (Proposal 4 on the proxy card).

In the absence of instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with our Board’s recommendations, which are “FOR” each of the nominees for election as a director specified under Proposal 1, “FOR” Proposals 2 and 3, and “AGAINST” Proposal 4. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If you hold your shares in street name, your broker, bank or other nominee may not vote your shares in the absence of your voting instructions with respect to any matter that is not considered “routine” by the New York Stock Exchange (the NYSE). At the 2015 Annual Meeting, your broker, bank or other nominee may vote your shares without receiving voting instructions on Proposal 2, because the auditor ratification proposal is considered routine, but may not vote your shares without instructions on Proposals 1, 3 or 4. Accordingly, if you are a beneficial owner of shares held in street name and do not return your voting instruction card or fail to indicate your voting selections, your shares will not be voted on Proposals 1, 3 or 4, resulting in a “broker non-vote” with respect to those proposals.

Revocation of Proxies

If you are a shareholder of record or a holder of Plan Shares, you may revoke your proxy at any time before it is exercised in any of four ways:

—	by notifying our Corporate Secretary of the revocation in writing;

—	by delivering a duly executed proxy card bearing a later date;

—	by properly submitting a new, timely and valid proxy via the internet or by telephone after the date of the proxy you wish to revoke; or

—	by voting in person at the 2015 Annual Meeting.

You will not revoke a proxy merely by attending the 2015 Annual Meeting. To revoke a proxy, you must take one of the actions described above.

If you hold your shares in a brokerage or other account, you may submit new voting instructions by contacting your broker, bank or other nominee.

Quorum; Required Votes

The presence, in person or by proxy, of the holders of a majority of all outstanding shares of our common stock entitled to vote at the 2015 Annual Meeting is necessary to constitute a quorum. Abstentions are counted as shares present at the 2015 Annual Meeting for purposes of determining a quorum. Similarly, because brokers, banks and other nominees are authorized to vote uninstructed shares on Proposal 2, such shares will be counted as shares present at the 2015 Annual Meeting for purposes of determining a quorum.

Each of the proposals to be voted upon at the 2015 Annual Meeting requires the affirmative vote of a majority of the votes cast on the proposal. For purposes of each of the proposals, abstentions and broker non-votes are not considered votes cast, will not be counted either for or against these proposals and, accordingly, will have no effect on the voting results.

Adjournments and Postponements

Any action on the items of business described above may be considered at the 2015 Annual Meeting at the time and on the date specified above or at any time and date to which the 2015 Annual Meeting may be properly adjourned or postponed.

2014 10-K

The instructions for accessing the 2014 10-K online and for requesting a paper copy are included in the notice you received regarding our annual meeting materials. The 2014 10-K is available on our website at

www.chubb.com/investors/chubb2890.html, as well as on a website maintained by Broadridge at www.proxyvote.com. It also is available without charge by sending a written request to our Corporate Secretary at 15 Mountain View Road, Warren, New Jersey 07059.

Important Notice about Security

Before entering the 2015 Annual Meeting, attendees may be asked to present a valid, government-issued photo identification (federal, state or local), such as a driver’s license or passport, and proof of beneficial ownership if they hold shares through a broker, bank or other nominee. Attendees may be subject to security inspections. Video and audio recording devices and other electronic devices will not be permitted at the 2015 Annual Meeting.

CORPORATE GOVERNANCE

Commitment to Corporate Governance

Our Board and management have a strong commitment to effective corporate governance. We have in place a comprehensive corporate governance framework for our operations. The key components of this framework are set forth in the following documents:

—	our Restated Certificate of Incorporation;

—	our By-Laws;

—	our Audit Committee Charter;

—	our Corporate Governance & Nominating Committee Charter;

—	our Finance Committee Charter;

—	our Organization & Compensation Committee Charter;

—	our Corporate Governance Guidelines;

—	our Code of Business Conduct; and

—	our Code of Ethics for CEO and Senior Financial Officers.

Copies of these documents are available on our website at www.chubb.com/investors/chubb2890.html. Copies also are available without charge by sending a written request to our Corporate Secretary.

Corporate Governance Guidelines

Our Corporate Governance Guidelines address a number of policies and principles employed in the operation of our Board and our business generally, including our policies and principles with respect to:

—	the size of our Board;

—	director independence;

—	factors to be considered in selecting candidates to serve on our Board;

—	director nominating procedures, including the procedures by which shareholders may propose director candidates;

—	incumbent directors who do not receive a majority of the votes cast in uncontested elections;

—	term limits, director retirement, director changes in professional activities and Board vacancies;

—	directors’ outside directorships and outside audit committee service;

—	the role and responsibilities of the independent Lead Director;

—	director responsibilities;

—	director attendance at Board meetings, committee meetings and annual meetings of shareholders;

—	executive sessions of our independent directors;

—	director access to management and the ability of our Board and its committees to retain outside consultants;

—	director compensation;

—	stock ownership guidelines for directors and certain employees;

—	administration of our legal compliance and ethics program;

—	director orientation and continuing education;

—	management succession;

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annual performance evaluations of our Board, each of our Audit Committee, Corporate Governance & Nominating Committee (our Governance Committee), Finance Committee and Organization & Compensation Committee (our Compensation Committee), and individual directors;

—	contributions to director-affiliated charitable organizations; and

—	shareholder access to our Board and Audit Committee.

Director Qualifications and Director Nominee Considerations

Our Board has established our Governance Committee, which is comprised solely of directors satisfying the independence requirements of the NYSE and our Corporate Governance Guidelines. A copy of the charter of our Governance Committee is available on our website at www.chubb.com/investors/chubb2890.html. Copies also are available by sending a written request to our Corporate Secretary. Our Board has delegated to our Governance Committee responsibility for, among other things:

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recruiting qualified, independent directors, consisting of persons with diverse backgrounds and skills who have the time and ability to exercise independent judgment and perform our Board’s functions effectively and who meet the needs of our Board;

—	recommending to our Board the appointment of persons to the appropriate committees of our Board and as chairs of such committees; and

—	taking a leadership role in shaping our corporate governance policies.

We require that a majority of the directors on our Board meet the criteria for independence under applicable law and the requirements of the SEC, the NYSE and our Corporate Governance Guidelines. We believe that variety in the lengths of service among the directors benefits us and our shareholders. Accordingly, we do not have term limits for service on our Board. As an alternative to term limits, all director nominations are considered annually by our Governance Committee. Individuals who would be age 74 or older at the time of election are ineligible for nomination to serve on our Board. While our Board does not require directors to resign in every instance in which they retire or change from the position they held when they were elected to our Board, it does require that our Governance Committee consider the appropriateness of continued Board membership under the circumstances.

Our Governance Committee takes a holistic approach in identifying and considering director nominees. Our Governance Committee primarily focuses on the composition and competencies of our Board as a whole and how the traits possessed by individual director nominees will complement each other. While evaluating individual director nominees within this framework, the factors that our Governance Committee considers include:

—	the personal and professional ethics, integrity and values of the candidate;

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the independence of the candidate under legal, regulatory and other applicable standards, including the ability of the candidate to represent all of our shareholders without any conflicting relationship with any particular constituency;

—	the diversity of our existing Board, with the aim of achieving a diversity of genders, ethnic and geographic backgrounds and professional and industry experience;

—	the professional experience and industry expertise of the candidate and whether it will add to or complement that of our existing Board;

—	the compatibility of the candidate with our existing Board;

—	the length of tenure of the members of our existing Board;

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the number of other public company boards of directors on which the candidate serves or intends to serve, with the general expectation that the candidate would not serve on the boards of directors of more than four other public companies;

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the number of public company audit committees on which the candidate serves or intends to serve, with the general expectation that, if the candidate is to be considered for service on our Audit Committee, the candidate would not serve on the audit committees of more than two other public companies;

—	the candidate’s service on the boards of directors of other for-profit companies, not-for-profit organizations, trade associations or industry associations;

—	the ability and willingness of the candidate to devote sufficient time to carrying out his or her Board duties and responsibilities effectively;

—	the commitment of the candidate to serve on our Board for an extended period of time; and

—	such other attributes of the candidate and external factors as our Governance Committee deems appropriate.

Our Governance Committee has the discretion to weight these factors as it deems appropriate. The importance of these factors may vary from candidate to candidate.

Nominating Procedures

The primary purpose of our nominating procedures is to identify and recruit outstanding individuals to serve on our Board. Our Governance Committee meets periodically to consider the slate of nominees for election at our next annual meeting of shareholders. If appropriate, our Governance Committee schedules follow-up meetings and interviews with potential candidates. Our Governance Committee submits its recommended nominee slate to our Board for approval.

Our Governance Committee will consider candidates recommended by directors, members of management and our shareholders. In addition, our Governance Committee is authorized to engage one or more search firms to assist in the recruitment of director candidates.

The procedure for shareholders to follow to propose director candidates, including the information required to be submitted, is set forth in Article I, Section 10 of our By-Laws. Our Governance Committee may make such additional inquiries of the candidate or the proposing shareholder as our Governance Committee deems appropriate. This information is necessary to allow our Governance Committee to evaluate the shareholder’s proposed candidate on the same basis as those candidates referred through directors, members of management or by search firms retained by our Governance Committee.

Shareholders wishing to propose a candidate for consideration should refer to Article I, Section 10 of our By-Laws, the information set forth under the heading “2016 Shareholder Proposals and Nominations” and the SEC rules applicable to shareholder proposal submission procedures.

Director Election Procedures

In uncontested elections, our directors are elected by the affirmative vote of a majority of the votes cast. In the event that an incumbent director receives less than the affirmative vote of a majority of the votes cast and the director would otherwise remain in office by operation of New Jersey law, the affected director is required to tender his or her resignation. Our Governance Committee is required to promptly consider the resignation and make a recommendation to our Board as to whether or not to accept such resignation. Our Board is required to take action with respect to our Governance Committee’s recommendation within 90 days after the date of the election. These procedures are described in full in our Corporate Governance Guidelines.

Director Independence

Our Governance Committee regularly reviews each director’s independence in accordance with the standards set forth in our Corporate Governance Guidelines as well as the requirements of the SEC and the

NYSE. No member of our Board will be considered independent unless our Board, upon the recommendation of our Governance Committee, determines that the director has no material relationship with us that would affect the director’s independence and that the director satisfies the independence requirements of all applicable laws, rules and regulations. To facilitate the analysis of whether a director has a relationship with us that could affect his or her independence, our Board has identified in our Corporate Governance Guidelines standards for director independence. Our Corporate Governance Guidelines are available on our website at www.chubb.com/investors/chubb2890.html. Copies also are available without charge by sending a written request to our Corporate Secretary.

Based on the assessment by our Governance Committee, our Board determined that each of our directors, other than John D. Finnegan, who is our Chairman, President and Chief Executive Officer, is independent as defined in the listing standards of the NYSE and our Corporate Governance Guidelines. In addition, the Board determined that the members of our Compensation Committee are independent under the NYSE’s heightened independence standards for Compensation Committee members, and that the members of our Audit Committee are independent under Section 10A(m)(3) of the Securities Exchange Act of 1934 (the Exchange Act) and the SEC’s rules thereunder.

Annual Performance Evaluation

Each of our Board and our Audit, Governance, Finance and Compensation Committees conducts an annual evaluation to determine whether it is functioning effectively. In addition, each director receives an annual performance evaluation. Our Governance Committee has established the procedures for these evaluations and periodically reviews and, as appropriate, updates these procedures.

Stock Ownership Guidelines for Non-Employee Directors

Our Board has adopted stock ownership guidelines pursuant to which each of our non-employee directors is expected to maintain an ownership level in our common stock or common stock equivalents which has a value equal to seven times the annual stipend paid to non-employee directors for service on our Board. A non-employee director has five years from the date of his or her first election to achieve the ownership threshold. In the event of a change in the stock ownership guidelines, non-employee directors have five years to achieve the incremental change in ownership. A non-employee director will be deemed to satisfy the ownership guidelines, regardless of the actual value of his or her position in our common stock and common stock equivalents, if, for each of the last five years, the director has elected to defer receipt of all director stipends, committee stipends, meeting fees and equity compensation awards. All of our non-employee directors are currently in compliance with the stock ownership guidelines.

Related Person Transactions

Our Board has adopted a written policy addressing our review and approval process for transactions in which (1) we or any of our subsidiaries are a participant, (2) the amount involved exceeds $120,000 and (3) any of our executive officers, directors, director nominees, holders of more than 5% of our common stock or any of their respective immediate family members (as defined by the SEC) has a material direct or indirect interest. These individuals or entities, as applicable, collectively are referred to as Related Persons and such transactions are referred to as Related Person Transactions. Our policy prohibits a Related Person from participating in any Related Person Transaction unless:

—	the transaction is a Permitted Transaction (as defined below);

—	in the case of our executive officers and holders of more than 5% of our common stock, the transaction is reported to our General Counsel and approved by our Governance Committee; or

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in the case of our directors and nominees for director, the transaction is reported to our General Counsel and approved by a majority of the disinterested members of our Governance Committee or, if less than a majority of our Governance Committee is disinterested, a majority of the disinterested members of our Board.

In the event that a Related Person inadvertently fails to obtain the appropriate approvals prior to engaging in a Related Person Transaction, the Related Person should seek ratification of the Related Person Transaction by the appropriate decision maker referenced above as soon as reasonably practicable after discovery of such failure. In any case where the appropriate decision maker determines not to approve or ratify a Related Person Transaction that has been commenced without approval, the appropriate decision maker may direct additional actions including, but not limited to, immediate discontinuation or rescission of the Related Person Transaction, or modification of the Related Person Transaction to make it acceptable for approval or ratification.

Our Board, upon the recommendation of our Governance Committee, has identified categories of Related Person Transactions that are considered to be appropriate and may be in, or may not be inconsistent with, the best interests of us and our shareholders. Accordingly, the following types of Related Person Transactions (Permitted Transactions) do not require that the Related Person seek approval or ratification under our policy:

—	the purchase of insurance products or services from us on an arm’s length basis in the ordinary course of business and on terms and conditions generally available to other insureds; and

—	claims activity relating to insurance policies administered on an arm’s length basis in the ordinary course of business and consistent with the administration of the claims of other insureds.

The following transactions also do not require that the Related Person seek approval or ratification under our policy:

—	our payment or reimbursement of a Related Person’s expenses incurred in performing his or her Chubb-related responsibilities;

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the receipt of compensation and benefits by any of our executive officers or directors from us, provided that such arrangements are approved in accordance with the policies and procedures established by our Board or a committee thereof;

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any transaction in which a Related Person’s interest arises solely from ownership of securities issued by us and all holders of such securities receive the same benefits pro rata as the Related Person;

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any transaction in which the Related Person’s interest arises only: (i) from the Related Person’s position as a director or an employee (other than an executive officer) of another corporation or organization that is a party to the transaction; (ii) from the direct or indirect ownership by the Related Person and all other Related Persons, in the aggregate, of less than a 10% equity interest in another party to the transaction (other than a partnership); or (iii) from both such position and ownership; and

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any transaction in which the Related Person’s interest arises only from the Related Person’s position as a limited partner in a partnership in which the Related Person and all other Related Persons have an interest of less than 10% and the person is not a general partner of and does not have another position in the partnership.

Related Person Transactions since January 1, 2014 are discussed under the heading “Certain Transactions and Other Matters.”

Board Leadership Structure and Risk Oversight

Board Structure

As noted in our Corporate Governance Guidelines, the determination of our Board’s leadership structure is an integral part of our succession planning process. Based on our Board’s current composition, as well as Mr. Finnegan’s business experience and day-to-day involvement in our operations, our Board has determined that the most effective leadership structure for our Board is for the roles of Chief Executive Officer and Chairman of our Board (Chairman) to be combined. To ensure our Board’s independence and proper functioning, our Board has also elected an independent Lead Director with substantial authority over our Board’s operations. Our Board has determined that this structure currently is beneficial because it fosters the development and implementation of business strategies, while also providing the balance of an empowered and independent Board.

Our Lead Director has the following authority and responsibilities:

—	to act as a liaison between the Chairman and the independent directors;

—	to call special meetings of our Board;

—	to call special meetings of any committee of our Board;

—	to call special meetings of our shareholders;

—	in the absence of our Chairman, to preside at meetings of our Board;

—	to preside at all executive sessions of the non-employee directors and the independent directors;

—	in the absence of our Chairman, to preside at meetings of our shareholders;

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to provide direction regarding our Board’s meeting schedule (including executive sessions), information to be sent to our Board and the agenda for our Board meetings to assure that there is sufficient time for discussion of all agenda items;

—	to attend meetings of any committee of our Board on which he or she is not otherwise a member;

—	to hire independent legal, financial or other advisors as he or she deems desirable or appropriate, without consulting or obtaining the approval of any member of management in advance; and

—	to exercise such additional powers as may be conferred upon the office of our Lead Director by resolution of our Board or our Governance Committee from time to time.

Our Lead Director serves on our Executive Committee and is eligible to serve on any or all other committees of our Board. Our Lead Director is elected annually by our Board upon the recommendation of our Governance Committee and is not subject to term limits. James M. Zimmerman currently serves as our Lead Director.

Risk Oversight

Our Board recognizes that one of its key responsibilities is to understand and evaluate how the material risks to which we are subject interrelate, how they affect our business and how management addresses those risks. Our Board is responsible for the oversight of our Enterprise Risk Management (ERM) framework and, directly or through one or more of its committees, for reviewing significant enterprise-wide risks and supporting management in the maintenance, monitoring and enhancement of our risk management process. For additional information on our ERM framework, see “Enterprise Risk Management” in Part 1, Item 1 of our 2014 10-K.

At least annually, our Board and management review and discuss the risk areas that have been identified as providing the greatest exposure to our business. Our Board allocates oversight responsibility for these risk areas among itself and its committees. Our Chief Risk Officer and/or other members of senior management regularly report to our Board or the designated Board committee(s) on these subjects. For many risk areas, reports are provided quarterly and, for others, reports are provided annually or more frequently if warranted. Where a Board committee has primary oversight responsibility for one or more risk areas, the chair of that committee regularly reports on such matters to our Board.

Management Succession

Our Board believes that management succession is one of its most critical roles and retains robust procedures to carry out this responsibility, including regular Chief Executive Officer succession planning discussions among the independent directors and reviews of succession plans for our other key management positions.

As previously disclosed, John D. Finnegan, our Chairman, President and Chief Executive Officer, and our Board have agreed that Mr. Finnegan will retire from Chubb on December 31, 2016. Our Board’s Chief Executive Officer succession planning is ongoing.

Contacting our Board

Parties interested in contacting our Board, any committee of our Board, our Chairman, our Lead Director, the non-employee directors as a group or any individual director are invited to do so by writing to any of them at:

c/o Corporate Secretary

The Chubb Corporation

15 Mountain View Road

Warren, New Jersey 07059

Complaints and concerns relating to our accounting, internal control over financial reporting or auditing matters should be communicated to our Audit Committee using the special procedures described below. Communications addressed to a particular director will be referred to that director.

Special Procedures for Contacting our Audit Committee

Complaints and concerns relating to our accounting, internal control over financial reporting or auditing matters should be communicated to our Audit Committee, which consists solely of independent directors. Any such communication may be anonymous and may be reported to our Audit Committee through our General Counsel by writing to:

General Counsel

The Chubb Corporation

15 Mountain View Road

Warren, New Jersey 07059

GeneralCounsel@chubb.com

All such concerns will be reviewed under our Audit Committee’s direction with oversight by our General Counsel, our Internal Audit Department or such other persons as our Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of our Audit Committee. Our General Counsel will prepare a periodic summary report of all such communications for our Audit Committee.

Our Code of Business Conduct provides that we will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding accounting matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

Meeting Attendance and Related Matters

Our directors are expected to attend all Board meetings, meetings of Board committees on which they serve and annual meetings of shareholders. All 14 of our directors attended the 2014 Annual Meeting of Shareholders. Our directors also are expected to spend the time needed and to meet as frequently as necessary to properly discharge their responsibilities. In 2014, our Board met eight times. All of our directors attended at least 75% of the meetings of our Board and the Board committees on which they serve.

Audit Committee

Each member of our Audit Committee satisfies the independence requirements under Section 10A(m)(3) of the Exchange Act and the rules promulgated thereunder, and the independence standards set forth in our Corporate Governance Guidelines. Our Audit Committee is directly responsible for the appointment, compensation and retention (or termination) of our independent auditor. Our Audit Committee also is responsible for the oversight of the integrity of our financial statements, our operating risks and other major risk exposures, including the significant policies and guidelines employed to manage corporate risk, compliance with legal and regulatory requirements, the performance of our internal audit function and independent auditor and other significant financial matters. The principal duties and responsibilities of our Audit Committee are set forth in its charter, which is available on our website at www.chubb.com/investors/chubb2890.html.

Our Board has designated Timothy P. Flynn, Karen M. Hoguet, Lawrence W. Kellner, Martin G. McGuinn and Jess Søderberg as our audit committee financial experts (as defined by SEC rules). In 2014, our Audit Committee met eight times. The Audit Committee Report for 2014 is set forth under the heading “Audit Committee Report.”

Compensation Committee

Composition; Scope of Authority

Each member of our Compensation Committee satisfies the independence requirements of the NYSE and the independence standards set forth in our Corporate Governance Guidelines. Our Compensation Committee’s primary responsibilities include establishing our general compensation philosophy and overseeing the development, implementation and administration of our compensation, benefit and perquisite programs. It also evaluates the performance and sets all aspects of the compensation paid to our Chief Executive Officer and reviews and approves the compensation paid to our other executive officers. In addition, our Compensation Committee is responsible for recommending to our Governance Committee the form and amount of compensation for our non-employee directors. The principal duties and responsibilities of our Compensation Committee are set forth in its charter, which is available on our website at www.chubb.com/investors/chubb2890.html.

Processes and Procedures

In 2014, our Compensation Committee met five times.

During the first quarter of each year, our Compensation Committee evaluates our performance relative to the pre-established goals under:

—	The Chubb Corporation Annual Incentive Compensation Plan (2011) (the 2011 Annual Incentive Plan), in the case of annual non-equity incentive compensation;

—	The Chubb Corporation Long-Term Incentive Plan (2014) (the 2014 LTIP), in the case of long-term incentive awards; and

—	Certain other plans in which our named executive officers identified under the heading “Executive Compensation—Summary Compensation Table” (our NEOs) do not participate.

In addition, our Compensation Committee evaluates our Chief Executive Officer’s overall individual performance and contributions during the prior year. Our Chief Executive Officer presents our Compensation Committee with his evaluation of each of our other NEOs, which includes compensation recommendations and a review of their contributions and performance during the prior year. Our Compensation Committee then makes a final determination of compensation amounts for each NEO with respect to each of the elements of the executive compensation program for both compensation based on prior year performance and target compensation for the current year.

Mid-year, typically in June following the conclusion of the proxy season after more data becomes available, our Compensation Committee considers each NEO’s total compensation as compared with that of the named executive officers of a peer group of companies. Information regarding this peer group analysis is set forth under the heading “Compensation Discussion and Analysis—Setting of Executive Compensation.” This peer group review provides our Compensation Committee with an external basis on which to evaluate our overall compensation program, including an assessment of its pay to performance relationship. Following this presentation of competitive market data, our Compensation Committee makes decisions, in consultation with our Chief Executive Officer, regarding our other NEOs, assessing the need for any modifications to executive compensation opportunities and overall program design for implementation in the following year. Final approval of any program or individual changes typically occurs in the first quarter of the following year, at or around the same time that our Compensation Committee is evaluating overall performance for the just-completed year to determine actual award amounts payable under our incentive-based plans and to establish target compensation for the current year.

Role of Executive Officers

Our Compensation Committee, and through it our Board, retains final authority with respect to our compensation, benefit and perquisite programs and all actions taken thereunder. However, as noted above, our Chief Executive Officer recommends to our Compensation Committee compensation actions for each of our other NEOs. Our other NEOs evaluate the performance of and recommend compensation actions for other members of our senior management team to our Chief Executive Officer. Our Chief Executive Officer, after making any adjustments he deems appropriate, presents these recommendations to our Compensation Committee for consideration and compensation action. Compensation actions for the rest of our employees are determined by management, with our Compensation Committee receiving and approving aggregated information (e.g., aggregate incentive compensation and equity awards) by employee level with respect to such actions. None of our employees, other than our Chief Executive Officer (who does not receive compensation for services rendered as a member of our Board), has a role in determining or recommending the amount or form of non-employee director compensation.

Delegation of Authority

Subject to an aggregate limit of 800,000 shares of our common stock, our Compensation Committee has delegated authority to our Chief Executive Officer to make equity grants to employees at or below the level of Senior Vice President. In accordance with the terms of this delegation of authority, our Compensation Committee periodically reviews all such awards. If our Compensation Committee ratifies the awards, the number of shares so ratified is restored to our Chief Executive Officer’s pool of awardable shares. Our Chief Executive Officer uses this authority to grant performance, promotion, retention and new hire awards. Our Compensation Committee has retained exclusive authority for granting equity awards to employees above the level of Senior Vice President, as well as for certain of our Senior Vice Presidents, including those subject to the reporting requirements of Section 16 of the Exchange Act.

Role of Executive Compensation Consultant

Pursuant to its charter, our Compensation Committee has the sole authority to retain any compensation consultant to be used to assist in the evaluation of executive compensation and to approve the fees and terms of such retention. In accordance with this authority, our Compensation Committee directly engaged a compensation consulting firm, Compensation Advisory Partners LLC (CAP or the Compensation Consultant) in 2014. CAP was engaged by our Compensation Committee to assist in reviewing our overall compensation strategy and total compensation package; provide input on the competitive market for executive talent, evolving executive and director compensation market practices, program design and regulatory compliance; and perform a risk assessment of our compensation plans. CAP does not provide any services to us other than advising our Compensation Committee and, with respect to director compensation, our Governance Committee. The Compensation Committee evaluated the independence of CAP in light of the compensation consultant independence factors set forth in the NYSE’s listing standards and determined that the services performed by CAP raised no conflicts of interest.

Executive Committee

Our Executive Committee, which consists of our Chairman, our Lead Director and the Chairs of our Audit, Compensation, Finance and Governance Committees, is responsible for overseeing our business, property and affairs during the intervals between the meetings of our Board, if necessary. Our Executive Committee did not meet during 2014.

Finance Committee

Our Finance Committee oversees and regularly reviews our capital structure, capital management, investment policies, investment portfolio, rating agency relationships and retirement plan funding. The principal duties and responsibilities of our Finance Committee are set forth in its charter, which is available on our website at www.chubb.com/investors/chubb2890.html. In 2014, our Finance Committee met four times.

Governance Committee

As noted above, our Governance Committee assists our Board in identifying individuals qualified to become members of our Board and oversees the annual evaluation of our Board and each committee thereof. Our Governance Committee also makes recommendations to our Board on a variety of corporate governance and nominating matters, including recommending standards of independence, director nominees, appointments to Board committees, designees for chairs of each of our Board committees, non-employee director compensation and corporate governance guidelines. The principal duties and responsibilities of our Governance Committee are set forth in its charter, which is available on our website at www.chubb.com/investors/chubb2890.html. In 2014, our Governance Committee met four times.

Compensation Committee Interlocks and Insider Participation

During our 2014 fiscal year, each of Sheila P. Burke, James I. Cash, Jr., Martin G. McGuinn, William C. Weldon, James M. Zimmerman and Alfred W. Zollar served on our Compensation Committee. None of these individuals has at any time been an officer or employee of Chubb. During our 2014 fiscal year, none of our executive officers served as a member of the board of directors or compensation committee of any entity for which a member of our Board or Compensation Committee served as an executive officer.

Directors’ Compensation

Our Board, upon the recommendation of our Governance Committee, with the assistance of our Compensation Committee, is responsible for approving the form and amount of non-employee director compensation. Our Governance Committee is responsible for overseeing non-employee director compensation. Our Compensation and Governance Committees consult periodically with the Compensation Consultant to evaluate and, if appropriate, adjust non-employee director compensation. To benchmark the competitiveness of our non-employee director compensation, our Compensation and Governance Committees utilize the same peer group of companies described below under the heading “Compensation Discussion and Analysis—Setting of Executive Compensation.” Consistent with our compensation philosophy for our NEOs, our non-employee director compensation program is designed to target total non-employee director compensation within a reference range of the 50th and 75th percentiles of the compensation paid to non-employee directors in this peer group.

Director Compensation Table

The following table sets forth the compensation we paid to our non-employee directors in 2014:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Zoë Baird Budinger	$109,000	$129,918	—	—	—	$188	$239,106
Sheila P. Burke	115,333	129,918	—	—	—	—	245,251
James I. Cash, Jr.	113,167	129,918	—	—	—	23,119	266,204
Timothy P. Flynn(5)	115,000	129,918	—	—	—	25,000	269,918
Karen M. Hoguet(5)	113,000	129,918	—	—	—	18,500	261,418
Lawrence W. Kellner(6)	135,000	129,918	—	—	—	2,500	267,418
Martin G. McGuinn	122,000	129,918	—	—	—	26,234	278,152
Lawrence M. Small	107,000	129,918	—	—	—	27,560	264,478
Jess Søderberg	115,000	129,918	—	—	—	28,219	273,137
Daniel E. Somers	128,000	129,918	—	—	—	41,096	299,014
William C. Weldon(7)	115,000	129,918	—	—	—	—	244,918
James M. Zimmerman	131,000	129,918	—	—	—	5,000	265,918
Alfred W. Zollar	117,000	129,918	—	—	—	122	247,040

(1)	Compensation for Mr. Finnegan is not included in this table because he does not receive compensation for services that he renders as a member of our Board. Information regarding Mr. Finnegan’s compensation is set forth under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

(2)	Pursuant to the 2014 LTIP, on April 29, 2014, each non-employee director received deferred stock units representing the right to receive 1,414 shares of our common stock valued at $91.88 per share on the date of grant. The aggregate grant date fair value of each of these awards, calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, was $129,918 per non-employee director. These awards vested immediately upon grant, but the issuance of the shares underlying such awards was mandatorily deferred until the recipient’s separation from service from our Board.

As of December 31, 2014, each of our non-employee directors other than Messrs. Flynn, Kellner and Weldon and Ms. Hoguet had the following outstanding equity awards:

Grant Date	Type of Award	Number of Units(a)
April 28, 2009	Deferred Stock Unit	2,481
April 27, 2010	Deferred Stock Unit	1,916
April 26, 2011	Deferred Stock Unit	1,590
April 24, 2012	Deferred Stock Unit	1,814
April 30, 2013	Deferred Stock Unit	1,479
April 29, 2014	Deferred Stock Unit	1,414

Total		10,694

(a)	Each deferred stock unit has the equivalent value of one share of our common stock and settles following separation from service from our Board. The grant date fair value of each of these awards is estimated based on the fair market value of our common stock on the date of grant.

(3)	Since the adoption of The Chubb Corporation Long-Term Stock Incentive Plan for Non-Employee Directors (2004) (2004 Director Plan) in April 2004, our Board’s practice has been to refrain from granting stock options to non-employee directors. At December 31, 2014, Ms. Baird Budinger and Mr. Small held options to purchase 20,000 shares and 29,925 shares of our common stock, respectively, from grants received prior to 2004. These options are fully vested. None of our other non-employee directors held any options at December 31, 2014.

(4)	Represents: (i) imputed income for premiums paid to purchase life insurance by the applicable non-employee director under the Directors’ Group Term Life Insurance Program; (ii) premiums paid by us for life insurance policies through which we will fund our non-employee directors’ charitable contributions under the Director’s Charitable Award Program; (iii) imputed income for premiums paid by the applicable non-employee director to purchase life insurance under The Chubb Corporation Estate Enhancement Program for Non-Employee Directors; and/or (iv) matching charitable contributions under our Matching Gifts Program. See “Directors’ Compensation—All Other Compensation” below for a description and quantification of these items for applicable non-employee directors.

(5)	Mr. Flynn and Ms. Hoguet were elected to our Board on September 4, 2013. On September 4, 2013 and April 29, 2014, Mr. Flynn and Ms. Hoguet each received deferred stock units representing the right to receive 1,033 and 1,414 shares, respectively, of our common stock, in each case having the same terms as those described in footnote (2) above. As of December 31, 2014, these deferred stock units were Mr. Flynn and Ms. Hoguet’s only outstanding equity awards.

(6)	Mr. Kellner was elected to our Board on April 26, 2011. On April 26, 2011, April 24, 2012, April 30, 2013 and April 29, 2014, Mr. Kellner received deferred stock units representing the right to receive 1,590, 1,814, 1,479 and 1,414 shares, respectively, of our common stock, in each case having the same terms as those described in footnote (2) above. As of December 31, 2014, these deferred stock units were Mr. Kellner’s only outstanding equity awards.

(7)	Mr. Weldon was elected to our Board on April 30, 2013. On April 30, 2013 and April 29, 2014, Mr. Weldon received deferred stock units representing the right to receive 1,479 and 1,414 shares, respectively, of our common stock, in each case having the same terms as those described in footnote (2) above. As of December 31, 2014, these deferred stock units were Mr. Weldon’s only outstanding equity awards.

Fees Earned or Paid in Cash

The following table summarizes the cash components of our 2014 non-employee director compensation program:

Item	Amount
Annual Director Stipend	$60,000
Lead Director Annual Stipend	30,000
Audit Committee Chair Stipend	20,000
Audit Committee Member Stipend	7,500
Compensation Committee Chair Stipend	15,000
Compensation Committee Member Stipend	7,500
Executive Committee Stipend	7,500
Finance Committee Chair Stipend	12,500
Finance Committee Member Stipend	7,500
Governance Committee Chair Stipend	12,500
Governance Committee Member Stipend	7,500
Board Meeting Fee	2,000
Committee Meeting Fee	2,000

In December 2014, our Governance Committee, in consultation with our Compensation Committee and the Compensation Consultant, completed a review of our non-employee director compensation program. Based on this review, our Governance Committee recommended to our Board, and our Board approved, effective January 1, 2015, the following changes to the cash components of our non-employee director compensation program:

—	eliminating meeting fees for attending meetings of our Board and the standing committees of our Board;

—	eliminating the Executive Committee stipend;

—	increasing the cash portion of the annual director stipend to $90,000;

—	increasing the annual stipend for the Chairs of our Audit, Compensation, Finance and Governance Committees to $30,000, $20,000, $15,000 and $15,000, respectively; and

—	increasing the annual stipend for members of our Audit and Compensation Committees to $15,000 and $10,000, respectively.

Stock Awards

With respect to non-employee directors, the 2014 LTIP is administered by our Governance Committee with the assistance of our Compensation Committee. The 2014 LTIP was adopted by our shareholders at our 2014

Annual Meeting of Shareholders on April 29, 2014. The 2014 LTIP replaced The Chubb Corporation Long-Term Incentive Plan (2009) (the 2009 LTIP) as of April 29, 2014, but does not affect the terms or conditions of any award granted under the 2009 LTIP. Subject to adjustment upon the occurrence of certain events described below, as of March 2, 2015, a maximum of 397,051 shares of our common stock were issuable to non-employee directors under the 2014 LTIP.

Based upon its market analysis, a peer group comparison and the recommendation of the Compensation Consultant and Compensation Committee, our Governance Committee approved deferred stock unit awards to each of our non-employee directors in the amount of $130,000 on April 29, 2014 (with any fractional unit payable in cash).

In December 2014, in connection with the review of our non-employee director compensation program described in “Fees Earned or Paid in Cash” above, our Governance Committee recommended to our Board, and our Board approved, effective January 1, 2015, an increase in the deferred stock unit portion of the annual director stipend to $150,000.

Option Awards

As noted above, our Board has not granted stock options to non-employee directors since the adoption of the 2004 Director Plan.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

Cash Compensation.    Under the Deferred Compensation Plan for Directors, non-employee directors may defer receipt of all or a portion of their cash compensation. Amounts of deferred compensation are payable at the option of the non-employee director either upon the non-employee director’s separation from service from our Board or at a specified date chosen by the non-employee director at the time the deferral election is made. The Deferred Compensation Plan for Directors provides that amounts deferred may be invested in:

—	an interest bearing account;

—	a market value account; or

—	a shareholders’ equity account.

A non-employee director participating in the Deferred Compensation Plan for Directors may elect to receive the compensation deferred in either a lump sum or in annual installments. All amounts are paid in cash, except for the market value accounts which we pay in shares of our common stock. Deferred compensation represents an unsecured obligation payable out of our general corporate assets.

Cash Accounts.    Interest bearing accounts (cash accounts) bear interest at the lesser of 120% of the applicable long-term federal interest rate and Citibank, N.A.’s prime rate in effect on the first day of each January, April, July and October during the deferral period. At December 31, 2014, we did not maintain cash accounts for any of our non-employee directors.

Market Value Accounts.    Market value accounts, which are denominated in units with one unit having the equivalent value of one share of our common stock, track the value of shares of our common stock. On each date compensation otherwise would have been paid in accordance with our normal practice (the credit date), non-employee directors deferring cash compensation into market value accounts are credited with the number of market value units equal to the quotient of:

—	the amount of compensation deferred by the non-employee director, divided by

—	the closing share price of our common stock on the NYSE on the credit date or on the trading day preceding the credit date if the credit date is not a trading day.

When we pay cash dividends on our common stock, the market value account of each participating non-employee director is credited with the number of market value units equal to:

—	the product of (i) the amount of the dividend per share, multiplied by (ii) the number of units in the non-employee director’s market value account on the dividend payment date, divided by

—	the closing share price of our common stock on the NYSE on the dividend payment date or on the trading day preceding the dividend payment date if the dividend payment date is not a trading day.

At December 31, 2014, we maintained market value accounts for seven non-employee directors.

Shareholders’ Equity Accounts.    Shareholders’ equity accounts, which are denominated in units, track the book value per share of our common stock. On each date compensation otherwise would have been paid in accordance with our normal practice, non-employee directors deferring cash compensation into shareholders’ equity accounts are credited with the number of shareholders’ equity units equal to the quotient of:

—	the amount of compensation deferred by the non-employee director, divided by

—	the shareholders’ equity per share as reported in our annual report to shareholders for the immediately preceding year.

When we pay cash dividends on our common stock, the shareholders’ equity account of each participating non-employee director is credited with the number of shareholders’ equity units equal to:

—	the product of (i) the amount of the dividend per share, multiplied by (ii) the number of units in the non-employee director’s shareholders’ equity account on the dividend payment date, divided by

—	the closing share price of our common stock on the NYSE on the dividend payment date or on the trading day preceding the dividend payment date if the dividend payment date is not a trading day.

At December 31, 2014, we did not maintain shareholders’ equity accounts for any of our non-employee directors.

Equity Compensation.    Prior to 2009, we offered non-employee directors the option of deferring receipt of all or a portion of their equity compensation. At December 31, 2014, we maintained deferred equity accounts for five non-employee directors who had elected to defer receipt of all or a portion of the shares they would have been entitled to receive upon settlement of pre-2009 equity grants. Amounts of voluntarily deferred equity are payable at the option of the non-employee director either upon the non-employee director’s separation from service from our Board or at a specified date chosen by the non-employee director at the time the deferral election is made.

In 2009, our Governance Committee determined that deferred stock units would be the primary equity award structure for our non-employee directors. Accordingly, in April 2014, our non-employee directors were awarded deferred stock units which vested immediately upon grant, but the issuance of the shares underlying such awards was mandatorily deferred until following each recipient’s separation from service from our Board.

Non-employee directors receive current payment of dividend equivalents on their deferred equity, whether such deferral is voluntary or mandatory. We declare and pay dividend equivalents on equity held in director deferral accounts at the same rate and at the same time as we declare and pay dividends on our common stock generally.

All Other Compensation

Directors’ Group Term Life Insurance Program.    Under our Directors’ Group Term Life Insurance Program, our non-employee directors have the option of purchasing $50,000 in group term life insurance coverage for themselves. Directors pay the full cost of the coverage, which is based on coverage rates for our active employees. Ms. Baird Budinger and Messrs. Small, Somers and Zollar have elected to purchase life insurance coverage under this program. In connection with the premiums they paid to purchase life insurance policies under this program, income was imputed in 2014 to Ms. Baird Budinger in the amount of $188 and to Messrs. Small, Somers and Zollar in the respective amounts of $588, $362 and $122. The imputed income represented the difference between the group rates on these policies and the Internal Revenue Service (IRS) prescribed coverage values.

Director’s Charitable Award Program.    Effective January 1, 1992, we established the Director’s Charitable Award Program. Under this program, each non-employee director, following his or her first election to our Board by our shareholders, was entitled to request that we direct one or more charitable contributions totaling up to $500,000 to eligible tax exempt organizations. We have elected to fund the Director’s Charitable Award Program through the proceeds of “second-to-die” life insurance policies that we have purchased on the lives of the participating non-employee directors. We are the owner and beneficiary of these policies. Non-employee directors have no rights in these policies or the benefits thereunder.

Under the terms of these policies, participating non-employee directors are paired and, upon the death of the second paired non-employee director, we use the proceeds of these policies to fund the contributions to the organizations selected by the non-employee directors. At December 31, 2014, eight non-employee directors were participating in the program. For five of these non-employee directors, we paid the full premium on the life insurance policies through which we fund the program prior to 2014. For Messrs. McGuinn, Søderberg and Somers, the premiums paid in 2014 in connection with their participation in this program, which also are reflected in the “All Other Compensation” column of the Director Compensation Table set forth under the heading “Corporate Governance—Directors’ Compensation,” were $26,234, $28,219 and $26,234, respectively.

In March 2008, our Board voted to close the Director’s Charitable Award Program to future participants (with currently eligible participants under the Director’s Charitable Award Program being grandfathered). In addition, we may further amend or terminate the Director’s Charitable Award Program at our election at any time. Participating non-employee directors are entitled to change their designated charities at any time.

Estate Enhancement Program.    Prior to 2002, we maintained The Chubb Corporation Estate Enhancement Program for Non-Employee Directors. This program was offered to non-employee directors as an estate enhancement benefit pursuant to which a participant could exchange deferred compensation for a split-dollar whole-life insurance benefit. The program was designed so that it would be cost neutral to us, with the after-tax cost of the program (including amounts we will receive upon payout of the life insurance benefit) to us being intended to approximate the participant’s foregone deferred compensation. During 2014, Mr. Small recognized imputed income of $1,972 in connection with the premiums paid by him on the insurance policies purchased in connection with his participation in the program.

Matching Gifts Program.    Directors are eligible to participate in our Matching Gifts Program, which is available to all of our employees and non-employee directors as well as certain retired employees and non-employee directors. Under our Matching Gifts Program, we will match on a dollar-for-dollar basis contributions of $50 or more (up to a limit of $25,000 annually per participant) to eligible tax-exempt charitable organizations. During 2014, we matched contributions under our Matching Gifts Program for Ms. Hoguet and Messrs. Cash, Flynn, Kellner, Small, Somers and Zimmerman in the amounts of $18,500, $23,119, $25,000, $2,500, $25,000, $14,500 and $5,000, respectively.

OUR BOARD OF DIRECTORS

Our Board oversees our business operations, assets, affairs and performance. In accordance with our long-standing practice, each of the director nominees other than our Chief Executive Officer is independent. Set forth below are the name, age, length of service on our Board and principal occupation of each director nominee, together with certain other biographical information and factors considered by our Governance Committee and the Board in nominating each director nominee for election to our Board. Unless otherwise indicated, each nominee has served for at least ten years in the business position currently or most recently held. The age of each director is as of April 28, 2015, the date of the 2015 Annual Meeting.

ZOË BAIRD BUDINGER (Age 62)

Director since 1998

Ms. Baird Budinger is President and Chief Executive Officer of the Markle Foundation, a private philanthropy that focuses on using information and communications technologies to address critical public needs, particularly in the areas of health care and national and economic security. Ms. Baird Budinger’s career spans business, government and academia. She has been Senior Vice President and General Counsel of Aetna, Inc., a senior visiting scholar at Yale Law School, counselor and staff executive at General Electric Co., and a partner in the law firm of O’Melveny and Myers. She was Associate General Counsel to President Jimmy Carter and an attorney in the Office of Legal Counsel of the Department of Justice. She served on President Clinton’s Foreign Intelligence Advisory Board from 1993 - 2001 and on the International Competition Policy Advisory Committee to the Attorney General. Ms. Baird Budinger served on the Technology & Privacy Advisory Committee to the Secretary of Defense in 2003 to 2004, which advised on the use of technology to counter terrorism. She is on a number of non-profit and corporate boards, including the Council on Foreign Relations and Brookings Institution, among others.

In selecting Ms. Baird Budinger as a director nominee, our Governance Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Director Nominee Considerations.” In addition, our Governance Committee and Board considered Ms. Baird Budinger’s outside board service and business activities, including her knowledge of the insurance industry, legal matters, public policy matters, governmental affairs, information technology and international business operations.

SHEILA P. BURKE (Age 64)

Director since 1997

Ms. Burke is a Faculty Research Fellow at the Malcolm Wiener Center for Social Policy, and has been a Member of Faculty at the John F. Kennedy School of Government, Harvard University, since 2007. She also has been a Senior Public Policy Advisor at Baker, Donelson, Bearman, Caldwell & Berkowitz from 2009 to the present. From 2004 to 2007, Ms. Burke served as Deputy Secretary and Chief Operating Officer of the Smithsonian Institution. Ms. Burke previously was Under Secretary for American Museums and National Programs, Smithsonian Institution, from June 2000 to December 2003, and Executive Dean and Lecturer in Public Policy of the John F. Kennedy School of Government, Harvard University, from November 1996 until June 2000. Ms. Burke served as Chief of Staff to the Majority Leader of the U.S. Senate from 1985 to 1996. Ms. Burke also serves on a number of non-profit and corporate boards, including Ascension Health, the Bipartisan Policy Center, the Kaiser Commission on the Future of Medicaid and Uninsured, the Georgetown University School of Nursing and Health Sciences, and the Commonwealth Fund. Ms. Burke is also a member of the National Council of the Institute of Medicine, National Academy of Sciences and the American Academy of Nursing.

In selecting Ms. Burke as a director nominee, our Governance Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Director Nominee Considerations.” In addition, our Governance Committee and Board considered Ms. Burke’s outside board service and business activities, including her knowledge of public policy matters and governmental affairs.

JAMES I. CASH, JR. (Age 67)

Director since 1996

Dr. Cash is the James E. Robison Emeritus Professor of Business Administration, Harvard University. Dr. Cash was a member of the Harvard Business School faculty from July 1976 to October 2003. He also serves on the boards of General Electric Company and Wal-Mart. He owns a private company - The Cash Catalyst, LLC - and serves as a Special Advisor or director of several private companies including Highland Capital Partners, Verne Global, Deutsche Bank of the Americas, Grain Management, Virtual Instruments and Veracode. Dr. Cash also serves on the non-profit boards of the National Association of Basketball Coaches Foundation, The Smithsonian Museum of African-American History and Culture and the Bert King Foundation.

In selecting Dr. Cash as a director nominee, our Governance Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Director Nominee Considerations.” In addition, our Governance Committee and Board considered Dr. Cash’s outside board service and business experience, including his knowledge of information technology, strategic planning and international business operations.

JOHN D. FINNEGAN (Age 66)

Director since 2002

Mr. Finnegan has served as President and Chief Executive Officer of The Chubb Corporation since December 2002 and Chairman since December 2003. Mr. Finnegan previously had been Executive Vice President of General Motors Corporation, which is primarily engaged in the development, manufacture and sale of automotive vehicles, and Chairman and President of General Motors Acceptance Corporation, a finance company and subsidiary of General Motors Corporation, from May 1999 to December 2002. He was Vice President and Group Executive of General Motors and also President of General Motors Acceptance Corporation from November 1997 to April 1999. Mr. Finnegan was associated with General Motors Corporation from 1976 to December 2002.

In selecting Mr. Finnegan as a director nominee, our Governance Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Director Nominee Considerations.” In addition, our Governance Committee and Board considered Mr. Finnegan’s role as our Chief Executive Officer and his extensive experience in the financial services industry as well as the perspective he has gained through his outside board service and business activities.

TIMOTHY P. FLYNN (Age 58)

Director since 2013

Mr. Flynn served as Chairman of KPMG International from 2007 to 2011 and Chairman and Chief Executive Officer of KPMG LLP from 2005 to 2008. Mr. Flynn held a number of key leadership positions throughout his 32 year tenure at KPMG. Mr. Flynn is also a director of JPMorgan Chase & Company, where he serves on the Risk Advisory Committee and Public Responsibility Committee, and a director of Wal-Mart, where he serves as Chair of the Audit Committee. Mr. Flynn is a trustee and member of the Trustees Executive Committee of The University of St. Thomas, St. Paul, Minnesota. He previously served as a trustee of the Financial Accounting Board, a member of the World Economic Forum’s International Business Council and a Founding member of The Prince of Wales’ International Integrated Reporting Committee.

In selecting Mr. Flynn as a director nominee, our Governance Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Director Nominee Considerations.” In addition, our Governance Committee and Board considered Mr. Flynn’s outside board service and business activities, including his role as Chairman of a leading auditing firm.

KAREN M. HOGUET (Age 58)

Director since 2013

Ms. Hoguet was elected Chief Financial Officer of Macy’s, Inc. in October 1997. Ms. Hoguet joined Macy’s in 1982 as a senior consultant in marketing and long-range planning after working with the Boston Consulting Group. She served in a range of financial management capacities at Macy’s, including Senior Vice President for Planning and Treasurer of the corporation. Ms. Hoguet is a director of The Nielsen Company B.V. and is Chairman of the Audit Committee. She also serves on a number of boards of non-profit organizations, including the Hebrew Union College Jewish Institute of Religion.

In selecting Ms. Hoguet as a director nominee, our Governance Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Director Nominee Considerations.” In addition, our Governance Committee and Board considered Ms. Hoguet’s outside board service and business activities, including her role as Chief Financial Officer of a major public company.

LAWRENCE W. KELLNER (Age 56)

Director since 2011

Mr. Kellner is President of Emerald Creek Group, LLC, a private equity firm. He served as Chairman and Chief Executive Officer of Continental Airlines, Inc. from December 2004 through December 2009. He served as President and Chief Operating Officer of Continental Airlines from March 2003 to December 2004, as President from May 2001 to March 2003 and as a member of Continental Airlines’ board of directors from May 2001 to December 2009. Mr. Kellner serves as non-executive Chairman of the Board of Directors of Sabre Corporation and serves on the board of directors for The Boeing Company and Marriott International, Inc. He is active in several community and civic organizations.

In selecting Mr. Kellner as a director nominee, our Governance Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Director Nominee Considerations.” In addition, our Governance Committee and Board considered Mr. Kellner’s outside board service and business activities, including his roles as Chairman and Chief Executive Officer and Chief Financial Officer of a major public company.

MARTIN G. McGUINN (Age 72)

Director since 2007

Mr. McGuinn served as Chairman and Chief Executive Officer of Mellon Financial Corporation from January 1999 until February 2006, and he held a number of leadership positions at Mellon during his 25 years there. Mr. McGuinn also was Chairman of the Financial Services Roundtable in 2003 and President of the Federal Reserve Board’s Advisory Council in 2005. Mr. McGuinn serves on the boards of Celanese Corporation, where he is Chairman of the Audit Committee, and iGate Corporation, where he is Chairman of the Audit Committee, and also is a member of the Advisory Board of CapGen Financial. Mr. McGuinn also serves on several boards of non-profit organizations, including the Carnegie Museums of Pittsburgh and the University of Pittsburgh Medical Center and he is Chairman of the Carnegie Museum of Art.

In selecting Mr. McGuinn as a director nominee, our Governance Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Director Nominee Considerations.” In addition, our Governance Committee and Board considered Mr. McGuinn’s outside board service and business activities, including his role as Chairman and Chief Executive Officer of a major public financial services company.

LAWRENCE M. SMALL (Age 73)

Director since 1989

Mr. Small served as Secretary of the Smithsonian Institution, the world’s largest museum and research complex, from 2000 to 2007. Mr. Small previously had been President and Chief Operating Officer of Fannie Mae from 1991 to 2000. Before joining Fannie Mae, he served as Vice Chairman and Chairman of the executive committee of the boards of directors of Citicorp and Citibank, where he worked for 27 years. He currently also serves as a director on the board of New York City’s Spanish Repertory Theatre.

In selecting Mr. Small as a director nominee, our Governance Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Director Nominee Considerations.” In addition, our Governance Committee and Board considered Mr. Small’s outside board service and business activities, including his senior leadership roles at major public financial services companies and a government institution.

JESS SØDERBERG (Age 70)

Director since 2007

Mr. Søderberg served as Partner and Group CEO of A.P. Moller-Maersk from 1994 to 2007. He joined A.P. Moller-Maersk after graduating with an MBA from the Copenhagen Business School in 1969, and has since held a number of senior financial positions in both the USA and Denmark. Mr. Søderberg was a member of JP Morgan Chase’s International Council until 2007, a member of Danske Bank’s Advisory Council until mid-2014, Vice Chairman of the board of Carlsberg A/S and is an adviser to Permira (a major international equity fund). Mr. Søderberg is honored as a Knight 1st Degree of the Order of Dannebrog and the Chilean Order of Bernardo O’Higgins.

In selecting Mr. Søderberg as a director nominee, our Governance Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Director Nominee Considerations.” In addition, our Governance Committee and Board considered Mr. Søderberg’s outside board service and business activities, including his role as Chief Executive Officer of a major public company and his expertise in international business operations.

DANIEL E. SOMERS (Age 67)

Director since 2003

Mr. Somers served as Vice Chairman of Blaylock and Partners LP, an investment banking firm, from January 2002 until September 2007. Mr. Somers previously had been President and Chief Executive Officer of AT&T Broadband, a provider of cable and broadband services, from December 1999 to October 2001, and Senior Executive Vice President and Chief Financial Officer at AT&T Corp., a telecommunications company, from May 1997 to December 1999. Mr. Somers served on the board of The Lubrizol Corporation until February 2007.

In selecting Mr. Somers as a director nominee, our Governance Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Director Nominee Considerations.” In addition, our Governance Committee and Board considered Mr. Somers’ outside board service and business activities, including his role as Chief Financial Officer of a major public company.

WILLIAM C. WELDON (Age 66)

Director since 2013

Mr. Weldon served as Chairman and Chief Executive Officer of Johnson & Johnson from 2002 to 2012. After starting his career at Johnson & Johnson in 1971, Mr. Weldon was promoted to positions of increasing responsibility across business segments, including several sales, marketing and international management positions. He was appointed as President of the company’s affiliate, Ethicon Endo-Surgery, Inc., in 1992, Company Group Chairman of Ethicon Endo-Surgery in 1995, and member of the Executive Committee and Worldwide Chairman, Pharmaceuticals Group, in 1998. Mr. Weldon joined the Johnson & Johnson board of directors and was named Vice Chairman of the board in 2001. He served as Chairman of the board and Chief Executive Officer from 2002 to 2012. Mr. Weldon brings vast knowledge of Johnson & Johnson’s business, structure, history and culture to our Board. Mr. Weldon is a director of JPMorgan Chase & Company, ExxonMobil and CVS Caremark, and serves on the board of several non-profit organizations.

In selecting Mr. Weldon as a director nominee, our Governance Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Director Nominee Considerations.” In addition, our Governance Committee and Board considered Mr. Weldon’s outside board service and business activities, including his roles as Chairman and Chief Executive Officer of a major public company and his expertise in international business operations.

JAMES M. ZIMMERMAN (Age 71)

Director since 2008

Mr. Zimmerman formerly served as Chairman and Chief Executive Officer of Federated Department Stores, Inc. (Macy’s). Mr. Zimmerman was Chairman of the Board of Federated from February 2003 until January 2004, Chairman and Chief Executive Officer from May 1997 to February 2003, and President and Chief Operating Officer from March 1988 to May 1997. He began his career with Federated in 1965 after graduating from Rice University in Houston, Texas. Mr. Zimmerman is also a director of Fossil, Inc. and serves on the boards of several private for-profit companies and non-profit community organizations.

In selecting Mr. Zimmerman as a director nominee, our Governance Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Director Nominee Considerations.” In addition, our Governance Committee and Board considered Mr. Zimmerman’s outside board service and business activities, including his role as Chairman and Chief Executive Officer of a major public company.

ALFRED W. ZOLLAR (Age 60)

Director since 2001

Mr. Zollar has been Executive Partner of SIRIS Capital Group, LLC since February 2014, and he was the General Manager of Tivoli Software, IBM Corporation, which manufactures and sells computer services, hardware and software, from July 2004 until his retirement in January 2011. Mr. Zollar served as General Manager, eServer iSeries, IBM Corporation, from January 2003 to July 2004; General Manager, Lotus Software, which designs and develops business software and was a subsidiary of IBM Corporation, from January 2000 to January 2003; General Manager, Network Computing Software Division, IBM Corporation from 1998 to 2000; and General Manager, Network Software, IBM Corporation, from 1996 to 1998. Mr. Zollar is a director of Public Service Enterprise Group.

In selecting Mr. Zollar as a director nominee, our Governance Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Director Nominee Considerations.” In addition, our Governance Committee and Board considered Mr. Zollar’s outside board service and business activities, including his experience with product management and information technology matters.

COMMITTEE ASSIGNMENTS

Our Board has established the five committees described above under the headings “Corporate Governance—Audit Committee,” “—Compensation Committee,” “—Executive Committee,” “—Finance Committee,” and “—Governance Committee” to assist our Board in fulfilling its responsibilities. The charter for each of our Audit, Compensation, Finance and Governance Committees, which are available on our website at www.chubb.com/investors/chubb2890.html, requires that all members satisfy the independence requirements of the NYSE and our Corporate Governance Guidelines. Our Governance Committee annually considers committee assignments, with appointments being effective as of the date of the annual meeting of shareholders. Current members of our committees are identified below:

Audit Committee

Lawrence W. Kellner (Chair)

Timothy P. Flynn

Karen M. Hoguet

Martin G. McGuinn

Jess Søderberg

Alfred W. Zollar

Compensation Committee

William C. Weldon (Chair)

Sheila P. Burke

James I. Cash, Jr.

Martin G. McGuinn

James M. Zimmerman

Alfred W. Zollar

Executive Committee

John D. Finnegan (Chair)

Sheila P. Burke

Lawrence W. Kellner

Daniel E. Somers

William C. Weldon

James M. Zimmerman

Finance Committee

Daniel E. Somers (Chair)

Zoë Baird Budinger

Timothy P. Flynn

Karen M. Hoguet

Lawrence W. Kellner

Lawrence M. Small

Jess Søderberg

Governance Committee

Sheila P. Burke (Chair)

Zoë Baird Budinger

James I. Cash, Jr.

Lawrence M. Small

Daniel E. Somers

William C. Weldon

AUDIT COMMITTEE REPORT

Purpose

Our Audit Committee was formed by our Board to assist it in overseeing:

—	the integrity of our financial statements;

—	our compliance with legal and regulatory requirements;

—	the independence and qualifications of our independent auditor;

—	the performance of our internal auditors and independent auditor;

—	the effectiveness of our internal control over financial reporting;

—	our operating risks and other major risk exposures, including the significant policies and guidelines employed to manage corporate risk; and

—	other significant financial matters.

Composition and Meetings

At December 31, 2014, our Audit Committee was comprised of six directors, each of whom our Board determined to be independent and each of whom satisfied the applicable legal and regulatory requirements. Mr. Kellner served as the Chair of our Audit Committee during 2014, and for 2014 our Board designated him, together with Messrs. Flynn, McGuinn, Søderberg and Somers and Ms. Hoguet, as our audit committee financial experts. Our Audit Committee met eight times during 2014.

Our Governance Committee and the full Board consider Audit Committee membership annually. Committee appointments are effective as of the date of the annual meeting of shareholders. Currently, in addition to Messrs. Flynn, Kellner, McGuinn and Søderberg and Ms. Hoguet (each of whom our Board has designated as an audit committee financial expert), Mr. Zollar serves on our Audit Committee. Our Board has determined each member of our Audit Committee to be independent and in satisfaction of the applicable legal and regulatory requirements.

Charter and Self-Assessment

Our Audit Committee operates pursuant to its written charter, which is available on our website at www.chubb.com/investors/chubb2890.html. The Audit Committee Charter has been approved by our Audit Committee and our Board and it is subject to review at least annually. It was last revised in December 2014.

Pursuant to its charter, our Audit Committee performs an annual self-assessment. For 2014, our Audit Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of its charter and applicable laws and regulations.

Appointment of Independent Auditor

Under its charter, our Audit Committee, among other things, is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us. Our Audit Committee has appointed EY to serve as independent auditor for 2015. Our Audit Committee has recommended to our Board that EY’s appointment as independent auditor be submitted for ratification by our shareholders. This matter is described under the heading “Proposal 2—Ratification of Appointment of Independent Auditor.”

Review of Financial Information

Management is responsible for our internal control over the financial reporting process, and the independent auditor is responsible for performing independent audits of our consolidated financial statements in accordance with generally accepted auditing standards and our internal control over financial reporting, and for issuing reports on its audits. Our Audit Committee is charged with overseeing and monitoring these activities on behalf of our Board. During 2014 and the first quarter of 2015, our Audit Committee reviewed and discussed with management and the independent auditor our quarterly financial statements and our audited consolidated financial statements for the year ended December 31, 2014. Our Audit Committee discussed with the independent auditor the matters required to be discussed by the statement on Auditing Standards No. 16, “Communication with Audit Committees,” issued by the Public Company Accounting Oversight Board (PCAOB).

Auditor Independence

Our Audit Committee has received the written disclosures and the letter from the independent auditor required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with our Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

Inclusion of Consolidated Financial Statements in the 2014 10-K

Based on the foregoing, our Audit Committee recommended to our Board that the audited consolidated financial statements be included in the 2014 10-K filed with the SEC.

The foregoing report has been furnished by the following members of our Board who comprise our Audit Committee:

Lawrence W. Kellner (Chair)	Martin G. McGuinn
Timothy P. Flynn	Jess Søderberg
Karen M. Hoguet	Alfred W. Zollar

This Audit Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material, nor shall it be incorporated by reference into any document filed under the Securities Act of 1933, as amended (Securities Act), or the Exchange Act unless we specifically incorporate it by reference.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included under the heading “Compensation Discussion and Analysis” pursuant to Item 402(b) of SEC Regulation S-K.

Based upon the review and discussion described in the preceding paragraph, our Compensation Committee recommended to our Board that the “Compensation Discussion and Analysis” be included in our proxy statement on Schedule 14A prepared in connection with the 2015 Annual Meeting and that the “Compensation Discussion and Analysis” be incorporated by reference into the 2014 10-K.

The foregoing report has been furnished by the following members of our Board who comprise our Compensation Committee:

William C. Weldon (Chair)	Martin G. McGuinn
Sheila P. Burke	James M. Zimmerman
James I. Cash, Jr.	Alfred W. Zollar

This Compensation Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material, nor shall it be incorporated by reference into any document filed under the Securities Act or the Exchange Act unless we specifically incorporate it by reference.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the 2014 compensation program for our NEOs. During 2014, our executive management team consisted of the following NEOs:

—	John D. Finnegan, Chief Executive Officer;

—	Richard G. Spiro, Chief Financial Officer;

—	Paul J. Krump, President of Personal Lines and Claims;

—	Dino E. Robusto, President of Commercial and Specialty Lines; and

—	Harold L. Morrison, Jr., Chief Global Field Officer and Chief Administrative Officer.

2014 Executive Summary

We had excellent results in 2014. We earned $2.1 billion in net income and $1.9 billion in operating income for the full year. Our underwriting results were also highly profitable. Our combined loss and expense ratio (combined ratio), the key measure of underwriting profitability in the property and casualty insurance industry, was 88.3%. In 2014, we also produced an attractive return on equity, increased our book value per share by approximately 8% and returned more than $2 billion of capital to shareholders through our share repurchase program and regular dividends. Our relative performance compared to other property and casualty insurance companies was also strong. For example, based upon a preliminary estimate published in February 2015 by a well-known insurance-rating and information agency, our 2014 combined ratio was 8.9 percentage points better than the industry average for U.S. property and casualty insurance companies. We achieved these results through disciplined underwriting and a focus on bottom line profitability while maintaining our commitment to superior customer service as demonstrated by the continued high marks we received in industry claims handling surveys.

The key components of our executive compensation program, which generally apply to our NEOs in the same manner as our entire senior management team, are designed to reward and hold our executives accountable for our business performance by tying compensation to achievement of performance goals. For example, the size of our 2014 non-equity incentive compensation award pool decreased by only 8.1% from 2013 (the best year in our history in terms of operating income per share), reflecting the impact of higher rates, high retention levels and strong underwriting performance.

The following table sets forth the key components of our executive compensation program, including a breakdown of fixed and “at risk” target compensation.

(1)	Annual cash incentive compensation awards under the 2011 Annual Incentive Plan (i) are tied to the achievement of corporate, business and individual performance goals; and (ii) can be reduced to zero.

(2)	Performance unit awards (i) are tied to the relative performance of our stock (stock price appreciation plus dividends) versus the companies in the S&P 500 and our peer group of companies; and (ii) closely align the interests of senior management and our other long-term shareholders. The value of restricted stock unit (RSU) awards is tied to the absolute change in our stock price, and the three-year cliff vesting structure of these awards closely aligns the interests of management and our other long-term shareholders.

Key features of our executive compensation program are as follows:

WHAT WE DO
✓	Tie a significant portion of annual compensation for our NEOs (74% for our Chief Executive Officer) to company performance through our annual non-equity incentive compensation plan and our three-year performance unit awards.
✓	Provide a balanced approach in delivering compensation to our executives (i.e., fixed vs. variable, cash vs. equity, and short-term vs. long-term compensation).
✓	Conduct an annual review of our executive compensation program to ensure it rewards executives for strong performance, aligns with shareholder interests and retains our top talent.
✓	Require double-trigger vesting of equity awards upon a change in control (i.e., unless awards are not assumed, change in control and involuntary or constructive termination of employment must occur in order for accelerated vesting of unvested awards to occur).
✓	Maintain a robust recoupment policy for any bonus or other incentive-based or equity-based compensation.
✓	Require our executives and non-employee directors to own a significant portion of our common stock through our stock ownership guidelines.
✓	Discourage unnecessary risk-taking by our NEOs by reviewing annually the risks associated with our executive compensation program.
✓	Have an independent Compensation Committee and Compensation Consultant.

WHAT WE DO NOT DO
×	We have determined not to enter into any new agreement with any executive officer that would provide for a gross-up for excise taxes.
×	Unearned performance units do not accrue or pay dividends during the performance period.
×	Underwater stock options cannot be repriced, replaced or cashed out without shareholder approval.
×	Our executives and non-employee directors are not allowed to engage in hedging transactions, conduct short sales, purchase put or call options on our securities or engage in similar activities.
×	Perquisites do not include a tax gross-up.
×	Our deferred compensation plans do not provide for above-market returns.

Notable compensation actions and results for 2014 were:

—

Salary Adjustments.    In recognition of their strong performance during 2013, effective April 1, 2014, our Compensation Committee increased annual salaries for Mr. Spiro by 3.9%, for Messrs. Krump and Robusto by 5.2%, and for Mr. Morrison by 5.3% to $925,000, $810,000, $810,000 and $695,000, respectively. Our Compensation Committee did not adjust Mr. Finnegan’s annual salary during 2014.

—

Annual Non-Equity Incentive Opportunity Adjustment.    In 2014, as part of its annual review, our Compensation Committee reviewed Mr. Finnegan’s compensation in relation to market competitiveness and determined to increase his 2014 annual non-equity incentive target award to $3,312,500.

—

Annual Non-Equity Incentive Compensation.    In 2014, we produced strong operating income, which is the basis upon which the 2014 non-equity incentive compensation award pool was calculated under our 2011 Annual Incentive Plan. Our 2014 adjusted operating income (as described below under “Compensation Discussion and Analysis—Components of Executive Compensation—Annual Non-Equity Incentive Compensation”) was approximately 8.1% lower than in 2013. As a result, the overall 2014 non-equity incentive compensation award pool was also 8.1% lower than in 2013.

—

RSUs.    For time-based RSUs granted to our NEOs and other officers in February 2011, the three-year vesting period ended February 23, 2014. The RSUs paid out at 143.5% of grant date value, reflecting significant share price appreciation during the three-year vesting period.

—

Performance Units.    For performance units granted to our NEOs and other senior officers in February 2012, the three-year performance cycle ended December 31, 2014. Our total shareholder return (TSR) (the performance metric applicable to the 2012 performance unit awards as described in more detail below) was 61.0% during this performance cycle. During this same period, the median TSR for the companies in the S&P 500 (against whom our performance was benchmarked for 50% of each 2012 performance unit award) was 77.5%, and the median TSR for our peer group of companies (against whom our performance was benchmarked for the remaining 50% of each 2012 performance unit award) was 96.2%. This placed our performance during the performance cycle in the 35.2nd percentile of the companies in the S&P 500 and in the 12.9th percentile of the companies in our peer group, resulting in a payout equal to 35.2% of target for each applicable recipient of the 2012 performance unit awards, including each of our NEOs. This result is consistent with our starting from a higher stock price after nearly a decade of high relative TSR. Despite strong underlying operational and financial performance during the performance cycle, this below target payout reflects that we entered the three-year performance cycle with our stock price at what was then an all-time high, while the stock prices of the companies in the S&P 500 and in our peer group were still recovering from the global recession.

Role of Shareholder Say-on-Pay Votes

We provide our shareholders with the opportunity to cast an annual advisory vote on our executive compensation program for our NEOs (referred to as a “say-on-pay” proposal). At our annual meeting of shareholders held in April 2014, 97% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the compensation paid to our NEOs. Our Compensation Committee believes that this affirms our shareholders’ support for our compensation program for our NEOs. Accordingly, our Compensation Committee did not make any changes to our executive compensation program as a result of the outcome of voting on the 2014 say-on-pay proposal. Our Compensation Committee will continue to consider the outcome of our shareholders’ votes on say-on-pay proposals when making future decisions on our compensation program for our NEOs. Our Compensation Committee continually reassesses the competitiveness of our pay programs and the appropriateness in supporting Chubb’s business strategy.

Overall Executive Compensation Philosophy and Objectives

The property and casualty insurance industry is comprised of hundreds of companies vying for part of the multibillion-dollar market for personal, commercial and specialty lines of insurance coverage. Within this competitive environment, we are widely regarded as one of the world’s preeminent insurers, offering extensive business and personal insurance solutions globally. We distinguish ourselves with an approach that focuses on providing premier customer service, quality underwriting and highly disciplined cost management. It is imperative to our success and long-term viability that our business continues to be managed by highly experienced, focused and capable executives who possess the dedication to oversee our global organization on a near term basis, as well as have the vision to anticipate and respond to market developments. It is also important that we concentrate on retaining and developing the capabilities of our emerging leaders to ensure that we continue to have an appropriate depth of executive talent.

Our executive compensation program is intended to attract, reward and retain a management team with the individual and collective abilities that fit our profile described above. With this philosophy in mind, our executive compensation program is intended to motivate our employees to achieve the following objectives:

—	enhance our market reputation as a provider of the highest quality customer service;

—	attain superior financial performance, in both the short- and long-term;

—	take accountability for the performance of the business units and functions for which they are responsible; and

—	make decisions about our business that will maximize long-term shareholder value.

As discussed more fully below, the components of our executive compensation program support and reward achievement of our annual operating plan and long-term business goals. Specifically, compensation decisions for our NEOs are linked to (i) corporate financial results (with respect to merit-based salary increases and annual non-equity incentive compensation awards), (ii) relative and absolute stock price appreciation plus dividends (with respect to performance unit awards), and (iii) absolute stock price appreciation (with respect to RSUs).

Setting of Executive Compensation

Our Compensation Committee is responsible for establishing the philosophy and objectives that underlie our executive compensation program and guiding its design and administration. Additional information on the structure, scope of authority and operation of our Compensation Committee, as well as the roles of the Compensation Consultant and management in determining compensation, is set forth under the heading “Corporate Governance—Compensation Committee.”

Market Data

Our Compensation Committee, with the assistance of the Compensation Consultant, reviews the components of our executive compensation program with those of a representative peer group of companies on an annual basis to ensure that our executive compensation program is competitive with the companies with which we believe we compete for executive talent. The overall peer group is comprised of companies similar in size and scope to us within the property and casualty and broader insurance industries as well as the financial services industry. In 2014, the 17 companies comprising our peer group were:

ACE Limited	Cigna Corporation	The Progressive Corporation
Aetna Inc.	CNA Financial Corporation	Principal Financial Group, Inc.
Aflac Incorporated	The Hartford Financial Services Group, Inc.	State Street Corporation
The Allstate Corporation	Lincoln National Corporation	The Travelers Companies, Inc.
The Bank of New York Mellon Corporation	Manulife Financial Corporation	XL Group plc
BB&T Corporation	The PNC Financial Services Group, Inc.

Our Compensation Committee has established what it believes to be challenging performance goals—both on an absolute basis and relative to our peer group of companies, with an emphasis on our property and casualty insurance industry peers. The emphasis on long-term performance-based compensation supports our need for executives to maintain a longer-term focus on our business, while merit-based salary increases and annual non-equity incentive compensation reward the delivery of strong annual results. The Compensation Committee considers a variety of factors in the determination of total compensation for our NEOs, including relevant business experience, tenure in position, individual performance, business unit performance, internal equity among comparably situated executives, assessment of future potential and relevant market compensation data for our peer group of companies.

At the beginning of each year, target compensation opportunities are established to maintain internal compensation balance among senior executive positions and to ensure that we can compete for talent in the competitive marketplace. Total compensation for our NEOs is generally targeted within a reference range of the 50th and 75th percentiles of our peer group of companies. Actual compensation in any particular year may fall outside that range due to a variety of factors, including individual, business unit and company performance, additional responsibilities and tenure in a particular position.

Total actual compensation is a function of our actual performance measured against the performance goals established by our Compensation Committee. Based on our review in 2014, total actual compensation for each of Messrs. Finnegan and Spiro was at approximately the 75th percentile, reflecting his respective excellent individual performance, our strong absolute and relative performance, and the external market for retaining superior executive talent. Our Compensation Committee recognized the outstanding contributions to our financial results attributable to Messrs. Krump, Robusto and Morrison, which brought their total compensation within the targeted reference range of the 50th and the 75th percentiles.

Individual Performance

Our executive compensation program provides our Compensation Committee with the flexibility to make annual compensation decisions based on individual performance. Specifically, our program is designed to provide our Compensation Committee with the ability to adjust individual compensation, significantly in some cases, to the extent the executive achieves, or fails to achieve, individual annual performance goals and strengthens his or her competencies, performance and potential over a longer period. Our Compensation Committee believes that this flexibility is imperative to reward and recognize the key skills, talents and contributions to annual performance and overall long-term company success.

Our Compensation Committee evaluates Mr. Finnegan’s performance on an annual basis. Mr. Finnegan, in turn, presents our Compensation Committee with his evaluation of each of the other NEOs, which includes a review of contributions and performance over the prior year, as well as compensation recommendations. Our Compensation Committee then makes a final determination of compensation amounts for each NEO with respect to each of the elements of the executive compensation program for actual compensation relative to the preceding year and target compensation for the current year.

Tally Sheets

On an annual basis, our Compensation Committee reviews tally sheets that have been prepared by management and reviewed by the Compensation Consultant. The tally sheets set forth all components of our NEOs’ compensation, including annual salary, annual non-equity incentive compensation, equity incentive awards, benefits and perquisites, retirement plan accruals and total payments upon various termination scenarios. Our Compensation Committee uses these tally sheets to confirm that it has a full understanding of our NEOs’ comprehensive compensation packages and to determine how changes to one form of compensation may affect payout of other forms of compensation.

Assessment of Compensation Programs and Risk

During 2014, with the assistance of the Compensation Consultant, our Compensation Committee performed an assessment of the primary components of our executive compensation program—annual salary, annual non-equity incentive compensation and long-term equity incentive awards. Our Compensation Committee reviewed each component from an internal perspective, including the alignment of our overall executive compensation philosophy and objectives to our business strategy, and from an external perspective, which considered our peer group of companies and evolving market trends. Our Compensation Committee concluded that our overall 2014 executive compensation program was aligned with our business strategy of emphasizing operating income and shareholder return and reflected market practices in terms of incentive mix, metrics and equity use.

In addition, in December 2014, with the assistance of the Compensation Consultant, our Compensation Committee conducted a risk assessment of the compensation programs in which our NEOs participate and other compensation programs in which our NEOs do not participate. Our Compensation Committee determined that these compensation programs do not encourage inappropriate risk-taking by our NEOs and, overall, do not create any risk that is reasonably likely to have a material adverse effect on us. In reaching these conclusions, our Compensation Committee noted that:

—	The financial performance objectives of our annual non-equity incentive program are the budgeted objectives that are reviewed and approved by our Compensation Committee.

—	We generally use the same financial performance measures under our 2011 Annual Incentive Plan for our NEOs that we use for all other plan participants.

—	A substantial component of our NEOs’ annual compensation takes the form of performance units that are subject to a three-year performance cycle, which mitigates excessive short-term risk taking.

—

Our variable compensation awards (annual non-equity incentives and long-term incentives in the form of performance units and time-based RSUs) are granted at the discretion of our Compensation Committee, and our Compensation Committee has discretion to make adjustments to our performance-based variable compensation awards consistent with our policies on the treatment of performance-based compensation under Section 162(m) of the Internal Revenue Code (see the information set forth under the heading “Compensation Discussion and Analysis—Tax Policies”).

—	We have a recoupment policy that requires the repayment of any bonus or other incentive-based or equity-based compensation in certain circumstances.

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Our NEOs hold a significant amount of their personal wealth in the form of our stock. Accordingly, they would be personally impacted by the potential consequences of inappropriate or unnecessary risk-taking.

—	We balance short- and long-term decision making with the annual non-equity incentive program and equity awards that are earned or vest over one to three years.

We also have implemented processes by which relevant Board committees have primary oversight responsibility for one or more risk areas and regularly report on such matters to our Board. Additional information is set forth under the heading “Corporate Governance—Board Leadership Structure and Risk Oversight—Risk Oversight.”

Components of Executive Compensation

Our executive compensation program consists of annual and long-term compensation and company-sponsored benefit plans. In general, these arrangements apply to our NEOs in the same manner as they apply to other executives. Each component of the executive compensation program is designed for a specific purpose and contributes to an overall total compensation package that is competitive, predominantly performance-based and valued by our executives.

Annual Salary

Annual salary is designed to provide a base level of compensation to our NEOs in recognition of their roles and responsibilities, skills, experience and competitive market data, as well as internal parity. In determining annual salaries of each NEO, our Compensation Committee considers peer group data, individual performance and contributions, and, in the case of NEOs other than Mr. Finnegan, the annual review and recommendations of Mr. Finnegan.

In February 2014, our Compensation Committee reviewed annual salaries for each of our NEOs based upon the above factors. Our Compensation Committee did not increase Mr. Finnegan’s annual salary for 2014. In recognition of their strong performance during 2013, our Compensation Committee approved a 3.9% increase in annual salary for Mr. Spiro, a 5.2% increase for each of Messrs. Krump and Robusto, and a 5.3% increase for Mr. Morrison, effective April 1, 2014. Accordingly, the 2014 annual salaries for Messrs. Finnegan, Spiro, Krump, Robusto and Morrison were set at $1,325,000, $925,000, $810,000, $810,000 and $695,000, respectively.

Annual Non-Equity Incentive Compensation

Our 2011 Annual Incentive Plan is designed to link a significant portion of total annual cash compensation to the achievement of critical business goals on an annual basis. All of our salaried employees, including our NEOs, are eligible to participate in the 2011 Annual Incentive Plan.

Incentive Opportunity.    Our Compensation Committee establishes the range of potential payments for Mr. Finnegan’s annual non-equity incentive compensation based upon its analysis of market data from our peer group of companies and advice from the Compensation Consultant, subject to the minimum annual non-equity incentive compensation award target of approximately $1.7 million as provided for in his employment agreement. For the other NEOs, our Compensation Committee establishes the annual non-equity incentive compensation payment range after taking into consideration Mr. Finnegan’s recommendations, advice from the Compensation Consultant and market data from our peer group of companies. For information regarding the potential ranges of awards under the 2011 Annual Incentive Plan for our NEOs in 2014, see the information set forth under the heading “Executive Compensation—Grants of Plan-Based Awards.” For 2014, the respective target awards for Messrs. Finnegan, Spiro, Krump, Robusto and Morrison were $3,312,500, $1,110,000, $972,000, $972,000 and $695,000.

Performance Goal.    Since 2007, annual non-equity incentive compensation awards have been earned based on our adjusted operating income, which is defined as net income excluding after-tax realized investment gains and losses and adjusted to account for the loss of investment income attributable to our repurchase of shares of our common stock and, since 2013, subject to the additional catastrophe adjustment described below. Our Compensation Committee believes that adjusted operating income provides an effective means of directly linking executive compensation to our shareholders’ interests, because it represents the strongest link to our operating results and shareholder value. We adjust for investment income so that the calculation is not distorted by the impact of our continuing efforts to return excess capital to shareholders through our share repurchase program.

In addition, in February 2013, based on its review of practices of other property and casualty insurance companies and advice from the Compensation Consultant, our Compensation Committee determined that it would be appropriate to limit the impact that unusually high or low catastrophe losses have on the funding of our annual non-equity incentive compensation award pool. Accordingly, in establishing the 2014 performance goal, our Compensation Committee determined that, for purposes of calculating the 2014 non-equity incentive compensation award pool, operating income would be further adjusted by the amount that would limit the impact of catastrophes on our 2014 combined ratio to a minimum impact of two percentage points and a maximum impact of six percentage points. Since 2014 catastrophe losses totaled between two percentage points and six percentage points, this catastrophe adjustment was not triggered.

Pool Funding.    In each of the past several years, our Compensation Committee has funded an aggregate annual non-equity incentive compensation award pool for all participants in the 2011 Annual Incentive Plan, including our NEOs, at an amount equal to 8.8% of adjusted operating income, subject to a minimum funding condition (which, similar to prior years, required us to achieve adjusted operating income greater than 50% of the prior year’s adjusted operating income). Each percentage increase or decrease in 2014 adjusted operating income relative to 2013 adjusted operating income would have resulted in a proportional increase or decrease in the 2014 non-equity incentive compensation award pool, thus providing a direct link between annual incentive payouts and year-over-year financial performance.

Baseline and Maximum Award Opportunities; Performance Adjustments.    In the first quarter of each year, our Compensation Committee establishes non-equity incentive compensation baseline and maximum award opportunities for each of our NEOs. In the first quarter of the following year, our Compensation Committee applies a performance multiplier to each NEO’s baseline award opportunity (as described below) to determine the actual annual non-equity incentive compensation award.

The performance multiplier for each NEO is calculated by increasing or decreasing the prior year’s performance multiplier by the same percentage by which adjusted operating income for such year increased or decreased as compared to the prior year’s adjusted operating income. Adjusted operating income in 2014 was $2.204 billion, which was approximately 8.1% lower than 2013 adjusted operating income of $2.398 billion. Accordingly, the performance multiplier (and baseline and maximum award opportunities) for each of our NEOs decreased by 8.1%.

As noted above, our Compensation Committee has discretion to make further adjustments to the non-equity incentive compensation awards for our NEOs consistent with our policies on the treatment of performance-based compensation under Section 162(m) of the Internal Revenue Code (see the information set forth under the heading “Compensation Discussion and Analysis—Tax Policies”).

2014 Incentive Payouts.    In February 2015, our Compensation Committee approved non-equity incentive compensation awards for Messrs. Finnegan, Spiro, Krump, Robusto and Morrison of $5,500,000, $1,843,700, $1,614,500, $1,614,500 and $1,154,400, respectively. The incentive payouts for our NEOs who are subject to the $1 million compensation limit under Section 162(m) of the Internal Revenue Code were below their respective targets established by our Compensation Committee to meet the performance-based compensation exception.

Long-Term Equity Incentive Awards

Equity Incentive Awards.    Long-term equity incentive awards are designed to support several of our compensation objectives, including:

—	motivating the achievement of superior relative stock price performance;

—	placing a significant portion of total compensation at risk;

—	linking long-term performance-based awards with shareholder value; and

—	retaining our highly-skilled and valued management team.

Employees at or above the level of Assistant Vice President, including our NEOs, are eligible to participate in our long-term equity incentive award program in accordance with its terms. For 2014, the target long-term equity incentive awards for Messrs. Finnegan, Spiro, Krump, Robusto and Morrison were $9,500,000, $2,650,000, $2,150,000, $2,150,000 and $1,700,000, respectively. These target levels were established by our Compensation Committee based on its analysis of data provided by our Compensation Consultant regarding the compensation levels and related information of our peer group of companies.

Equity incentive awards granted annually to our NEOs take the form of performance units and time-based RSUs. Consistent with our emphasis on performance-based compensation, for senior officers (at or above the level of Senior Vice President), including our NEOs, performance units generally constitute 75% of the annual equity award, while RSUs generally constitute the remaining 25%. We believe this award allocation demonstrates the emphasis that our Compensation Committee places on ensuring that our executive compensation program has a substantial performance-based component.

Our Compensation Committee manages the potential dilutive effect of equity incentive awards by monitoring our “run rate”—the number of shares granted as a percentage of our weighted average diluted common shares outstanding—relative to our peer group of companies. Our Compensation Committee also evaluates guidelines used by certain institutional advisory services and considers advice from the Compensation Consultant. Our annual run rate was 0.46% in 2014, which we believe is conservative relative to the practices of our peer group of companies. Our conservative run rate is primarily attributable to the fact that fewer full-value shares are needed to provide a target award value in the form of performance units and RSUs than would be required for an award of stock options, as well as our limited participation levels.

Performance Units.    Performance units are intended to motivate our senior officers, including our NEOs, to achieve superior TSR over a three-year performance cycle. The value of performance units is directly linked to the total return delivered to our shareholders, thus motivating our senior officers, including our NEOs, to outperform the specified peer groups over an extended performance cycle. Performance units also support retention because they are subject to forfeiture if the recipient’s employment terminates before the shares are settled for any reason other than death, disability, retirement or with the consent of our Compensation Committee. Each of Messrs. Finnegan, Robusto and Morrison is retirement-eligible, so the termination of his employment would generally be treated as a retirement for these purposes. For additional information, see “Executive Compensation—Potential Payments upon Termination or a Change in Control.”

The number of performance units earned by the recipient for the three-year performance cycle can range from 0% to 200% of the original target award based on our relative TSR versus the companies in the S&P 500 (with respect to 50% of the performance units subject to the award) (the S&P 500 Tranche) and based on our relative TSR versus our peer group of companies (with respect to the remaining 50% of the performance units subject to the award) (the Peer Group Tranche). The total number of performance units earned is determined by adding (i) the number of shares earned with respect to the S&P 500 Tranche and (ii) the number of shares earned with respect to the Peer Group Tranche, each determined independently, as follows:

S&P 500 Tranche (50% of Performance Units Subject to Award)		Peer Group Tranche (50% of Performance Units Subject to Award)
TSR Percentile Ranking (versus S&P 500)	Percentage of S&P 500 Target Shares Earned	TSR Percentile Ranking (versus Peer Group)	Percentage of Peer Group Target Shares Earned
75th & higher	200%	75th & higher	200%
50th	100%	50th	100%
25th	50%	25th	50%
Below 25th	0%	Below 25th	0%

For relative performance between the 25th and 75th percentiles, the number of shares earned is determined by multiplying the relative percentile of comparative performance achieved by two. The final dollar value of each recipient’s performance unit award is also dependent on the price of our common stock at the award’s settlement date, thus providing an additional link to shareholders’ interests and providing our senior officers with significant value potential based on our results. We do not accrue or pay dividend equivalents on outstanding performance units during the applicable performance cycle.

The performance cycle for the performance units granted in 2012 ended on December 31, 2014. Our TSR over the performance cycle was 61.0%, which positioned us at the 35.2nd percentile of the companies in the S&P 500 and at the 12.9th percentile of the companies in our peer group. Based on the performance scale above, each of our NEOs, like all recipients of 2012 performance units who did not forfeit such awards due to termination of their employment, received in February 2015 the number of shares of common stock equal to approximately 35.2% of the respective target number of performance units granted in 2012. Information regarding the vesting of each NEO’s respective 2012 performance unit award is set forth under the heading “Executive Compensation—Option Exercises and Stock Vested.”

The number and grant date fair value of performance units granted to our NEOs in 2014 for the performance cycle running from January 1, 2014 through December 31, 2016 is set forth under the heading “Executive Compensation—Grants of Plan-Based Awards.”

RSUs.    RSUs, which feature three-year cliff vesting, are intended to align management’s interests with those of our shareholders and serve as a strong retention tool for key employees, including our NEOs. Like performance units, RSUs support retention because they are subject to forfeiture if the recipient’s employment terminates before the shares are settled for any reason other than death, disability, retirement or with the consent of our Compensation Committee. RSU award recipients receive dividend equivalents at the same time and in the same amount as dividends are paid on our common stock. The number and grant date value of RSUs granted to our NEOs in 2014 is set forth under the heading “Executive Compensation—Grants of Plan-Based Awards.”

Stock Options.    We discontinued the use of stock options as part of our core long-term equity incentive award program in 2004. Our Compensation Committee has not awarded stock options to any of our NEOs since that time. However, we still utilize stock option grants as a means of providing tax-efficient equity awards to certain internationally-based employees.

Equity Grant Practices.    At a regularly scheduled meeting in the first quarter of each year, our Compensation Committee approves and grants annual equity awards based on market data from our peer group of companies, advice from the Compensation Consultant and recommendations from Mr. Finnegan for the other NEOs. There is no relationship between the timing of equity incentive award grants and our release of material, non-public information. Although our Compensation Committee has the discretion to do so, our Compensation Committee generally does not make interim equity award grants to employees at or above the level of Executive Vice President, including to our NEOs.

As discussed under the heading “Corporate Governance—Compensation Committee,” our Compensation Committee has delegated authority to Mr. Finnegan to grant equity awards to employees at or below the level of Senior Vice President pursuant to guidelines that specify the range of award values an employee could receive based on his or her level within our organization. These guidelines are subject to adjustment from time to time as warranted by competitive market conditions. Grants made by Mr. Finnegan pursuant to this authority are effective on the last business day of the month (or on the date of hire in the case of newly hired employees), with the number of shares awarded determined by dividing the award value by the closing price of our common stock on the grant date (or, for grants made prior to April 29, 2014, by the average of the high and low prices of our common stock on the grant date). These grants are reported to our Compensation Committee at its next regularly scheduled meeting following the date of grant.

Perquisites

We provide certain executives, including each of our NEOs, with a limited range of perquisites, as set forth below. None of those perquisites includes a tax gross-up. The incremental cost and valuation of these perquisites for our NEOs is set forth under the heading “Executive Compensation—Summary Compensation Table.”

Corporate Aircraft.    During 2014, we leased two corporate aircraft and owned none. Senior officers use these aircraft to minimize and more efficiently utilize their travel time, protect the confidentiality of their travel and our business and enhance their personal security. Our Board also permits Mr. Finnegan limited use of the corporate aircraft for personal travel (up to 35 hours annually). Limited use of the corporate aircraft for personal travel by other Chubb employees may also be approved by our Chief Executive Officer on an exception basis (for example, to accelerate an employee’s return from a personal trip to address a business need or other circumstances deemed appropriate by our Chief Executive Officer). Any such limited approved personal use remains subject to the assessment of imputed income or reimbursement to Chubb for the incremental cost of such use.

Automobile Use/Allowance.    As required pursuant to his employment agreement, we provide Mr. Finnegan with a car and driver for all of his business travel needs to minimize and more efficiently utilize his travel time and enhance his personal security. Mr. Finnegan’s personal use of the car and driver is primarily for his commute to and from the office. Mr. Finnegan bears the applicable taxes with respect to his personal usage. We provide all domestic employees at or above the level of Vice President, including our NEOs other than Mr. Finnegan, a monthly automobile allowance of $500. Recipients of this benefit bear the applicable income taxes.

Financial Counseling.    We offer all of our U.S. employees at or above the level of Senior Vice President, including our NEOs, financial counseling services. These services can include income tax preparation, portfolio management and estate planning. Recipients of this benefit bear the applicable income taxes.

Company-Sponsored Benefit Plans

We maintain company-sponsored retirement and deferred compensation plans for the benefit of all of our eligible salaried employees, including our NEOs. These benefits are designed to assist employees, including our NEOs, in providing for their financial security and personal needs in a manner that recognizes individual goals and preferences.

Retirement Plans.    We maintain the Pension Plan of The Chubb Corporation (the Pension Plan), which is our tax-qualified defined benefit plan, and the Pension Excess Benefit Plan of The Chubb Corporation (the Pension Excess Benefit Plan), which is our nonqualified excess defined benefit plan, to help us attract and retain our employees. Our NEOs participate in the Pension Plan on the same terms and conditions as other employees. Our NEOs participate in the Pension Excess Benefit Plan on the same terms and conditions as other highly compensated employees, except that Mr. Finnegan is entitled to a supplemental pension benefit under his employment agreement (the Pension SERP). Information about our retirement plans is set forth under the heading “Executive Compensation—Pension Benefits.”

We also maintain the CCAP, which is a qualified 401(k) savings plan, for all eligible employees, including our NEOs. The CCAP provides employees with an opportunity to voluntarily defer pre-tax or after-tax dollars into a 401(k) account. Subject to the terms of the plan, Chubb provides matching contributions equal to the lesser of 4% or the actual percentage deferred by the participant.

Nonqualified Defined Contribution and Deferred Compensation Plans.    We maintain The Chubb Corporation Key Employee Deferred Compensation Plan (2005) (the 2005 Deferred Compensation Plan) and The Chubb Corporation Executive Deferred Compensation Plan (collectively, the Deferred Compensation Plans), which are our nonqualified deferred compensation plans for our employees at or above the level of Vice President, including our NEOs, to provide them with additional tools to enhance their retirement planning and wealth management. These plans allow participants to defer receipt, and thus the income tax liability, of income (annual salary, annual non-equity incentive compensation and equity compensation) to a later date. We also maintain the Defined Contribution Excess Benefit Plan of The Chubb Corporation (the CCAP Excess Benefit Plan), which is our nonqualified excess defined contribution plan, and the CCAP-related supplemental executive retirement plan for Mr. Finnegan pursuant to his employment agreement (the CCAP SERP). None of these plans provide for above-market returns. Information about our nonqualified defined contribution and deferred compensation plans is set forth under the heading “Executive Compensation—Nonqualified Defined Contribution and Deferred Compensation Plans.”

Restrictive Covenants and Recoupment Provisions

To protect our competitive position, since 2005, individual equity award agreements for each of our employees, including our NEOs, have contained non-disclosure, non-solicitation and invention assignment covenants. In addition, the NEO equity award agreements and those of certain other senior officers contain non-competition provisions. Failure to comply with these provisions, among other potential consequences, results in the forfeiture of all unsettled equity awards. Our Compensation Committee also may require repayment of any awards that are settled within one year prior to the breach of the applicable covenant and within one year after termination of employment. Additionally, we may seek an injunction, restraining order or such other equitable relief restraining the officer from committing any violation of the covenants.

In 2009, we adopted a policy on the recoupment of performance-based compensation in restatement situations. The policy provides that if we are required to restate our financial statements due to material noncompliance with any financial reporting requirement under the securities laws, as a result of misconduct of a senior officer, the independent members of the Board, in their sole discretion, have the right to cause such senior officer to reimburse us for (i) any bonus or other incentive-based or equity-based compensation received by that senior officer during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the document containing such financial statements; and (ii) any profits realized from the sale of our stock during that 12-month period. For these purposes, a senior officer means any of our officers who are subject to Section 16 of the Exchange Act and any of our other officers whom the Board designates.

Employment and Severance Agreements

It is our Board’s general practice not to enter into employment agreements with, or provide executive severance benefits to, our executive officers beyond those generally available to our salaried employees, other than the change in control agreements discussed below and except as otherwise required by local law. As a result, our NEOs, other than Mr. Finnegan, serve at the will of our Board. We have an employment agreement with Mr. Finnegan that we entered into when he was hired in 2002. Our Compensation Committee believed, and continues to believe, that this agreement is in our best interest and the best interests of our shareholders. A description of, and the amount of the estimated payments and benefits payable to Mr. Finnegan upon a termination of employment under, his employment agreement is set forth under the heading “Executive Compensation—Potential Payments upon Termination or a Change in Control.”

Change in Control Agreements

We have individual change in control agreements with each of Messrs. Finnegan and Spiro. Each of these agreements contains a double trigger mechanism, requiring both a change in control as well as a termination event to trigger benefits. A description of, and the amount of the estimated payments and benefits payable upon a change in control under, these agreements is set forth under the heading “Executive Compensation—Potential Payments upon Termination or a Change in Control.”

Mr. Finnegan’s change in control agreement provides for a gross-up payment in connection with the determination that a payment would be subject to the excise tax under Section 280G of the Internal Revenue Code. We have determined not to enter into any new agreement with any executive officer that would provide for a gross-up for excise taxes.

Share Ownership Guidelines

Our Board, based upon our Compensation Committee’s recommendation, adopted executive share ownership guidelines in 2004. Our Compensation Committee believes that these guidelines promote our objective of increasing shareholder value by encouraging senior officers to acquire and maintain a meaningful equity stake in Chubb.

The guidelines were designed to maintain share ownership at levels high enough to assure our shareholders of our senior officers’ commitment to value creation, while taking into account each individual officer’s need for portfolio diversification. Under these guidelines, senior officers, including each of our NEOs, are expected, over time, to acquire and hold shares of our common stock equal in value to a multiple of their annual salaries. Owned shares, unvested RSUs, shares allocated in our retirement plans and shares deferred until termination of employment count toward satisfying the guidelines. Unexercised stock options and unearned performance units do not count toward satisfaction of the guidelines. There is a five-year phase-in period beginning on the date of becoming an officer subject to the share ownership guidelines. Our current share ownership guidelines are as follows:

Officer Level	Target Ownership Level
Chief Executive Officer	7x Annual Salary
Division Presidents/Certain Executive Vice Presidents	3x Annual Salary
Remaining Executive Vice Presidents/Certain Senior Vice Presidents	2x Annual Salary
Remaining Senior Vice Presidents	1x Annual Salary

Our Compensation Committee reviews the guidelines on a periodic basis and monitors the officers’ progress toward meeting their target ownerships levels. As shown in the table below, each of our NEOs has met his required ownership threshold. The share ownership of our NEOs as of December 31, 2014 was:

Name	Target Ownership Level	Actual Ownership Level	Target Number of Shares(1)	Actual Number of Common Stock Equivalents Owned (2)
John D. Finnegan	7x Annual Salary	72x Annual Salary	89,640	921,508
Richard G. Spiro	3x Annual Salary	14x Annual Salary	26,819	123,809
Paul J. Krump	3x Annual Salary	12x Annual Salary	23,485	93,579
Dino E. Robusto	3x Annual Salary	8x Annual Salary	23,485	63,224
Harold L. Morrison, Jr.	3x Annual Salary	8x Annual Salary	20,151	54,129

(1)	Based on a per share price of $103.47, which was the closing price of our common stock on December 31, 2014, and the respective salaries and target ownership levels of our NEOs as of that date.
(2)	Includes shares of our common stock, unvested RSUs, deferred stock units and common stock held through retirement accounts. Excludes unvested performance units.

Anti-Hedging Policy

Under our insider trading policy, we prohibit all of our directors and employees from engaging in transactions in our securities while in possession of material nonpublic information. We also prohibit speculation in our securities. For example, directors and employees may not engage in short sales in our securities, purchase put or call options on our securities or engage in similar transactions intended to capitalize on short-term movements in the prices of our securities. In addition to the foregoing, we discourage directors and employees from engaging in other transactions intended to allow them to continue to own our securities without the full risks and rewards of ownership and, during 2014, none of our securities beneficially owned by our directors or executive officers were pledged or otherwise deposited as collateral.

Tax Policies

Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the Chief Executive Officer and the three most highly compensated executive officers (other than the Chief Financial Officer) as of the end of the fiscal year as determined in accordance with the Exchange Act. This limitation does not apply to qualifying “performance-based compensation.” Our Compensation Committee has designed our annual non-equity incentive compensation awards and performance unit awards with the intention that they qualify for the performance-based compensation exception to the $1 million limit. In establishing targets for meeting the performance-based compensation exception, our Compensation Committee anticipated using negative discretion in calculating final incentive payouts. In addition, our NEOs (other than Mr. Spiro) generally are required to defer compensation that would not otherwise be deductible. Due to guidance issued in 2007 by the IRS, the compensation of Mr. Spiro, our principal financial officer for 2014, is not subject to the Section 162(m) limitation on deductibility.

Our Compensation Committee believes that our shareholders are best served by not restricting our Compensation Committee’s discretion and flexibility in crafting compensation plans and arrangements, such as annual salaries and RSU awards, even though they may result in certain non-deductible compensation expenses. Accordingly, our Compensation Committee may from time to time approve elements of compensation for one or more of our NEOs that are not fully deductible and reserves the right to do so in the future.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding NEO compensation during 2014, 2013 and 2012:

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
John D. Finnegan	2014	$1,325,000	$8,655,233	$5,500,000	$2,057,538	$303,523	$17,841,294
Chairman, President and	2013	1,325,000	9,720,664	4,300,000	597,551	306,185	16,249,400
Chief Executive Officer	2012	1,325,000	7,167,735	2,748,100	2,329,695	317,312	13,887,842
Richard G. Spiro	2014	916,250	2,414,311	1,843,700	135,896	107,294	5,417,451
Executive Vice President and	2013	880,420	2,995,256	1,930,900	101,057	109,124	6,016,757
Chief Financial Officer	2012	841,542	2,499,235	1,324,800	93,994	117,946	4,877,517
Paul J. Krump	2014	800,000	1,958,817	1,614,500	2,438,518	109,251	6,921,086
Executive Vice President and	2013	761,250	2,147,595	1,670,600	637,492	93,768	5,310,705
President of Personal Lines and Claims	2012	726,250	1,509,000	1,143,300	1,420,648	86,415	4,885,613
Dino E. Robusto	2014	800,000	1,958,817	1,614,500	2,349,312	97,192	6,819,821
Executive Vice President and	2013	761,250	2,147,595	1,670,600	895,089	93,768	5,568,302
President of Commercial and Specialty Lines	2012	726,250	1,509,000	1,143,300	1,431,988	82,415	4,892,953
Harold L. Morrison, Jr.	2014	686,250	1,548,768	1,154,400	1,755,271	79,778	5,224,467
Executive Vice President,	2013	652,500	1,695,416	1,193,300	561,120	76,970	4,179,306
Chief Global Field Officer and Chief Administrative Officer	2012	622,500	1,131,747	816,700	1,151,039	77,415	3,799,401

(1)	A total of $325,000 of Mr. Finnegan’s salary in each of 2014, 2013 and 2012 was mandatorily deferred under the 2005 Deferred Compensation Plan. Additional information regarding the 2005 Deferred Compensation Plan is set forth under the heading “Executive Compensation—Nonqualified Defined Contribution and Deferred Compensation Plans.”

(2)	Represents aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of stock awards granted to each NEO in 2014, 2013 and 2012, respectively. The grant date fair value for each of the RSU awards is based on the average of our highest and lowest stock prices on the date of grant. The grant date fair value for each of the performance unit awards is estimated using a Monte-Carlo simulation model. For our performance unit awards, a range of 0% to 200% of the original award can be achieved under the program. Additional information regarding the 2014 stock awards is set forth under the heading “Executive Compensation—Grants of Plan-Based Awards.”

(3)	Reflects 2014, 2013 and 2012 non-equity incentive compensation paid in March 2015, March 2014 and March 2013, respectively, awarded under the 2011 Annual Incentive Plan. Additional information regarding annual non-equity incentive compensation is set forth under the headings “Compensation Discussion and Analysis—Components of Executive Compensation” and “Executive Compensation—Grants of Plan-Based Awards.”

(4)	Reflects solely the aggregate change in pension value for 2014 under our defined benefit plans as follows: Mr. Finnegan’s benefits under the Pension Plan, Pension Excess Benefit Plan and Pension SERP, $19,005, $371,812 and $1,666,721, respectively; Mr. Spiro’s benefits under the Pension Plan and Pension Excess Benefit Plan, $12,329 and $123,567, respectively; Mr. Krump’s benefits under the Pension Plan and Pension Excess Benefit Plan, $338,350 and $2,100,168, respectively; Mr. Robusto’s benefits under the Pension Plan and Pension Excess Benefit Plan, $305,534 and $2,043,778, respectively; and Mr. Morrison’s benefits under the Pension Plan and Pension Excess Benefit Plan, $330,361 and $1,424,910, respectively. Information regarding the pension value calculations is set forth in footnote 10 to the financial statements included in the 2014 10-K.

(5)	The following table reflects the components for the “All Other Compensation” column for 2014:

Name	Personal Use of Aircraft ($)(a)	Financial Planning ($)(b)	Automobile Expense ($)(c)	Registrant Contributions to Defined Contribution Plans ($)(d)	Life Insurance ($)(e)	Total ($)
John D. Finnegan(f)	$53,770	$14,810	$13,878	$163,124	$57,941	$303,523
Richard G. Spiro	—	12,885	6,000	88,409	—	107,294
Paul J. Krump	12,059	14,810	6,000	76,382	—	109,251
Dino E. Robusto	—	14,810	6,000	76,382	—	97,192
Harold L. Morrison, Jr.	—	14,810	6,000	58,968	—	79,778

(a)	The incremental cost of the personal use of corporate aircraft expense is calculated by multiplying the direct operating cost per hour by personal use hours. Direct operating cost of the aircraft is comprised of fuel, landing/parking fees, crew fees and expenses, custom fees, flight services/charts, variable maintenance costs, catering, aircraft supplies and other miscellaneous expenses.

(b)	The incremental cost of financial planning represents the actual cost incurred by us.

(c)	The incremental cost to us relating to automobile expense represents the actual amount of the $500 monthly automobile allowance we provided to our NEOs (other than Mr. Finnegan) (see the information set forth under the heading “Compensation Discussion and Analysis—Components of Executive Compensation—Perquisites—Automobile Use/Allowance”). The incremental cost of providing Mr. Finnegan with an automobile and driver was calculated by multiplying the variable expenses of owning and operating the car that Mr. Finnegan uses by the quotient of the number of miles the car was driven for Mr. Finnegan’s personal use in 2014 divided by the total number of miles the vehicle was driven in 2014. The variable expenses are comprised of gas, maintenance, driver overtime and miscellaneous driving expenses. Mr. Finnegan’s personal use percentage for 2014 was approximately 24.5% of the total vehicle miles.

(d)	Reflects matching contributions made in 2014 under the CCAP and the CCAP Excess Benefit Plan.

(e)	Represents the actual premiums paid by us to provide life insurance coverage for Mr. Finnegan equal to five times his annual salary (as required under his employment agreement).

(f)	As stipulated in Mr. Finnegan’s employment agreement, we pay the club dues and membership fees associated with his country club membership, but we do not recognize any incremental cost due to his personal use because the club dues and membership fees are generally fixed. For 2014, the club dues and membership fees were $13,784. Mr. Finnegan is responsible for paying income tax on his personal use of the country club and any additional costs resulting from such personal use.

Grants of Plan-Based Awards

The following table sets forth information regarding 2014 grants to our NEOs under our 2011 Annual Incentive Plan and 2009 LTIP:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)(2)	($)	($)	(#)(4)	(#)	(#)	(#)(5)	($)(6)
John D. Finnegan	02/26/2014	$2,096,200	$3,312,500	$7,552,500
	02/26/2014				20,572	82,289	164,578		$6,280,293
	02/26/2014							27,429	2,374,940
Richard G. Spiro	02/26/2014	965,500	1,110,000	2,867,500
	02/26/2014				5,738	22,954	45,908		1,751,849
	02/26/2014							7,651	662,462
Paul J. Krump	02/26/2014	835,300	972,000	2,511,000
	02/26/2014				4,656	18,624	37,248		1,421,384
	02/26/2014							6,207	537,433
Dino E. Robusto	02/26/2014	835,300	972,000	2,511,000
	02/26/2014				4,656	18,624	37,248		1,421,384
	02/26/2014							6,207	537,433
Harold L. Morrison, Jr.	02/26/2014	596,700	695,000	1,876,500
	02/26/2014				3,681	14,725	29,450		1,123,809
	02/26/2014							4,908	424,959

(1)	Represents the range of potential awards to each NEO under our 2011 Annual Incentive Plan. The plan is designed so that our Compensation Committee can apply negative discretion to annual awards of each NEO. Maximum awards reflect the maximum annual non-equity incentive compensation awards established by our Compensation Committee pursuant to Section 162(m) of the Internal Revenue Code. The target amounts presented above reflect the Section 162(m) target awards after application of negative discretion by our Compensation Committee, but do not reflect the performance multiplier described above. Information regarding the actual payouts under the 2011 Annual Incentive Plan is set forth in the “Non-Equity Incentive Plan Compensation” column of the table included under the heading “Executive Compensation—Summary Compensation Table.” Information regarding the structure of the 2011 Annual Incentive Plan is set forth under the heading “Compensation Discussion and Analysis—Components of Executive Compensation.”

(2)	The threshold amounts presented above reflect payouts under the 2011 Annual Incentive Plan assuming that 2014 adjusted operating income was 50% of 2013 adjusted operating income. No payouts would have been awarded if 2014 adjusted operating income had been less than 50% of 2013 adjusted operating income.

(3)	Represents performance units granted during 2014 to each NEO under our 2009 LTIP. Performance units are earned, if at all, based on our TSR over a three-year performance cycle relative to the TSR of benchmark companies over the same period. No dividend equivalents are accrued or paid on performance unit awards during the applicable performance cycle. Information regarding performance benchmarks, performance targets, vesting and additional performance unit award details are set forth under the heading “Compensation Discussion and Analysis—Components of Executive Compensation.”

(4)

The threshold amounts presented above reflect payouts under our 2009 LTIP assuming that our TSR percentile ranking falls at the 25th percentile for one of the two tranches of the 2014 performance unit awards (either the S&P 500 Tranche or the Peer Group Tranche) and below the 25th percentile for the remaining tranche.

(5)	Represents grants to each NEO during 2014 of RSUs under our 2009 LTIP. The RSUs will vest, subject to continued employment, on the third anniversary of the grant date. Dividend equivalents are paid with respect to RSUs at the same time and in the same amount as dividends are paid on our common stock. Additional information regarding RSUs is set forth under the heading “Compensation Discussion and Analysis—Components of Executive Compensation.”

(6)	Represents aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of stock awards granted to each NEO in 2014. The grant date fair value for each of the RSU awards is based on the average of our highest and lowest stock prices on the date of grant. The grant date fair value for each of the performance unit awards is estimated using a Monte-Carlo simulation model. For our performance unit awards, a range of 0% to 200% of the original award can be achieved under the program.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding our NEOs’ equity holdings as of December 31, 2014. The market value of unvested and unearned stock awards is based on the closing price of our common stock on December 31, 2014 of $103.47 per share:

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
John D. Finnegan	80,765	$8,356,755	—	—
	—	—	139,957	$14,481,351
Richard G. Spiro	25,208	2,608,272	—	—
	—	—	40,724	4,213,712
Paul J. Krump	17,702	1,831,626	—	—
	—	—	31,365	3,245,337
Dino E. Robusto	17,702	1,831,626	—	—
	—	—	31,365	3,245,337
Harold L. Morrison, Jr.	13,752	1,422,919	—	—
	—	—	24,783	2,564,297

(1)	Represents RSUs for Mr. Finnegan, of which 27,706 RSUs vested on February 22, 2015, 25,630 RSUs are scheduled to vest on February 27, 2016 and 27,429 RSUs are scheduled to vest on February 26, 2017. Represents unvested RSUs for Mr. Spiro, of which 9,660 RSUs vested on February 22, 2015, 7,897 RSUs are scheduled to vest on February 27, 2016 and 7,651 RSUs are scheduled to vest on February 26, 2017. Represents unvested RSUs for Messrs. Krump and Robusto, of which 5,833 RSUs vested on February 22, 2015, 5,662 RSUs are scheduled to vest on February 27, 2016 and 6,207 RSUs are scheduled to vest on February 26, 2017. Represents unvested RSUs for Mr. Morrison, of which 4,374 RSUs vested on February 22, 2015, 4,470 RSUs are scheduled to vest on February 27, 2016 and 4,908 RSUs are scheduled to vest on February 26, 2017. Dividend equivalents are paid with respect to RSUs at the same time and in the same amount as dividends are paid on our common stock.

(2)	Represents outstanding performance unit awards for the 2013-2015 performance cycle assuming performance which would produce a 75% payout (S&P 500 Tranche performance was above threshold and Peer Group Tranche performance was below threshold as of December 31, 2014) for Messrs. Finnegan, Spiro, Krump, Robusto and Morrison in the amounts of 57,668, 17,770, 12,741, 12,741 and 10,058 shares, respectively. Such awards will vest, if at all, on December 31, 2015. Also represents outstanding performance unit awards for the 2014-2016 performance cycle assuming performance which would produce a 100% payout (performance for both the S&P 500 Tranche and the Peer Group Tranche was above threshold as of December 31, 2014) for Messrs. Finnegan, Spiro, Krump, Robusto and Morrison in the amounts of 82,289, 22,954, 18,624, 18,624 and 14,725 shares, respectively. Such awards will vest, if at all, on December 31, 2016. Performance units awarded in 2012 vested on December 31, 2014. Information regarding the vesting of each NEO’s respective 2012 performance units is set forth under the heading “Executive Compensation—Option Exercises and Stock Vested.” The actual value of awards at the end of the applicable performance cycle may vary from the valuations indicated above. No dividend equivalents are accrued or paid on performance unit awards during the applicable performance cycle.

Option Exercises and Stock Vested

The following table sets forth the value realized by our NEOs with respect to stock awards that vested in 2014:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
John D. Finnegan	60,626	$5,659,600
Richard G. Spiro	21,139	1,973,387
Paul J. Krump	11,111	1,047,880
Dino E. Robusto	11,111	1,047,880
Harold L. Morrison, Jr.	8,334	785,985

(1)	For Mr. Finnegan, represents the vesting of 31,368 RSUs granted in 2011 and the vesting of 29,258 shares in respect of the performance unit award granted in 2012. For Mr. Spiro, represents the vesting of 10,937 RSUs granted in 2011 and the vesting of 10,202 shares in respect of the performance unit award granted in 2012. For each of Messrs. Krump and Robusto, represents the vesting of 4,952 RSUs granted in 2011 and the vesting of 6,159 shares in respect of the performance unit award granted in 2012. For Mr. Morrison, represents the vesting of 3,714 RSUs granted in 2011 and the vesting of 4,620 shares in respect of the performance unit award granted in 2012. Receipt of the 31,368 RSUs for Mr. Finnegan, 2,935 of the 4,952 RSUs for Mr. Krump, 2,954 of the 4,952 RSUs for Mr. Robusto and 259 of the 3,714 RSUs for Mr. Morrison granted in 2011 have been deferred until their respective retirements. Information regarding performance unit awards is set forth under the heading “Compensation Discussion and Analysis—Components of Executive Compensation.”

(2)	For RSU awards, the value realized is based on their settlement price of $86.91 which was the average of the high and low prices of our common stock on the settlement date. For performance unit awards, the value realized is based on their settlement price of $100.26 which was the average of the high and low prices of our common stock on the settlement date.

Pension Benefits

Pension Plan

Our eligible employees, and certain eligible employees of our subsidiaries, participate in the Pension Plan. Our NEOs participate on the same terms and conditions as other eligible employees, except as noted below. The Pension Plan, as in effect during 2014, provides each eligible employee with annual retirement income beginning at age 65 equal to the product of:

—	the total number of years of participation in the Pension Plan; and

—

1 3/4% of average compensation for the highest five years in the last ten years of participation prior to retirement during which the employee was most highly paid or, if higher, the last 60 consecutive months (final average earnings).

Average compensation under the Pension Plan includes salary and annual non-equity incentive compensation. A social security offset is subtracted from this benefit. The social security offset is equal to the product of:

—	the total number of years of participation in the Pension Plan; and

—	an amount related to the participant’s primary social security benefit.

Benefits can commence as early as age 55. However, if pension benefits commence prior to age 65, they may be actuarially reduced. The reduction in the gross benefit (prior to offset for social security benefits) is based on the participant’s age at retirement and years of Pension Plan participation as follows:

—

If the participant has at least 25 years of Pension Plan participation, benefits are unreduced at age 62. They are reduced 2.5% per year from 62 to 60 (5% reduction at 60) and 5% per year from 60 to 55 (30% reduction at 55).

—

If the participant has at least 15 but less than 25 years of Pension Plan participation, benefits are unreduced at age 65. They are reduced 2% per year from 65 to 62 (6% reduction at 62) and 4% per year from 62 to 61 (10% reduction at 61) and 5% per year from 61 to 55 (40% reduction at 55).

—

If the participant has less than 15 years of Pension Plan participation, or if the participant terminates employment with us before age 55, benefits are unreduced at age 65. They are reduced 6.67% per year from 65 to 60 (33.3% reduction at 60) and 3.33% per year from 60 to 55 (50% reduction at 55).

The participant’s social security benefit is reduced based on factors relating to the participant’s year of birth and age at retirement.

Benefits are generally paid in the form of an annuity. If a participant retires and elects a joint and survivor annuity, the Pension Plan provides a 10% subsidy. The portion of the benefit attributable to the cash balance account, as described in the following paragraph, may be paid in the form of a lump sum upon termination of employment.

Effective January 1, 2001, we amended the Pension Plan to provide a cash balance benefit, in lieu of the benefit described above, to reduce the rate of increase in the Pension Plan costs. This benefit provides for a participant to receive a credit to his or her cash balance account every six months. The amount of the cash balance credit increases from 2.5% to 5% of compensation as the sum of a participant’s age and years of service credit increases. The maximum credit of 5% of compensation (subject to the maximum limitation on compensation permitted by the Internal Revenue Code) earned over the preceding six months is made when the sum of a participant’s age and years of service credit equals or exceeds 55 (which is the case for Messrs. Finnegan, Krump, Robusto and Morrison). Amounts credited to a participant’s cash balance account earn interest at a rate based on the 30-year U.S. treasury bond rate. Participants who were hired by us prior to January 1, 2001 (including Messrs. Krump, Robusto and Morrison) will receive a benefit under the Pension Plan equal to the greater of the pension benefit described in the preceding paragraphs or the amount calculated under the cash balance formula.

ERISA and the Internal Revenue Code impose maximum limitations on the recognized compensation and the amount of a pension which may be paid under a funded defined benefit plan such as the Pension Plan. The Pension Plan complies with these limitations.

Pension Excess Benefit Plan

We also maintain the Pension Excess Benefit Plan, which is a supplemental, nonqualified, unfunded plan. The Pension Excess Benefit Plan uses essentially the same benefit formula, early retirement reduction factors and other features as the Pension Plan, except that the Pension Excess Benefit Plan recognizes compensation (salary and annual non-equity incentive plan compensation) above IRS compensation limits. The Pension Excess Benefit Plan also recognizes deferred compensation for purposes of determining applicable retirement benefits. Benefits under both the Pension Plan and the Pension Excess Benefit Plan are provided by us on a noncontributory basis.

Benefits payable under the Pension Excess Benefit Plan are generally paid in the form of a lump sum, calculated using an interest discount rate of 5%. However, the portion of the benefit that was earned and vested as of December 31, 2004 may be payable in certain other forms, including installment payments and life annuities, if properly elected by the participant and if the participant satisfies the requirements of the Pension Excess Benefit Plan.

Pension SERP—Mr. Finnegan

Under the terms of Mr. Finnegan’s employment agreement, he is entitled to a Pension SERP, which provides a nonqualified and unfunded benefit in addition to those provided under the Pension Plan and the Pension Excess Benefit Plan. The benefit will equal 6% of his final average compensation for each full year of service up to a maximum of 60% of final average compensation offset by benefits under the Pension Plan and Pension Excess Benefit Plan, previous employer pension benefits and social security benefits. The Pension Plan provisions described above with respect to the early retirement discount and joint and survivor benefits apply to the Pension SERP. Under the Pension SERP, Mr. Finnegan’s compensation means the sum of his annual salary plus annual non-equity incentive compensation earned for the relevant year (whether or not any such compensation is deferred).

Pension Benefits Table

The following table sets forth information regarding participation by our NEOs in our pension plans as of December 31, 2014:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)	Payments During Last Fiscal Year ($)
John D. Finnegan(3)	Pension Plan	11	$162,691	—
	Pension Excess Benefit Plan	11	2,844,447	—
	Pension SERP	12	32,303,047	—
Richard G. Spiro	Pension Plan	5	55,409	—
	Pension Excess Benefit Plan	5	467,892	—
Paul J. Krump	Pension Plan	32	1,333,235	—
	Pension Excess Benefit Plan	32	8,155,911	—
Dino E. Robusto(4)	Pension Plan	28	1,253,872	—
	Pension Excess Benefit Plan	28	7,404,978	—
Harold L. Morrison, Jr.	Pension Plan	30	1,397,778	—
	Pension Excess Benefit Plan	30	6,531,193	—

(1)	Represents the present value of each NEO’s accumulated pension benefit computed as of the same Pension Plan measurement date we used for 2014 financial statement reporting. The following actuarial assumptions were used:

(a)	Interest discount rate: 4.30%;

(b)	Future interest crediting rate on cash balance accounts: 5.00%;

(c)	Mortality table: MRP2007 projected using scale MSS2007 white collar; and

(d)	Payment Form:

(i)	Pension Plan—50% take cash balance account as a lump sum (or, for participants hired on or after January 1, 2001, 100% take lump sum);

(ii)	Pension Excess Benefit Plan—100% take benefit as a lump sum; and

(iii)	Pension SERP—lump sum.

(2)	The figures shown in the table above assume retirement benefits commence at the earliest unreduced retirement age, reflecting the assumptions described in the preceding footnote. However, if the NEO’s employment terminated or he retired on December 31, 2014 (which is the assumption underlying the figures set forth in the “Voluntary Resignation/Retirement” column in the tables under the heading “Executive Compensation—Potential Payments upon Termination”), and plan benefits were immediately payable as lump sums (calculated using the 5% discount rate specified in the plans), the Pension Excess Benefit Plan and Pension SERP benefits, as applicable, would have been as follows:

Name	Plan Name	Lump Sum Amount ($)
John D. Finnegan	Pension Excess Benefit Plan	$2,844,447
	Pension SERP	32,678,726
Richard G. Spiro	Pension Excess Benefit Plan	467,892
Paul J. Krump	Pension Excess Benefit Plan	6,284,762
Dino E. Robusto	Pension Excess Benefit Plan	8,099,064
Harold L. Morrison, Jr.	Pension Excess Benefit Plan	7,156,786

(3)	As of December 31, 2014, Mr. Finnegan had 12 actual years of service. The 11 years of credited service shown for the Pension Plan and Pension Excess Benefit Plan reflect the one-year service requirement for entry into those plans. The 12 years of credited service shown for the Pension SERP reflect that the plan provides for immediate entry upon commencement of employment. No additional years of service have been credited under the Pension SERP.

(4)	The amount payable from the Pension Plan will be offset by the benefit payable from the Pension Plan for the Employees of Chubb Insurance Company of Canada (Canadian Pension Plan), under which Mr. Robusto is no longer accruing additional service. The amount payable to Mr. Robusto under the Canadian Pension Plan is estimated to be C$14,407 per year commencing at age 65. In addition to the amounts shown above, Mr. Robusto is also entitled to a benefit from the Supplementary Income Plan for Employees of Chubb Insurance Company of Canada in the amount of C$1,800 per year commencing at age 65.

Nonqualified Defined Contribution and Deferred Compensation Plans

Deferred Compensation Plans

Pursuant to the Deferred Compensation Plans, we provide certain of our employees, including our NEOs, with the opportunity to electively defer the payment of certain components of compensation (annual salary, annual non-equity incentive compensation, RSUs and performance unit awards) that would otherwise be payable to them. Deferred RSUs and performance unit awards are deemed to be invested in our common stock. Deferred annual salary and annual non-equity incentive compensation are credited with earnings based on the deemed returns that would have been received had such amounts been invested in one of the investment options available under the Deferred Compensation Plans that are generally available for investment in the marketplace and as selected by the participant. Dividends on deferred RSUs and performance unit awards are treated the same as an annual salary or annual non-equity incentive compensation deferral. The investment options available under the Deferred Compensation Plans are the same as those investment alternatives that are available under the CCAP Plan except for the Chubb Stock Fund. Investment elections may be changed by the participant at any time, at his or her discretion.

CCAP Excess Benefit Plan

We also maintain the CCAP Excess Benefit Plan which is a supplemental, nonqualified, unfunded excess defined contribution plan. The CCAP Excess Benefit Plan recognizes compensation in excess of IRS limits for the CCAP and provides the participants with the applicable company match on eligible compensation. Matching contributions for each participant, including our NEOs, equal 4% of plan compensation. Under the CCAP Excess Benefit Plan, unvested matching contribution amounts are mandatorily deferred until the applicable participant’s separation from service. With respect to vested matching contribution amounts attributable to the CCAP Excess Benefit Plan, participants generally may elect to defer payment of such vested amounts until separation from service. Messrs. Finnegan, Spiro and Krump have elected to defer receipt of matching contribution amounts attributable to the CCAP Excess Benefit Plan. Deferred balances are notionally invested in the Fidelity Stable Value Fund, which is one of the investment funds available under the CCAP. For 2014, the Fidelity Stable Value Fund had a 1.64% investment return. Messrs. Robusto and Morrison elected to take a cash distribution of matching contribution amounts attributable to the CCAP Excess Benefit Plan, paid in March 2014.

CCAP SERP—Mr. Finnegan

Mr. Finnegan’s employment agreement also provides that he is entitled to the CCAP SERP. At the time that Mr. Finnegan commenced employment, the CCAP Excess Benefit Plan, like the CCAP, required a one-year waiting period before a participant became eligible for our company matching contributions and had a six-year graded vesting schedule. Mr. Finnegan’s employment agreement, however, provides that he is entitled to the matching contributions for eligible deferrals from his employment date (notwithstanding the one-year service requirement) and provides that the CCAP SERP will pay any otherwise unvested company match dollars forfeited under the CCAP and CCAP Excess Benefit Plan if his employment with us terminates prior to his being 100% vested. Amounts credited to the CCAP SERP account earn 5% interest per annum.

ESOP Excess Benefit Plan

In 2004, we merged the Employee Stock Ownership Plan (the ESOP) and the ESOP Excess Benefit Plan (the ESOP Excess Plan) into the respective CCAP and CCAP Excess Plans. No new shares or contributions are credited to balances under the ESOP and the ESOP Excess Plan. Annual earnings for the ESOP Excess Plan include only the change in account balance attributable to changes in our stock price and any dividends we pay.

ESOP SERP—Mr. Finnegan

Mr. Finnegan’s employment agreement also provides that he is entitled to a supplemental benefit (the ESOP SERP) tied to the ESOP and ESOP Excess Plan. The ESOP and ESOP Excess Plan included a one-year waiting period before a participant became eligible to participate and had a five-year cliff vesting schedule. In accordance with his employment agreement, however, Mr. Finnegan was credited with an amount equal to the value of the shares that he would have received under the ESOP and ESOP Excess Plan from his date of employment if not for the one-year service requirement. The employment agreement also provides that the ESOP SERP account is immediately vested and the balance credited thereunder earns 5% interest per annum.

Nonqualified Defined Contribution and Deferred Compensation Table

The following table sets forth information regarding participation by our NEOs in our nonqualified defined contribution and deferred compensation plans as of December 31, 2014:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last Fiscal Year-End ($)(5)
John D. Finnegan	$3,051,193	$152,724	$3,903,017	$752,593	$47,881,724
Richard G. Spiro	—	78,009	5,182	—	332,415
Paul J. Krump	255,081	65,982	192,862	—	2,407,312
Dino E. Robusto	256,732	65,982	79,171	—	618,171
Harold L. Morrison, Jr.	22,510	48,568	18,277	—	277,134

(1)	Represents RSU deferral and deferred annual salary for Mr. Finnegan in the amount of $2,726,193 and $325,000, respectively. The deferred salary amount is included in the “Salary” column of the table set forth under the heading “Executive Compensation—Summary Compensation Table.” The contributions for Messrs. Krump, Robusto and Morrison are all RSU deferrals. All of these deferrals were made under the 2005 Deferred Compensation Plan.

(2)	Represents the company match for the CCAP Excess Benefit Plan.

(3)	The following table reflects the components for the “Aggregate Earnings in Last Fiscal Year” column:

Name	CCAP Excess Benefit Plan and CCAP SERP Earnings ($)(a)	Deferred Compensation Earnings ($)	Appreciation and Dividends on Deferred RSUs ($)	ESOP Excess Benefit Plan and ESOP SERP Earnings ($)(b)	Total ($)
John D. Finnegan	$34,072	$71,621	$3,759,625	$37,699	$3,903,017
Richard G. Spiro	5,182	—	—	—	5,182
Paul J. Krump	8,918	59,857	79,982	44,105	192,862
Dino E. Robusto	120	—	60,483	18,568	79,171
Harold L. Morrison, Jr.	1,819	—	4,690	11,768	18,277

(a)	For Mr. Finnegan, represents CCAP Excess earnings of $29,161 and CCAP SERP earnings of $4,911. For all other participants, represents CCAP Excess benefit only.

(b)	For Mr. Finnegan, represents ESOP Excess earnings of $32,471 and ESOP SERP earnings of $5,228. For all other participants, represents ESOP Excess benefits only.

(4)	Represents dividends paid on deferred vested RSUs for Mr. Finnegan.

(5)	Messrs. Robusto and Morrison made a “cash election” under the CCAP Excess Benefit Plan with respect to 2014.

Potential Payments upon Termination or a Change in Control

Accrued Compensation and Benefits

As of December 31, 2014, each of our NEOs was fully vested in the amounts set forth under the heading “Executive Compensation—Pension Benefits” and the amounts set forth under the heading “Executive Compensation—Nonqualified Defined Contribution and Deferred Compensation Plans.” In addition, at that date, each NEO was entitled to receive all earned but unpaid salary, other vested long-term equity awards (as set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End” and the other applicable tables set forth under the heading “Executive Compensation”), amounts held in his account under the CCAP and employee welfare plans.

Termination Events

Disability or Death.    With the exception of Mr. Finnegan, a termination of employment due to disability or death does not entitle our NEOs to payments or benefits that are not generally available to our salaried employees.

Equity Awards.    With respect to equity awards, under the terms of the 2009 LTIP, upon the disability or death of a participant, including each of our NEOs, the participant or the participant’s estate, as applicable, would receive pro-rata vesting of the unvested portion of outstanding RSUs. With respect to performance unit awards, if a participant’s employment terminates due to disability or death on or after the completion of the first calendar year of any performance cycle, the participant or the participant’s estate, as applicable, would receive all of the performance units for the performance cycle that would have been earned had the participant continued employment for the full period (with payments contingent on our relative TSR over the performance cycle).

Mr. Finnegan.    In addition to the equity vesting provisions described in the preceding paragraph, Mr. Finnegan’s employment agreement entitles him to a death benefit equal to five times his annual salary as of the time of his death. We provide this benefit on an insured basis. In the event of Mr. Finnegan’s disability, his employment agreement provides that he is entitled to receive disability benefits in accordance with the normal terms and conditions applicable under our long-term disability plan. We provide this coverage in the form of an unsecured, uninsured disability benefit. Mr. Finnegan’s employment agreement also provides that he or his estate, as applicable, would be entitled to a pro-rata portion of the annual non-equity incentive compensation award he would have received for the year in which his disability or death occurred. For purposes of Mr. Finnegan’s employment agreement, disability means Mr. Finnegan’s inability to perform his duties on a full-time basis for six consecutive months as a result of incapacity due to mental or physical illness.

Retirement.    Each of Messrs. Finnegan, Robusto and Morrison is eligible for retirement under all of our applicable compensation and benefit plans and arrangements. Accordingly, other than in connection with a termination for cause, the termination of his employment would be treated as a retirement for purposes of such plans and arrangements, as is the case for all of our retirement-eligible salaried employees. As such, under the 2009 LTIP, upon termination of his employment other than for cause, each of Messrs. Finnegan, Robusto and Morrison would receive pro-rata vesting of the unvested portion of his outstanding RSUs and continued vesting of all outstanding performance units for which the first calendar year of the performance cycle has been completed (with payments contingent on actual performance for the performance cycle); provided that, under Mr. Finnegan’s employment agreement, in the event of a mutually agreed upon retirement, which would be treated as a non-renewal of his employment agreement, Mr. Finnegan’s outstanding equity awards would accelerate and vest in full (subject to the achievement of the performance goals in the case of performance units). Under Mr. Finnegan’s employment agreement, his unilateral decision to retire would be treated as a termination of his employment by him without good reason and would have the same effect as his decision to voluntarily resign (as described below), whereas a mutually agreed upon retirement would be treated as a non-renewal of his employment agreement and would have the same effect as his involuntary termination without cause (as described further below). As described below under the heading “Certain Transactions and Other Matters,” notice of non-renewal has been delivered such that Mr. Finnegan’s employment under his employment agreement will end concurrent with his expected retirement effective on December 31, 2016. Neither of our other NEOs were retirement-eligible in 2014.

For Cause Termination.    Under Mr. Finnegan’s employment agreement, in the event of his termination for cause, he is entitled to receive retiree health benefits pursuant to our retiree health plans that would be available to an employee with 39 years of service with us. None of our other NEOs are entitled to any additional payments or benefits, and each of our NEOs would forfeit his unvested equity awards, in the event we terminate his employment for cause. Under the 2009 LTIP, cause means:

—	the willful failure of a participant to perform his or her employment-related duties or gross negligence in the performance of such duties;

—	a participant’s willful or serious misconduct that has caused or could reasonably be expected to result in material injury to our business or reputation;

—	a participant’s indictment for a crime constituting a felony; or

—	a material breach by a participant of any written covenant or agreement with us or any of our written policies.

The 2009 LTIP provides that the definition of cause in an employment or severance agreement will govern in lieu of the foregoing definition. Accordingly, the definition of cause in Mr. Finnegan’s employment agreement applies to Mr. Finnegan for purposes of the 2009 LTIP. Therefore, in his case, cause means:

—	Mr. Finnegan’s willful and continued failure to perform his duties under the terms of his employment agreement;

—

Mr. Finnegan’s willful engagement in any malfeasance, fraud, dishonesty or gross misconduct in connection with his position as our President and Chief Executive Officer or as a member of our Board that causes us material damage;

—	Mr. Finnegan’s conviction of, or plea of guilty or nolo contendere to, a felony; or

—	Mr. Finnegan’s breach of certain representations, warranties and covenants contained in his employment agreement that materially damage or could reasonably be expected to materially damage us.

Voluntary Resignation.    Messrs. Spiro and Krump are not entitled to any payments or benefits that are not generally available to our salaried employees upon voluntary resignation. Under Mr. Finnegan’s employment agreement, in the event of his voluntary resignation, he is entitled to receive retiree health benefits pursuant to our retiree health plans that would be available to an employee with 39 years of service with us.

Involuntary Termination without Cause.    Except for Mr. Finnegan and, as discussed below for Mr. Spiro in connection with a change in control, neither a termination of employment by us without cause nor a demotion or other constructive termination would entitle our NEOs to any payments or benefits that are not generally available to our salaried employees. The severance plan applicable to all of our eligible salaried employees who are not otherwise entitled to severance benefits under an employment agreement or similar arrangement generally provides two weeks of severance pay for each year of service, subject to a minimum of four weeks and a maximum of 52 weeks.

Mr. Finnegan’s employment agreement provides that, upon the termination of his employment without cause, his constructive termination or in the event we elect not to renew his employment agreement in accordance with its terms, he would be entitled to receive the following benefits beyond those generally available to our salaried employees:

—	current annual salary (without proration);

—	pro-rated annual non-equity incentive compensation for the year of his termination;

—

a severance payment equal to the sum of up to 2.5 times (with the multiplier no longer being applicable with respect to a non-renewal of his employment agreement as described below) the sum of his then-current annual salary and the average amount of his annual non-equity incentive compensation paid in the preceding three years;

—

up to 2.5 years of additional age and service credit for purposes of his supplemental retirement benefits (with the multiplier no longer being applicable with respect to a non-renewal of his employment agreement as described below);

—

up to 2.5 years of continued health and welfare benefits (with the multiplier no longer being applicable with respect to a non-renewal of his employment agreement as described below) under our employee welfare plans (provided that this obligation would cease if Mr. Finnegan were to receive such benefits from a subsequent employer) and thereafter retiree benefits; and

—

if any payments or benefits that Mr. Finnegan receives are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code on golden parachute payments, an additional payment to him to restore him to the after-tax position that he would have been in if the excise tax had not been imposed.

In addition, any outstanding equity awards would accelerate and vest in full (subject to the achievement of the performance goals in the case of performance units).

In the event of our non-renewal of his employment agreement, the 2.5 times severance multiplier was subject to a ratable step down which resulted in 0.5 being subtracted from the multiplier upon Mr. Finnegan’s attainment of age 58 and each year thereafter until reduced to zero at age 62. Mr. Finnegan attained age 62 in 2011, so the severance multiplier is no longer applicable to a non-renewal of his employment agreement. The 2.5 times severance multiplier would remain applicable in the case of a termination of Mr. Finnegan’s employment without cause or due to his constructive termination.

Under Mr. Finnegan’s employment agreement, constructive termination means his voluntary termination of employment following:

—	a reduction in Mr. Finnegan’s annual salary or target annual non-equity incentive compensation;

—	our failure to appoint Mr. Finnegan as our President and Chief Executive Officer and as a member of our Board or his removal from any of these positions;

—

a material diminution in Mr. Finnegan’s duties or responsibilities or the assignment to him of duties or responsibilities materially inconsistent with his position and status as our President and Chief Executive Officer;

—	a material change in Mr. Finnegan’s reporting relationship so that he no longer reports solely to our Board in his positions as President and Chief Executive Officer;

—	our breach of any material obligations to Mr. Finnegan under the terms of his employment agreement;

—	our breach of certain representations, warranties and covenants set forth in Mr. Finnegan’s employment agreement; or

—	our requiring that Mr. Finnegan’s principal location of employment be at any office or location more than 50 miles from our corporate headquarters in Warren, New Jersey.

Mr. Finnegan’s employment agreement requires Mr. Finnegan to comply with confidentiality, non-competition and non-solicitation covenants. The non-competition and non-solicitation provisions run during the term of Mr. Finnegan’s employment through the second anniversary of the termination thereof.

Change in Control

Equity Awards.    Under the 2009 LTIP, if outstanding equity awards were assumed by an acquirer in accordance with their respective terms, double-trigger vesting would apply (i.e., the awards would remain outstanding and vesting would not accelerate unless the participant’s employment was terminated without cause or the participant experienced a constructive termination). In the event of a change in control in which the acquirer did not assume outstanding equity awards in accordance with their respective terms, RSUs would immediately vest in full (but would be paid out in accordance with the terms of the awards) and performance unit awards would become earned and payable at 100% of the applicable target award. These provisions would apply to the outstanding RSUs and performance unit awards held by Messrs. Spiro, Krump, Robusto and Morrison as of December 31, 2014. The impact of a change in control on Mr. Finnegan’s equity awards is discussed below. For purposes of the 2009 LTIP, change in control is defined as:

—	the acquisition of 20% or more of our shares by any person;

—	a change in a majority of the members of our Board due to a proxy contest or tender or exchange offer; or

—

a merger, reorganization or similar transaction (including a sale of substantially all assets), where our shareholders immediately prior to such transaction do not control more than 50% of the surviving entity immediately after the transaction.

Mr. Finnegan.    Upon the occurrence of a change in control (as defined below), Mr. Finnegan’s employment agreement would be superseded by his change in control employment agreement with us. Mr. Finnegan’s change in control employment agreement provides generally that the terms and conditions of his employment (including position, location and benefits) may not be adversely changed during the three-year period after a change in control. The change in control employment agreement contains a double trigger mechanism such that (i) if a change in control occurs, and (ii) if Mr. Finnegan’s employment is terminated (other than for cause, death or disability), or constructively terminated, during the three-year period following a change in control, Mr. Finnegan would be entitled to receive:

—	pro-rated annual non-equity incentive compensation through the date of termination for the year in which the termination of employment occurs;

—

three times the sum of his then-current annual salary and highest annual non-equity incentive compensation award over the past three years, including any non-equity incentive compensation award payable for the current year;

—	three years of additional age and service credit for purposes of his supplemental retirement benefits;

—	three years of continued health and welfare benefits (or, if shorter, until a new employer provides these benefits) under our employee welfare plans and thereafter retiree benefits;

—	up to $100,000 of outplacement services; and

—

if any payments or benefits that Mr. Finnegan receives are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code on golden parachute payments, an additional payment to him to restore him to the after-tax position that he would have been in if the excise tax had not been imposed.

In addition, any outstanding equity awards held by Mr. Finnegan at the time would vest. Mr. Finnegan also would be entitled to reimbursement for legal fees he incurs as a result of the termination of his employment.

For purposes of Mr. Finnegan’s change in control employment agreement, change in control means:

—	the acquisition of 20% or more of our outstanding common stock by any person;

—	continuing directors (or their approved successors) ceasing to constitute a majority of our Board;

—

a merger, reorganization or similar transaction (including a sale of substantially all assets), where our shareholders immediately prior to such transaction do not control more than 50% of the surviving entity immediately after the transaction; or

—	shareholder approval of any plan or proposal for our liquidation or dissolution.

Mr. Finnegan’s change in control employment agreement requires Mr. Finnegan to comply with confidentiality, non-competition and non-solicitation covenants. The non-competition and non-solicitation provisions run during the term of Mr. Finnegan’s employment through the second anniversary of the termination thereof.

Mr. Spiro.    In addition to the above terms with respect to equity awards, we have entered into a change in control agreement with Mr. Spiro. The agreement with Mr. Spiro comes into effect in the event that his employment is terminated (other than as a result of his death, disability, retirement, voluntary termination or by us for cause) or is constructively terminated within two years after the effective date of the change in control (as defined below). Upon actual or constructive termination following a change in control, Mr. Spiro would be entitled to receive a severance payment equal to two times the sum of:

—	his then-current annual salary; and

—	the average amount of his annual non-equity incentive compensation for the last three years;

provided that the amount of the severance payment cannot exceed the amount that Mr. Spiro would have received had he remained in our employment until his normal retirement age under the Pension Plan. In addition to severance, Mr. Spiro also would be entitled to reimbursement for legal fees incurred by him as a result of the termination and continuation of health and other welfare benefits for a period of two years after the date of termination. Mr. Spiro’s agreement does not provide for a gross-up of any excise taxes that might be triggered by these payments.

For purposes of Mr. Spiro’s agreement, the definition of a change in control is the same definition of a change in control used in the 2009 LTIP.

For purposes of Mr. Spiro’s agreement, cause means:

—	his willful and continued failure to perform his duties; or

—	his willful engagement in misconduct which is materially injurious to us.

For purposes of Mr. Spiro’s agreement, the definition of a constructive termination means his voluntary termination of employment following the occurrence of certain events, including:

—

the assignment to Mr. Spiro, without his express written consent, of any duties inconsistent with his positions, duties, responsibilities, authority and status immediately prior to the change in control;

—

a change in reporting responsibilities, titles or offices as in effect immediately prior to the change in control or any removal of, or any failure to re-elect, Mr. Spiro to any of such positions, except in limited circumstances;

—	a reduction in Mr. Spiro’s annual salary as in effect at the time of the change in control;

—	our failure to continue Mr. Spiro’s participation in certain compensation plans in effect at the time of the change in control; or

—

our requiring Mr. Spiro to maintain his principal office or conduct his principal activities anywhere other than our corporate headquarters located within the New York Metropolitan area (including Warren, New Jersey).

Messrs. Krump, Robusto and Morrison.    Messrs. Krump, Robusto and Morrison are not entitled to any payments or benefits beyond those generally available to our salaried employees upon a change in control.

Estimate of Incremental Potential Payment

The following tables quantify the additional payments and benefits under the compensation and benefit plans and arrangements to which our NEOs would be entitled upon termination of employment under the termination scenarios described above that are beyond those generally available to our salaried employees, assuming a triggering event occurred on December 31, 2014. Because the payments to be made to each NEO depend on several factors, the actual amounts to be paid out upon a triggering event can only be determined at the time of the triggering event.

John D. Finnegan
Payment Type	Death ($)	Disability ($)	Voluntary Resignation/ Retirement ($)(1)	Involuntary Termination ($)(2)	Involuntary Termination or Constructive Termination after Change in Control ($)	Change in Control ($)
Cash Payment(3)(4)	$6,625,000	—	—	$11,769,250	$20,475,000	—
RSUs(5)	5,116,459	$5,116,459	$5,116,459	8,356,755	8,356,755	$8,356,755
Performance Units(6)	14,481,403	14,481,403	14,481,403	14,481,403	16,470,355	16,470,355
Retiree Health Benefits(7)	122,332	173,858	217,472	217,472	217,472	—
Other Benefits(8)	29,620	29,620	29,620	203,423	338,183	—
Gross-up on Excise Tax(9)	—	—	—	—	—	—

Total	$26,374,814	$19,801,340	$19,844,954	$35,028,303	$45,857,765	$24,827,110

(1)	Reflective of a unilateral decision by Mr. Finnegan to retire, which would be treated as a termination of his employment by him without good reason (as opposed to a mutually agreed upon retirement, which would be treated as a non-renewal of his employment agreement), and would have the same effect as his decision to voluntarily resign. See footnote (2) below for additional information regarding the non-renewal of Mr. Finnegan’s employment agreement.

(2)	Reflective of a termination of Mr. Finnegan’s employment without cause, due to his constructive termination or due to our non-renewal of his employment agreement. In the event of a non-renewal of Mr. Finnegan’s employment agreement with respect to which notice of such non-renewal is provided as required under its terms, the amount noted in the column above for Cash Payment would be zero; the amount noted in the column above for Other Benefits would be reduced to $174,473; and the remaining amounts would be unchanged, bringing the amount noted in the column above for Total to $23,230,103 in the event of a non-renewal of Mr. Finnegan’s employment agreement (see the information set forth under the heading “Executive Compensation—Potential Payments upon Termination or a Change in Control”). As described below under the heading “Certain Transactions and Other Matters,” notice of non-renewal has been delivered such that Mr. Finnegan’s employment under his employment agreement will end concurrent with his expected retirement effective on December 31, 2016.

(3)	In the event of death, reflects a death benefit of five times Mr. Finnegan’s annual salary as of December 31, 2014 ($1,325,000). In the event of an “Involuntary Termination,” reflects a multiple of annual salary as of December 31, 2014 and the average of Mr. Finnegan’s last three annual non-equity incentive compensation awards ($3,382,700). In the event of an “Involuntary Termination or Constructive Termination after Change in Control,” reflects a multiple of annual salary as of December 31, 2014 and the highest of his last three annual or current non-equity incentive compensation awards ($5,500,000).

(4)	Except for the amount listed under the “Involuntary Termination or Constructive Termination after Change in Control” column, these amounts do not include any amounts attributable to Mr. Finnegan’s 2014 annual non-equity incentive compensation award to be paid in March 2015 and disclosed under the heading “Executive Compensation—Summary Compensation Table.”

(5)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $103.47 per share on December 31, 2014. Figure reflected in the “Change in Control” column assumes that RSUs are not assumed by the acquirer.

(6)	Reflects fair market value of accelerated unearned performance units based on our closing stock price of $103.47 per share on December 31, 2014. In the case of a termination of Mr. Finnegan’s employment due to death or disability or due to a “Voluntary Resignation/Retirement” or “Involuntary Termination,” the number of performance units that vest would be based on our actual performance at the end of the performance cycle and, for purposes of this calculation, reflects the same performance assumptions used for Mr. Finnegan’s outstanding performance unit awards set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” In the event of an “Involuntary Termination or Constructive Termination after Change in Control” or upon a “Change in Control,” performance units would become earned and payable at 100% of the applicable target award. Figure reflected in the “Change in Control” column assumes that performance units are not assumed by the acquirer.

(7)	Mr. Finnegan’s employment agreement provides for retiree health benefits assuming that Mr. Finnegan had 39 years of service at retirement. None of our other employees hired on or after January 1, 1999 receives company-subsidized retiree health benefits. The present value of these benefits is calculated based on the assumptions used for financial reporting purposes at year-end 2014, including a discount rate of 4.3%, medical trend rate of 7.6% in 2014 and grading down gradually to a trend rate of 4.5% in 2028 and thereafter.

(8)	For death, disability and “Voluntary Resignation/Retirement,” represents the value attributable to continuation of two years of executive financial counseling ($29,620). In the case of a termination in connection with a change in control, represents outplacement benefits ($100,000), three years of continued life insurance ($173,823), three years of continued medical and dental benefits ($34,740) and two years of executive financial counseling ($29,620). In the event of an “Involuntary Termination,” represents 2.5 years of continued medical and dental benefits ($28,950), 2.5 years of continued life insurance benefits ($144,853) and two years of executive financial counseling ($29,620).

(9)	This calculation is an estimate for proxy statement disclosure purposes only. Payments upon a change in control may differ based on factors such as transaction price, timing of employment termination and payments, changes in compensation and reasonable compensation analyses. For purposes of this calculation, no portion of the performance units that would accelerate upon a change in control has been treated as reasonable compensation for services rendered prior to the change in control and no value has been attributed to non-competition covenants. The increase in Mr. Finnegan’s prior taxable wages negates any excise tax liabilities under Section 280G of the Internal Revenue Code.

Richard G. Spiro
Payment Type	Death ($)	Disability ($)	Voluntary Resignation/ Retirement ($)(1)	Involuntary Termination ($)	Involuntary Termination or Constructive Termination after Change in Control ($)	Change in Control ($)
Cash Payment(2)(3)	—	—	—	—	$4,875,333	—
RSUs(4)	$1,663,234	$1,663,234	—	—	2,608,272	$2,608,272
Performance Units(5)	4,213,712	4,213,712	—	—	4,826,565	4,826,565
Other Benefits(6)	25,770	25,770	—	$12,885	44,740	—

Total	$5,902,716	$5,902,716	—	$12,885	$12,354,910	$7,434,837

(1)	Mr. Spiro was not eligible for retirement as of December 31, 2014.

(2)	The figure reflected in the “Involuntary Termination or Constructive Termination after Change in Control” column represents two years of compensation based on Mr. Spiro’s annual salary as of December 31, 2014 ($925,000) and the average of his last three annual non-equity incentive compensation awards ($1,512,667).

(3)	Does not include any amounts attributable to Mr. Spiro’s 2014 annual non-equity incentive compensation award to be paid in March 2015 and disclosed under the heading “Executive Compensation—Summary Compensation Table.”

(4)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $103.47 per share on December 31, 2014. Figure reflected in the “Change in Control” column assumes that RSUs are not assumed by the acquirer.

(5)	Reflects fair market value of accelerated unearned performance units based on our closing stock price of $103.47 per share on December 31, 2014. In the case of a termination of Mr. Spiro’s employment due to death or disability, the number of performance units that vest would be based on our actual performance at the end of the performance cycle and, for purposes of this calculation, reflects the same performance assumptions used for Mr. Spiro’s outstanding performance unit awards set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” In the event of an “Involuntary Termination or Constructive Termination after Change in Control” or upon a “Change in Control,” performance units would become earned and payable at 100% of the applicable target award. Figure reflected in the “Change in Control” column assumes that performance units are not assumed by the acquirer.

(6)	Represents the value attributable to continuation of two years of executive financial counseling ($25,770) in the case of death and disability or one year in the case of a termination without cause ($12,885). In the case of a termination in connection with a change in control, represents the value attributable to continuation of two years of (i) life insurance premiums ($1,666); (ii) executive financial counseling ($25,770); and (iii) medical and dental coverage ($17,304).

Paul J. Krump
Payment Type	Death ($)	Disability ($)	Voluntary Resignation/ Retirement ($)(1)	Involuntary Termination ($)	Involuntary Termination or Constructive Termination after Change in Control ($)	Change in Control ($)
Cash Payment	—	—	—	—	—	—
RSUs(2)	$1,106,428	$1,106,428	—	—	$1,831,626	$1,831,626
Performance Units(3)	3,245,336	3,245,336	—	—	3,684,773	3,684,773
Retirement Benefits(4)	1,332,913	—	—	—	—	—
Other Benefits(5)	29,620	29,620	—	$14,810	29,620	—

Total	$5,714,297	$4,381,384	—	$14,810	$5,546,019	$5,516,399

(1)	Mr. Krump was not eligible for retirement as of December 31, 2014.

(2)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $103.47 per share on December 31, 2014. Figure reflected in the “Change in Control” column assumes that RSUs are not assumed by the acquirer.

(3)	Reflects fair market value of accelerated unearned performance units based on our closing stock price of $103.47 per share on December 31, 2014. In the case of a termination of Mr. Krump’s employment due to death or disability, the number of performance units that vest would be based on our actual performance at the end of the performance cycle and, for purposes of this calculation, reflects the same performance assumptions used for Mr. Krump’s outstanding performance unit awards set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” In the event of an “Involuntary Termination or Constructive Termination after Change in Control” or upon a “Change in Control,” performance units would become earned and payable at 100% of the applicable target award. Figure reflected in the “Change in Control” column assumes that performance units are not assumed by the acquirer.

(4)	In the event of death, the Pension Plan and Pension Excess Benefit Plan provide for a pre-retirement survivor’s benefit with an incremental value of $1,332,913. Due to Mr. Krump’s commencement of employment prior to January 1, 2001, the pre-retirement survivor’s benefit is more valuable than the benefits that he would have received in the event of a voluntary termination.

(5)	Represents the value attributable to continuation of two years of executive financial counseling ($29,620) or one year in the case of an involuntary termination without cause ($14,810).

Dino E. Robusto
Payment Type	Death ($)	Disability ($)	Voluntary Resignation/ Retirement ($)	Involuntary Termination ($)	Involuntary Termination or Constructive Termination after Change in Control ($)	Change in Control ($)
Cash Payment	—	—	—	—	—	—
RSUs(1)	$1,106,428	$1,106,428	$1,106,428	$1,106,428	$1,831,626	$1,831,626
Performance Units(2)	3,245,336	3,245,336	3,245,336	3,245,336	3,684,773	3,684,773
Other Benefits(3)	29,620	29,620	29,620	29,620	29,620	—

Total	$4,381,384	$4,381,384	$4,381,384	$4,381,384	$5,546,019	$5,516,399

(1)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $103.47 per share on December 31, 2014. Figure reflected in the “Change in Control” column assumes that RSUs are not assumed by the acquirer.

(2)	Reflects fair market value of accelerated unearned performance units based on our closing stock price of $103.47 per share on December 31, 2014. In the case of a termination of Mr. Robusto’s employment due to death or disability, the number of performance units that vest would be based on our actual performance at the end of the performance cycle and, for purposes of this calculation, reflects the same performance assumptions used for Mr. Robusto’s outstanding performance unit awards set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” In the event of an “Involuntary Termination or Constructive Termination after Change in Control” or upon a “Change in Control,” performance units would become earned and payable at 100% of the applicable target award. Figure reflected in the “Change in Control” column assumes that performance units are not assumed by the acquirer.

(3)	Represents the value attributable to continuation of two years of executive financial counseling ($29,620).

Harold L. Morrison, Jr.
Payment Type	Death ($)	Disability ($)	Voluntary Resignation/ Retirement ($)	Involuntary Termination ($)	Involuntary Termination or Constructive Termination after Change in Control ($)	Change in Control ($)
Cash Payment	—	—	—	—	—	—
RSUs(1)	$851,144	$851,144	$851,144	$851,144	$1,422,919	$1,422,919
Performance Units(2)	2,564,349	2,564,349	2,564,349	2,564,349	2,911,232	2,911,232
Other Benefits(3)	29,620	29,620	29,620	29,620	29,620	—

Total	$3,445,113	$3,445,113	$3,445,113	$3,445,113	$4,363,771	$4,334,151

(1)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $103.47 per share on December 31, 2014. Figure reflected in the “Change in Control” column assumes that RSUs are not assumed by the acquirer.

(2)	Reflects fair market value of accelerated unearned performance units based on our closing stock price of $103.47 per share on December 31, 2014. In the case of a termination of Mr. Morrison’s employment due to death or disability, the number of performance units that vest would be based on our actual performance at the end of the performance cycle and, for purposes of this calculation, reflects the same performance assumptions used for Mr. Morrison’s outstanding performance unit awards set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” In the event of an “Involuntary Termination or Constructive Termination after Change in Control” or upon a “Change in Control,” performance units would become earned and payable at 100% of the applicable target award. Figure reflected in the “Change in Control” column assumes that performance units are not assumed by the acquirer.

(3)	Represents the value attributable to continuation of two years of executive financial counseling ($29,620).

EQUITY COMPENSATION PLAN INFORMATION

The following table shows certain information with respect to our equity compensation plans as of December 31, 2014:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,700,460	(2)	$60.56	(4)	8,619,142	(6)
Equity compensation plans not approved by security holders(1)	127,077	(3)	$51.95	(5)	325,435

Total	4,827,537		$60.27	(4)(5)	8,944,577

(1)	These plans are the CCAP Excess Benefit Plan and the Deferred Compensation Plan for Directors, under which 129,676 shares of common stock and 195,759 shares of common stock, respectively, are available for future issuance.

The CCAP Excess Benefit Plan is a nonqualified, defined contribution plan and covers those participants in the CCAP and the ESOP whose total benefits under those plans are limited by certain provisions of the Internal Revenue Code. A participant in the CCAP Excess Benefit Plan is entitled to a benefit equaling the difference between the participant’s benefits under the CCAP and the ESOP, without considering the applicable limitations of the Internal Revenue Code, and the participant’s actual benefits under such plans. A participant’s excess ESOP benefit is expressed as shares of our common stock. Payments under the CCAP Excess Benefit Plan are generally made: (i) for excess benefits related to the CCAP in cash annually as soon as practical after the amount of excess benefit can be determined; and (ii) for excess benefits related to the ESOP, in common stock as soon as practicable after the participant’s termination of employment. Allocations under the ESOP ceased in 2004. Accordingly, other than dividends, no new contributions are made to the ESOP or the CCAP Excess Benefit Plan with respect to excess ESOP benefits. Additional information regarding the CCAP and the CCAP Excess Benefit Plan is set forth under the heading “Compensation Discussion and Analysis—Company-Sponsored Benefit Plans.”

The material terms of the Deferred Compensation Plan for Directors are described under the heading “Corporate Governance—Directors’ Compensation.”

(2)	Includes 1,804,879 shares, representing 200% of the aggregate target for the performance unit awards for the three-year performance cycles ending December 31, 2015 and December 31, 2016, which is the maximum number of shares issuable under these awards and 160,489 shares for the performance cycle ended December 31, 2014. The December 31, 2014 performance units are shown at the actual payout percentage of 35.2% of target. Shortly after the end of each performance cycle, our Compensation Committee will determine the actual number of shares to be received by participants in these plans for the awards that are earned on December 31, 2015 and December 31, 2016.

(3)	Includes an aggregate of 12,663 shares issuable upon exercise of the special option grant awarded to a retired non-employee director in 2002 as individual compensation for his service on our Chief Executive Officer search committee.

(4)	Weighted average exercise price excludes shares issuable under outstanding performance unit awards, RSU awards and director stock unit awards.

(5)	Weighted average exercise price consists of exercise price of the special option grant described in note (3) above and excludes shares issuable in connection with the CCAP Excess Benefit Plan and the Deferred Compensation Plan for Directors.

(6)	8,619,142 shares are available for issuance under the 2014 LTIP (which includes 751,863 shares previously reserved for issuance in connection with the 2012 performance unit awards). After December 31, 2014, the number of shares available for issuance under the 2014 LTIP was reduced by approximately 1.1 million net shares due to grants made to participants in the 2014 LTIP during the first quarter of 2015 (partially offset by shares returned to the status of available for issuance due to forfeitures and shares cancelled in connection with tax withholdings).

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the only persons or entities known to us to be beneficial owners of more than 5% of our outstanding common stock. The information below is as reported by that entity in statements filed with the SEC.

Name and Address	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class(5)
BlackRock, Inc.	16,919,992	(1)	7.2%
The Vanguard Group	13,803,552	(2)	5.85%
FMR LLC	13,572,624	(3)	5.755%
State Street Corporation	12,997,521	(4)	5.5%

(1)	Reflects ownership as of December 31, 2014 as reported on Schedule 13G/A filed with the SEC on January 26, 2015 by BlackRock, Inc., located at 55 East 52nd Street, New York, NY 10022. BlackRock, Inc. reports sole power to vote or direct the vote of 13,646,609 shares and sole power to dispose of or to direct the disposition of 16,919,992 shares. BlackRock, Inc. has certified that these shares of our common stock were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of Chubb and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(2)	Reflects ownership as of December 31, 2014 as reported on Schedule 13G/A filed with the SEC on February 11, 2015 by The Vanguard Group, located at 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group reports sole power to vote or direct the vote of 411,326 shares, sole power to dispose of or to direct the disposition of 13,409,684 shares and shared power to dispose of or to direct the disposition of 393,868 shares. The Vanguard Group has certified that these shares of our common stock were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of Chubb and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(3)	Reflects ownership as of December 31, 2014 as reported on Schedule 13G filed with the SEC on February 13, 2015 by FMR LLC, located at 245 Summer Street, Boston, MA 02210. FMR LLC reports sole power to vote or direct the vote of 782,422 shares and the sole power to dispose of or to direct the disposition of 13,572,624 shares. FMR LLC has certified that these shares of our common stock were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of Chubb and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(4)	Reflects ownership as of December 31, 2014 as reported on Schedule 13G filed with the SEC on February 12, 2015 by State Street Corporation, located at State Street Financial Center, One Lincoln Street, Boston, MA 02111. State Street Corporation reports shared power to vote or direct the vote of 12,997,521 shares and shared power to dispose of or to direct the disposition of 12,997,521 shares. State Street Corporation has certified that these shares of our common stock were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of Chubb and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(5)	As reported in the applicable statement filed with the SEC.

The following table sets forth certain information regarding the beneficial ownership of our common stock and common stock-based holdings by each of our directors and nominees for director, by each of our NEOs and by our directors and executive officers as a group as of March 6, 2015.

Name and Address(1)	Amount and Nature of Beneficial Ownership of Common Stock(2)	Percent of Class(3)
Zoë Baird Budinger(4)(5)	51,575	*
Sheila P. Burke(4)(6)	31,626	*
James I. Cash, Jr.(4)(7)	15,305	*
John D. Finnegan(8)	784,962	*
Timothy P. Flynn(9)	4,408	*
Karen M. Hoguet(10)	4,360	*
Lawrence W. Kellner(11)	7,605	*
Martin G. McGuinn(4)	25,207	*
Lawrence M. Small(4)(12)	56,696	*
Jess Søderberg(4)	15,668	*
Daniel E. Somers(4)(13)	27,191	*
William C. Weldon(14)	6,314	*
James M. Zimmerman(4)(15)	18,857	*
Alfred W. Zollar(4)(16)	23,249	*
Paul J. Krump(17)	80,236	*
Harold L. Morrison, Jr.(18)	45,475	*
Dino E. Robusto(19)	52,711	*
Richard G. Spiro(20)	109,817	*
All directors and executive officers as a group(21)	1,580,825	*

*	Less than 1%.

(1)	The business address of each director and executive officer named in this table is The Chubb Corporation, 15 Mountain View Road, Warren, New Jersey 07059.

(2)	Unless otherwise indicated, share amounts are as of March 6, 2015 and each person has sole voting and investment power with respect to the shares listed.

(3)	Individual directors and executive officers, as well as all directors and executive officers as a group, beneficially owned less than 1% of our common stock outstanding as of March 6, 2015.

(4)	Includes 10,694 fully vested mandatorily deferred stock units that will settle following separation from our service.

(5)	Includes (i) 20,000 shares that Ms. Baird Budinger may purchase within 60 days; and (ii) 2,802 market value units.

(6)	Includes (i) 8,148 market value units; and (ii) 12,454 vested stock units of which Ms. Burke has elected to defer her receipt.

(7)	Includes (i) 2,585 market value units; and (ii) 1,526 vested stock units of which Dr. Cash has elected to defer his receipt.

(8)

Includes (i) 80,000 shares held by a family-owned limited liability company; (ii) 55,735 shares held in grantor retained annuity trusts; (iii) 18,622 shares in family-owned trusts; (iv) 219 shares that were allocated to Mr. Finnegan pursuant to the ESOP; and (v) 422,755 deferred stock units that are fully vested and will settle following Mr. Finnegan’s separation from our service. This amount does not include (i) 25,630 RSUs that will vest on February 27, 2016; (ii) 27,429 RSUs that will vest on February 26, 2017; (iii) 24,970 RSUs that will vest on February 25, 2018; (iv) 76,891 shares attributable to the performance unit award for the performance cycle ending December 31, 2015; (v) 82,289 shares attributable to the performance unit award for the performance cycle ending December 31, 2016; and (vi) 74,910 shares attributable to the performance unit award for the performance cycle ending December 31, 2017. Payment of shares attributable to the performance unit awards will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance cycle.

(9)	Includes (i) 1,961 market value units; and (ii) 2,447 fully vested mandatorily deferred stock units that will settle following Mr. Flynn’s separation from our service.

(10)	Includes (i) 1,913 market value units; and (ii) 2,447 fully vested mandatorily deferred stock units that will settle following Ms. Hoguet’s separation from our service.

(11)	Includes (i) 308 market value units; and (ii) 6,297 fully vested mandatorily deferred stock units that will settle following Mr. Kellner’s separation from our service.

(12)	Includes 29,925 shares that Mr. Small may purchase within 60 days.

(13)	Includes (i) 2,777 market value units; and (ii) 13,672 vested stock units of which Mr. Somers has elected to defer his receipt.

(14)	Includes (i) 2,416 market value units; and (ii) 2,893 fully vested mandatorily deferred stock units that will settle following Mr. Weldon’s separation from our service.

(15)	Includes 2,403 vested stock units of which Mr. Zimmerman has elected to defer his receipt.

(16)	Includes 322 vested stock units of which Mr. Zollar has elected to defer his receipt.

(17)	Includes (i) 7,201 shares that were allocated to Mr. Krump pursuant to the ESOP; and (ii) 10,390 deferred stock units that are fully vested which will settle following Mr. Krump’s separation from our service. This amount does not include (i) 5,662 RSUs that will vest on February 27, 2016; (ii) 6,207 RSUs that will vest on February 26, 2017; (iii) 5,743 RSUs that will vest on February 25, 2018; (iv) 16,988 shares attributable to the performance unit award for the performance cycle ending December 31, 2015; (v) 18,624 shares attributable to the performance unit award for the performance cycle ending December 31, 2016; and (vi) 17,229 shares attributable to the performance unit award for the performance cycle ending December 31, 2017. Payment of shares attributable to the performance unit awards will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance cycle.

(18)	Includes (i) 383 shares in the Chubb Stock Fund of the CCAP; (ii) 143 shares that were allocated to Mr. Morrison pursuant to the ESOP; and (iii) 2,128 deferred stock units that are fully vested which will settle following Mr. Morrison’s separation from our service. This amount does not include (i) 4,470 RSUs that will vest on February 27, 2016; (ii) 4,908 RSUs that will vest on February 26, 2017; (iii) 4,244 RSUs that will vest on February 25, 2018; (iv) 13,411 shares attributable to the performance unit award for the performance cycle ending December 31, 2015; (v) 14,725 shares attributable to the performance unit award for the performance cycle ending December 31, 2016; and (vi) 12,735 shares attributable to the performance award for the performance cycle ending December 31, 2017. Payment of shares attributable to the performance unit awards will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance cycle.

(19)	Includes 8,249 deferred stock units that are fully vested which will settle following Mr. Robusto’s separation from our service. This amount does not include (i) 5,662 RSUs that will vest on February 27, 2016; (ii) 6,207 RSUs that will vest on February 26, 2017; (iii) 5,743 RSUs that will vest on February 25, 2018; (iv) 16,988 shares attributable to the performance unit award for the performance cycle ending December 31, 2015; (v) 18,624 shares attributable to the performance unit award for the performance cycle ending December 31, 2016; and (vi) 17,229 shares attributable to the performance award for the performance cycle ending December 31, 2017. Payment of shares attributable to the performance unit awards will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance cycle.

(20)

This amount does not include (i) 7,897 RSUs that will vest on February 27, 2016; (ii) 7,651 RSUs that will vest on February 26, 2017; (iii) 6,617 RSUs that will vest on February 25, 2018; (iv) 23,693 shares attributable to the performance unit award for the performance cycle ending December 31, 2015; (v) 22,954 shares attributable to the performance unit award for the performance cycle ending December 31, 2016; and (vi) 19,851 shares attributable to the performance unit award for the performance cycle ending December 31, 2017. Payment of shares attributable to the performance unit awards will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance cycle.

(21)	Includes (i) 1,052 shares which were allocated to executive officers other than those listed in the table above pursuant to the Chubb Stock Fund of the CCAP; (ii) 5,214 shares which were allocated to executive officers other than those listed in the table above pursuant to the ESOP; and (iii) 13,042 stock units that are fully vested of which executive officers other than those listed in the table above have elected to defer receipt until separation from our service. This amount does not include (i) 3,343 RSUs which were allocated to executive officers other than those listed in the table above that will vest on December 31, 2015; (ii) 9,413 RSUs which were allocated to executive officers other than those listed in the table above that will vest on February 27, 2016; (iii) 9,739 RSUs which were allocated to executive officers other than those listed in the table above that will vest on February 26, 2017; (iv) 10,385 RSUs which were allocated to executive officers other than those listed in the table above that will vest on February 25, 2018; (v) 27,540 shares attributable to the performance unit award for the performance cycle ending December 31, 2015; (vi) 28,152 shares attributable to the performance unit award for the performance cycle ending December 31, 2016; and (vii) 29,963 shares attributable to the performance unit award for the performance cycle ending December 31, 2017. Payment of shares attributable to the performance unit awards will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance cycle.

CERTAIN TRANSACTIONS AND OTHER MATTERS

At December 31, 2014, according to a Schedule 13G/A filed with the SEC on January 26, 2015, BlackRock, Inc. was the beneficial owner of more than 5% of our outstanding common stock. In 2014, BlackRock, Inc. purchased insurance policies from our property and casualty insurance subsidiaries with an aggregate net written premium of approximately $2.5 million.

At December 31, 2014, according to a Schedule 13G filed with the SEC on February 12, 2015, State Street Corporation was the beneficial owner of more than 5% of our outstanding common stock. At December 31, 2014, we owned approximately $26.0 million of State Street Corporation fixed income securities. In 2014, State Street Corporation purchased insurance policies from our property and casualty insurance subsidiaries with an aggregate net written premium of approximately $383,000. State Street Corporation manages an index fund in which the Pension Plan has invested and for which we paid to State Street Corporation fees of approximately $145,000 in 2014.

At December 31, 2014, according to a Schedule 13G/A filed with the SEC on February 11, 2015, The Vanguard Group was the beneficial owner of more than 5% of our outstanding common stock. In 2014, The Vanguard Group managed certain mutual funds offered to participants in the CCAP. As of December 31, 2014, CCAP participants had invested approximately $361 million in these funds. The associated fees are borne by the CCAP participants who invest in these funds.

At December 31, 2014, according to a Schedule 13G filed with the SEC on February 13, 2015, FMR LLC was the beneficial owner of more than 5% of our outstanding common stock. At December 31, 2014, we owned approximately $62.5 million of FMR LLC fixed income securities. In 2014, FMR LLC purchased insurance policies from our property and casualty insurance subsidiaries with an aggregate net written premium of approximately $2.8 million. In 2014, FMR LLC managed certain mutual funds offered to participants in the CCAP. As of December 31, 2014, CCAP participants had invested approximately $739 million in these funds. The associated fees are borne by the CCAP participants who invest in these funds. An affiliate of FMR LLC manages certain investment vehicles in which the Pension Plan has invested and for which we paid fees of approximately $715,000 in 2014.

Claudia M. Cox is the wife of Robert C. Cox, Chief Operating Officer of Chubb Specialty Insurance and Executive Vice President of Chubb & Son, a division of Federal Insurance Company (Chubb & Son), one of our subsidiaries. Ms. Cox is a Vice President of Chubb & Son and received total compensation for 2014 of approximately $200,000. Ms. Cox also participates in our company-sponsored benefit plans maintained for the benefit of our eligible salaried employees.

In 2014, one of our property and casualty insurance subsidiaries made payments totaling approximately $196,000 to Mr. Small, one of our directors, in connection with claims for losses covered under a homeowners insurance policy. The policy was purchased, and the claims administered, on an arm’s length basis in the ordinary course of business and consistent with the purchase of insurance products by, and administration of claims of, other insureds.

Effective December 1, 2002, we entered into an employment agreement with Mr. Finnegan. This employment agreement covers Mr. Finnegan’s roles and responsibilities, his compensation and benefits and the results of the termination of his employment under various circumstances. The employment agreement contains an automatic renewal clause, providing that the employment agreement will have a perpetual two-year term unless Mr. Finnegan or we deliver a notice of non-renewal. We delivered the notice of non-renewal on December 4, 2014 so that Mr. Finnegan’s employment under the employment agreement will end concurrent with his expected retirement effective on December 31, 2016. Additional information regarding Mr. Finnegan’s employment agreement is set forth under the headings “Compensation Discussion and Analysis—Employment and Severance Agreements,” “Compensation Discussion and Analysis—Change in Control Agreements” and “Executive Compensation—Potential Payments upon Termination.”

Effective October 1, 2008, we entered into a change in control agreement with Mr. Spiro. Information regarding this change in control agreement is set forth under the headings “Compensation Discussion and Analysis—Change in Control Agreements” and “Executive Compensation—Potential Payments upon Termination.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our common stock to file reports of securities ownership and changes in such ownership with the SEC. Based solely upon a review of copies of such reports or written representations that all such reports were timely filed, we believe that each of our directors, executive officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during 2014, except for (i) Mr. Robusto, who filed a Form 3/A on October 29, 2014 reporting direct ownership of 653 additional shares of our common stock that were inadvertently omitted due to administrative error from a Form 3 filed with the SEC on January 12, 2006; (ii) for Mr. Mark P. Korsgaard, who filed a Form 5 on January 14, 2015 reporting two transactions that should have been reported on a Form 4 by May 22, 2014 but were not due to inadvertent administrative error; and (iii) for Mr. Cox, who filed a Form 5 on February 11, 2015, reporting his spouse’s annual receipt of RSU awards from 2006 through 2014 and the annual settlement of such awards into shares of our common stock for each year from 2009 through 2014, each of which should have been reported on a Form 4 but were not due to inadvertent administrative error.

PROPOSAL 1

ELECTION OF DIRECTORS

Upon the recommendation of our Governance Committee, our Board has nominated the following individuals for election to our Board this year:

Zoë Baird Budinger	Martin G. McGuinn
Sheila P. Burke	Lawrence M. Small
James I. Cash, Jr.	Jess Søderberg
John D. Finnegan	Daniel E. Somers
Timothy P. Flynn	William C. Weldon
Karen M. Hoguet	James M. Zimmerman
Lawrence W. Kellner	Alfred W. Zollar

Information regarding the business experience of each nominee and the factors considered by our Governance Committee and the Board in selecting each nominee for election to our Board is provided under the heading “Our Board of Directors.” Each of our directors is elected annually to serve until the next annual meeting of shareholders and until his or her successor is elected and qualified. There are no family relationships among our executive officers and directors. Each director nominee other than Mr. Finnegan satisfies the independence requirements set forth in the NYSE listing standards and our Corporate Governance Guidelines. In addition, each nominee to our Compensation Committee is independent under the NYSE’s heightened independence standards for Compensation Committee members, and each nominee to our Audit Committee is independent under Section 10A(m)(3) of the Exchange Act and the rules promulgated thereunder.

Our Board expects that each of the nominees named in this proxy statement will be available for election and, if elected, will be willing to serve as a director. If any nominee is not available, then the proxies may vote for a substitute as may be designated by our Board, unless our Board reduces the number of directors. Our Board has, in accordance with our By-Laws, fixed the number of directors constituting our Board at 14. If elected, each director will serve until the next annual meeting of shareholders and until his or her successor is elected and qualified.

Director nominees will be elected by a majority of the votes cast by our shareholders entitled to vote at the 2015 Annual Meeting. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card.

Our Board recommends that you vote “FOR” each of the foregoing nominees for director. If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of each of the director nominees. If you are a beneficial owner of shares held in street name and return a signed and dated voting instruction card without marking any voting selections for the election of directors, your shares will not be voted with respect to this proposal. If you do not return your proxy card or your voting instruction card, your shares will not be voted with respect to this proposal.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our Audit Committee has retained Ernst & Young LLP (EY) as our independent auditor for 2015. The appointment of EY is being submitted to our shareholders for ratification. EY has acted as our independent auditor for many years. The following summarizes the fees billed to us by EY for professional services rendered in 2014 and 2013:

Fee Category	2014	2013
Audit Fees(1)	$8,204,000	$8,364,000
Audit-Related Fees(2)	837,000	638,000
Tax Fees(3)	123,000	38,000
All Other Fees(4)	189,000	144,000

(1)	Audit Fees primarily relate to the audit of our annual financial statements, review of our financial statements included in our quarterly reports on Form 10-Q, statutory audits for our insurance subsidiaries and review of SEC registration statements.

(2)	Audit-Related Fees primarily relate to internal control reports, employee benefit plan audits, certain non-insurance related statutory audits and other regulatory reports.

(3)	Tax Fees primarily relate to tax compliance, tax advice and tax planning.

(4)	All Other Fees relate to other services not described in notes (1), (2) and (3) above, including special actuarial reports filed with regulators, technical training and an online information service.

Our Audit Committee determined that the provision of these services is compatible with maintaining EY’s independence.

In 2014, our Audit Committee pre-approved all services performed for us by EY pursuant to our Policy on Pre-Approval of Independent Auditor Services, which is attached as Annex A to this proxy statement.

As part of its periodic evaluation of EY and in order to assure continuing auditor independence, our Audit Committee considers on an annual basis the rotation of our independent auditor. Further, in conjunction with the mandated rotation of our independent auditor’s lead audit partner, our Audit Committee and its chair are directly involved in the selection of EY’s lead audit partner.

Representatives of EY are expected to be present at the 2015 Annual Meeting and to have the opportunity to make a statement should they desire to do so and to be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast by shareholders entitled to vote at the 2015 Annual Meeting is required to ratify the appointment of EY as our independent auditor. If our shareholders do not ratify the appointment of EY, our Audit Committee will reconsider the appointment.

Our Board recommends that you vote “FOR” ratification of the appointment of EY as our independent auditor. If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections with respect to this proposal, or if you are a beneficial owner of shares held in street name and return a signed and dated voting instruction card without marking any voting selection with respect to this proposal, your shares will be considered as present and entitled to vote for the purpose of determining whether a quorum is present at the meeting, and your shares will be voted “FOR” Proposal 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and rules adopted by the SEC required thereunder, at the 2015 Annual Meeting, we are providing shareholders with an advisory say-on-pay vote.

At the 2015 Annual Meeting, shareholders will have the opportunity to vote on the following resolution:

“RESOLVED, that the shareholders of The Chubb Corporation (the Company), in an advisory vote, hereby approve the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s 2015 proxy statement under the headings ‘Compensation Discussion and Analysis’ and ‘Executive Compensation.’”

This vote is non-binding. Our Compensation Committee, however, expects to take into account the outcome of the vote when considering future executive compensation decisions to the extent its members (with the assistance of the Compensation Consultant) can determine the cause or causes leading to the results of this vote. We currently hold such votes annually and the next such vote will be held at our 2016 Annual Meeting of Shareholders.

As described in detail under “Compensation Discussion and Analysis,” our executive compensation program is designed to motivate and retain our NEOs, thereby helping us to maintain our position as one of the world’s preeminent property and casualty insurers. Our Compensation Committee, with the assistance of the Compensation Consultant, engages in rigorous benchmarking and analysis of our NEO target compensation levels to ensure that our executive compensation program is competitive with the companies with which we believe we compete for executive talent. At the same time, our Compensation Committee has designed our executive compensation program to ensure that NEO actual compensation levels are reflective of the results we achieve for our shareholders on both an annual and longer-term basis.

Shareholders are encouraged to carefully read the information set forth under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

Our Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation paid to our NEOs. If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the compensation paid to our NEOs. If you are a beneficial owner of shares held in street name and return a signed and dated voting instruction card without marking any voting selection for this proposal, your shares will not be voted with respect to this proposal. If you do not return your proxy card or your voting instruction card, your shares will not be voted with respect to this proposal.

PROPOSAL 4

SHAREHOLDER PROPOSAL

We received a request from: (i) First Affirmative Financial Network, LLC, 2503 Walnut Street, Suite 201, Boulder, CO 80302, on behalf of Waterglass, LLC, One Rockridge Place, Oakland, CA 94618; (ii) NorthStar Asset Management, Inc. Funded Pension Plan, P.O. Box 301840, Boston, MA 02130; (iii) Friends Fiduciary Corporation, 1650 Arch Street, Suite 1904, Philadelphia, PA 19103; and (iv) Calvert Investment Management, Inc., 4550 Montgomery Avenue, Suite 1000N, Bethesda, MD 20814, on behalf of the Calvert Social Index Fund and the Calvert VP S&P 500 Index Portfolio, to include the shareholder proposal set forth below in this proxy statement. According to the information provided to us by these shareholder proponents, they beneficially own in the aggregate approximately 13,613 shares, or approximately 0.006%, of our common stock. We will provide shareholders the beneficial ownership of each of the shareholder proponents (as provided to us by them) upon oral or written request made to our Corporate Secretary at 15 Mountain View Road, Warren, New Jersey 07059.

Proposal

Whereas: Managing and reporting environmental, social and governance (ESG) business practices helps companies compete in a global business environment characterized by finite natural resources, changing legislation, and heightened public expectations for corporate accountability.

Reporting helps companies better integrate and gain strategic value from existing sustainability efforts, identify gaps and opportunities, develop company-wide communications, recruit and retain employees, and receive feedback.

Without proper disclosure, stakeholders and analysts cannot ascertain whether the company is effectively managing its ESG exposure.

Resolved: Shareholders request that Chubb issue an annual sustainability report describing the company’s short- and long-term responses to ESG-related issues. The report should include objective quantitative indicators and goals relating to each issue where feasible, be prepared at a reasonable cost, omit proprietary information, and be made available to shareholders by December 31, 2015.

Supporting Statement: Support for sustainability reporting continues to strengthen, as does the evidence for a link between sustainability and value creation:

—

According to an analysis completed in June, 2014 by the Governance & Accountability Institute, 72% of the companies included in The S&P 500 Index® were found to have published a sustainability or corporate responsibility report.

—

The Principles for Responsible Investment has more than 1,200 signatories with over $45 trillion of assets under management. These members publicly commit to seek ESG information from companies to be able to analyze fully the risks and opportunities associated with existing and potential investments.

—

The link between strong sustainability management and value creation is increasingly evident. A 2012 Deutsche Bank review of academic studies found 89% of studies demonstrated that companies with high ESG ratings also show market-based outperformance, and 85% of the studies indicated that these companies experienced accounting-based outperformance.

We recommend Chubb consider using the Global Reporting Initiative’s (GRI) Sustainability Reporting Guidelines (or a similarly systematic, flexible approach) for preparing the report. The Governance & Accountability Institute found that companies who use the GRI framework experience positive associations with inclusion in sustainability-focused stock indices, higher CDP and Bloomberg ESG Disclosure scores, and more favorable third-party disclosure transparency ratings. The GRI is the most widely used standard for sustainability reporting. A GRI report can be published on the internet to reduce the costs associated with a paper report.

Chubb does provide some information related to ESG issues on its website, but this reporting falls far short of a true, comprehensive sustainability report. Chubb has not produced a GRI-based sustainability report since 2008.

The Hartford, Ace and Allstate all offer shareholders important information through comprehensive sustainability reports. By not reporting, Chubb may be missing opportunities that peers are actively recognizing and lagging its peer group in terms of risk management. Climate change risks are of particular concern, given these risks are financially significant environmental issues currently facing Chubb’s investors and customers.

Without comprehensive disclosure, shareholders, investors and analysts cannot ascertain whether Chubb is properly managing ESG issues and our company’s impact on society.

Recommendation of our Board to Vote “AGAINST” this Proposal

Chubb’s shareholders overwhelmingly rejected substantially similar proposals at each of our 2013 and 2014 annual meetings. Our Board continues to believe that gathering and publishing the type of ESG-related information that we currently provide on our website is a more effective, flexible and cost-efficient means of communicating information to interested stakeholders than preparing and publishing a sustainability report of the sort requested in this proposal. As described further below, we believe that preparation and publication of such a report would not be a productive use of corporate resources or in the best interest of Chubb or our shareholders.

Instead of preparing an annual sustainability report in accordance with rigid, “one size fits all” guidelines, we evaluate the type of ESG information that we believe to be most significant to us and of interest to our shareholders and that can be gathered and provided efficiently and cost-effectively. We then post this ESG content in the Corporate Responsibility section of our website, which can be accessed at http://www.chubb.com/corporate/chubb17671.html.

This section of our website specifically includes information regarding our corporate principles, community engagement and philanthropic endeavors, diversity initiatives and our environmental stewardship efforts. We prominently note our commitment to the environment and highlight four major areas of emphasis: assessing the business impact of climate change, helping our customers build a more sustainable world, collaborating on environmental matters with other stakeholders and reducing our own environmental footprint. Our disclosure includes data on various corporate responsibility metrics mapped to certain GRI indicators relating to greenhouse gas emissions, waste minimization, energy efficiency, paper savings and political contributions. We periodically review, update and enhance the information provided as necessary and appropriate. For instance, we further enhanced our website disclosure in November 2014 with respect to climate change and our environmental stewardship efforts both as a property and casualty insurer and as a responsible corporate citizen.

This proposal does not convey the considerable expense (both in terms of time and out-of-pocket cost) involved in preparing the type of annual sustainability report contemplated by the proponents. Reporting in a manner consistent with the GRI Sustainability Reporting Guidelines, as the proponents suggest, would require us to greatly expand the amount, detail and type of information we currently gather, analyze and disclose on our website, regardless of its significance to us and without any meaningful corresponding benefit to our shareholders. The heightened disclosure requirements would unnecessarily divert personnel and financial resources from our business and operations and require the engagement of consultants with specialized expertise at a significant cost. For example, at the request of a small group of shareholders, we published in 2008 a corporate responsibility report in accordance with the GRI Sustainability Reporting Guidelines. It required the use of significant internal resources, as well as out-of-pocket costs of almost $100,000. Despite being prominently published on our website, the report did not garner any significant shareholder interest or interest from other constituencies and did not justify its cost.

In addition, we disagree with the proponents’ statements that, by not preparing and publishing the report they are seeking in this proposal, Chubb is “lagging its peer group in terms of risk management” or that Chubb may be “missing opportunities that peers are actively recognizing.” As discussed in more detail on our website, we have an integrated Enterprise Risk Management process, through which we quantify and monitor material risks across our global operations, including weather-related risks associated with climate change. Also, we are continually seizing opportunities that we deem beneficial to our business and ultimately our shareholders. Specifically, we are a leading insurer of clean tech companies around the world and have developed and provide insurance products and services to help our customers deal with weather-related events and to go and stay “green.”

For the foregoing reasons, our Board believes that our shareholders should vote against this proposal. The affirmative vote of a majority of the votes cast by shareholders entitled to vote at the 2015 Annual Meeting is required for approval of this proposal.

Our Board recommends that you vote “AGAINST” this proposal. If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted “AGAINST” the adoption of this proposal. If you are a beneficial owner of shares held in street name and return a signed and dated voting instruction card without marking any voting selections for this proposal, your shares will not be voted with respect to this proposal. If you do not return your proxy card or your voting instruction card, your shares will not be voted with respect to this proposal.

SOLICITATION OF PROXIES

We will pay the cost of this solicitation of proxies. In addition to the solicitation of proxies by use of the internet and mail, we may use the services of one or more of our directors, officers or other regular employees (who will receive no additional compensation for their services in such solicitation) to solicit proxies personally, by telephone or by other electronic means. In addition, we may enter into an agreement with a professional proxy solicitor, pursuant to which it may assist us in the solicitation of proxies by mail, in person and by telephone for a fee, which we would not expect to exceed $17,500 plus out-of-pocket expenses. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held on the record date by such persons and we will reimburse them for reasonable expenses actually incurred by them in so doing.

2016 SHAREHOLDER PROPOSALS AND NOMINATIONS

Any proposal that a shareholder intends to be included in our proxy statement and form of proxy card for our 2016 Annual Meeting of Shareholders must be in writing and be received by our Corporate Secretary at The Chubb Corporation, 15 Mountain View Road, Warren, New Jersey 07059 no later than November 14, 2015 and must otherwise comply with the rules promulgated by the SEC in order to be eligible for inclusion in our proxy materials for the 2016 Annual Meeting of Shareholders.

Under our By-Laws, if a shareholder desires to bring a matter before the annual meeting of shareholders or if a shareholder wants to nominate a person for election to our Board, the shareholder must follow the procedures set forth in our By-Laws. A copy of Article I, Section 10, of our By-Laws, which covers those matters, is available without charge upon written request to our Corporate Secretary. Our By-Laws also are available on our website at www.chubb.com/investors/chubb2890.html. Our By-Law procedures are separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement.

One of the procedural requirements in our By-Laws is timely notice in writing of any business the shareholder proposes to bring before the annual meeting of shareholders and/or the nomination any shareholder proposes to make at the annual meeting of shareholders. Notice of business proposed to be brought before the 2016 Annual Meeting of Shareholders and/or director nominations proposed to be made at the 2016 Annual Meeting of Shareholders must be received by our Corporate Secretary no earlier than December 30, 2015 and no later than January 29, 2016.

The notice for business that a shareholder proposes to bring before the annual meeting of shareholders must be a proper matter for shareholder action and must set forth:

—	the name and address of such shareholder, as they appear on our books, and the name and address of any certain parties related to the shareholder (each a Shareholder Associated Person);

—	the class and number of shares of our stock that are, directly or indirectly, owned beneficially and of record by such shareholder or Shareholder Associated Person;

—	the date such shares of our stock were acquired;

—

a representation that the shareholder is a record holder of shares of our stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to bring or propose such business or make such nomination, as the case may be;

—

a description of any agreement, understanding or arrangement, direct or indirect, with respect to such business, proposal or nomination between or among such shareholder, any Shareholder Associated Person or any others (including their names) acting in concert with any of the foregoing;

—

a description of any agreement, understanding or arrangement (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into, directly or indirectly, as of the date of such shareholder’s notice by, or on behalf of, the shareholder or any Shareholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such shareholder or any Shareholder Associated Person with respect to shares of our stock;

—

if such shareholder’s notice relates to the nomination of a person for election to our Board, (i) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such nominating shareholder, any Shareholder Associated Person or others acting in concert with any of the foregoing, including all information that would be required to be disclosed pursuant to Rule 404 promulgated by the SEC under Regulation S-K, as amended from time to time, if such nominating shareholder, Shareholder Associated Person or any person acting in concert therewith, were the “registrant” for the purposes of such rule and the person being nominated for election as director were a director or executive of such “registrant” and (ii) as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if so elected);

—

a description of any proxy (including revocable proxies), contract, arrangement, understanding or other relationship pursuant to which such shareholder or Shareholder Associated Person has a right to vote any shares of our stock;

—

with respect to any and all of the agreements, contracts, understandings, arrangements, proxies or other relationships referred to in the foregoing bullets, a representation that such shareholder will notify us in writing of any such agreement, contract, understanding, arrangement, proxy and/or other relationship that are or will be in effect as of the date of the applicable annual meeting of shareholders no later than five business days before the date of such meeting;

—

all other information that would be required to be filed with the SEC if such shareholder or Shareholder Associated Person were participants in a solicitation subject to Section 14 of the Exchange Act;

—

as to any business that the shareholder proposes to bring before the meeting, (i) a brief description of such business, (ii) if such business includes a proposal, the text of the proposal (including the text of any resolutions proposed for consideration), (iii) if the proposal includes an amendment to our By-Laws, the language of the proposed amendment, (iv) the reasons for conducting such business at the meeting and (v) any material interest of such shareholder and any Shareholder Associated Person in such business; and

—

a representation as to whether the shareholder intends (i) to deliver a proxy statement and form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee or (ii) otherwise to solicit proxies from shareholders in support of such proposal or nomination.

In addition, a shareholder seeking to submit a shareholder proposal or other business or make a director nomination shall promptly provide any other information reasonably requested by us, and any proposed nominee for election to our Board must furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as a member of our Board.

By Order of the Board of Directors,

Maureen A. Brundage

Executive Vice President, General Counsel and Corporate Secretary

March 13, 2015

ANNEX A

THE CHUBB CORPORATION

POLICY ON PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES

I.    Statement of Principles

The Audit Committee of the Board of Directors is responsible for the appointment, compensation, retention, and oversight of the work of the independent auditor. The Chubb Corporation and the Audit Committee are committed to ensuring the independence of the auditor, both in appearance and in fact. Accordingly, significant attention is directed toward ensuring that services provided by the auditor are consistent with the Securities and Exchange Commission’s (“SEC”) and the Public Company Accounting Oversight Board’s (“PCAOB”) rules on auditor independence.

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor or its affiliates on behalf of The Chubb Corporation or any of its subsidiaries (collectively, the “Corporation”) in order to assure that the provision of such services does not impair the auditor’s independence from the Corporation. In the case of audit services, pre-approval by the Audit Committee is required for such services provided to all consolidated subsidiaries of the Corporation, whether provided by the principal independent auditor or other firms.

II.    Delegation

The Audit Committee has delegated to the Chairman of the Audit Committee authority to pre-approve specific services not to exceed $100,000 in the aggregate between Audit Committee meetings. Any services pre-approved by the Chairman shall be reported to the Audit Committee at its next scheduled meeting.

The Audit Committee may consult with management but does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

III.    Audit Services

Audit services include all services to be performed to comply with generally accepted auditing standards and those services that generally only the Corporation’s independent auditor can provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

IV.    Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence. Audit-related services include, among other services, audits of employee benefit plans; due diligence related to mergers and acquisitions; internal control reviews; attest services that are not required by statute or regulation and consultations related to financial accounting or reporting standards.

V.    Tax Services

The Audit Committee believes that the provision of tax services to the Corporation including tax planning, compliance, and advice does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence. Tax services include tax planning, compliance, and advice; preparation and review of original and amended tax returns; assistance with claims for refund and tax payment-planning services, tax audits and appeals before the IRS and similar state, local and foreign agencies; and advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice for taxing authorities. The Corporation shall not record a transaction or transactions, the primary business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations; the rendering of services to the Corporation, its executive officers and its directors by the independent auditor in connection with the auditor’s recommendation of such transaction or transactions is prohibited.

VI.    All Other Services

The Audit Committee believes that certain specific non-audit services do not impair the auditor’s independence. Accordingly, the Audit Committee may grant pre-approval to specific, permissible non-audit services classified as “All Other Services” that it believes are routine and recurring services that would not impair the independence of the auditor. “All Other Services” may include preparation of actuarial reports in accordance with regulatory requirements provided that the Audit Committee reasonably concludes that the results of these services will not be subject to audit procedures during an audit of the Corporation’s financial statements.

VII.    Procedures

Requests for services to be rendered by the independent auditor will be provided annually to the Audit Committee for specific pre-approval. The requests will include a description of the particular services to be rendered and the expected fee range. On a periodic basis at subsequent Audit Committee meetings, an update on independent auditor services and all other audit services will be provided to the Audit Committee and any proposed new services, increases in engagement scope, and increases in engagement fees will be provided for specific approval by the Audit Committee. Requests for pre-approval will be submitted to the Audit Committee by both the independent auditor and management and must include a written statement by the independent auditor and from management as to whether, in their view, the request is consistent with the SEC’s and the PCAOB’s rules on auditor independence.

The Audit Committee will consider whether such service requests are consistent with the SEC’s and the PCAOB’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Corporation’s business, people, culture, accounting systems, risk profile and other factors.

The term of any pre-approval is the period beginning on the date of pre-approval and ending on the last day of the first full calendar year after the date of pre-approval, unless the Corporation specifically provides for a different period.

The Audit Committee is also mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related, Tax, and All Other Services.

VIII.    Prohibited Non-Audit Services

Provision of the following non-audit services by the independent auditor is prohibited in accordance with the SEC’s and the PCAOB’s rules. The SEC’s and the PCAOB’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

—	Bookkeeping or other services related to the accounting records or financial statements of the Corporation

—	Financial information systems design and implementation

—	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

—	Actuarial services

—	Internal audit outsourcing services

—	Management functions or human resources

—	Broker-dealer, investment adviser, or investment banking services

—	Legal services and expert services unrelated to the audit

—	Any services entailing a contingent fee or commission

—	Tax services to an officer of the Corporation whose role is in a financial reporting oversight capacity (regardless of whether the Corporation or the officer pays the fee for the services)

—	Planning or opining on the tax consequences of a “listed,” i.e., tax avoidance, transaction

—	Planning or opining on the tax consequences of a “confidential” transaction, i.e., where tax advice is given under restriction of confidentiality (regardless of the fee to be paid)

—

Planning or opining on a transaction that is based on an “aggressive interpretation” of tax laws and regulations, if the transaction was recommended by the auditor and a significant purpose of which is tax avoidance unless the proposed tax treatment is at least more likely than not to be allowed under current tax laws

—	Any other service that the SEC or PCAOB determines, by regulation, is impermissible

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on April 28, 2015.

THE CHUBB CORPORATION THE CHUBB CORPORATION 15 MOUNTAIN VIEW ROAD WARREN, NJ 07059	Meeting Information
	Meeting Type:	Annual Meeting
	For holders as of:	March 2, 2015
Date: April 28, 2015 Time: 8:00 AM Eastern Time
Location: 15 Mountain View Road
Warren, New Jersey 07059

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com, scan the QR Barcode on the reverse side, or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT             ANNUAL REVIEW              FORM 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com, or scan the QR Barcode below.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy.

Please choose one of the following methods to make your request:

1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com

*    If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow

       (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

Please make the request as instructed above on or before April 14, 2015 to facilitate timely delivery.

How To Vote
Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: Go to www.proxyvote.com or from a smart phone, scan the QR Barcode above. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items
The Board of Directors recommends you vote “FOR” each of the Nominees listed in Proposal 1, and “FOR” Proposals 2 and 3.

1.	Election of Directors

Nominees:	1l) William C. Weldon

1a)   Zoë Baird Budinger

1b)   Sheila P. Burke

1c)   James I. Cash, Jr.

1d)   John D. Finnegan

1e)   Timothy P. Flynn

1f)   Karen M. Hoguet

1g)   Lawrence W. Kellner

1h)   Martin G. McGuinn

1i)   Lawrence M. Small

1j)   Jess Søderberg

1k)   Daniel E. Somers

1m)   James M. Zimmerman

1n)   Alfred W. Zollar

2.      Ratification of the appointment of Ernst & Young LLP as independent auditor.

3.      Advisory vote on the compensation paid to our named executive officers.

The Board of Directors recommends you vote “AGAINST” Proposal 4.

4.      Shareholder proposal regarding the preparation of an annual sustainability report.

THE CHUBB CORPORATION 15 MOUNTAIN VIEW ROAD WARREN, NJ 07059	VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 27, 2015. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 27, 2015. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M82056-P60788-Z64915	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE CHUBB CORPORATION
The Board of Directors recommends you vote “FOR” each of the Nominees listed in Proposal 1, and “FOR” Proposals 2 and 3.
1.	Election of Directors
	Nominees:			For	Against
	1a) 1b) 1c) 1d) 1e) 1f) 1g) 1h) 1i) 1j)	Zoë Baird Budinger Sheila P. Burke James I. Cash, Jr. John D. Finnegan Timothy P. Flynn Karen M. Hoguet Lawrence W. Kellner Martin G. McGuinn Lawrence M. Small Jess Søderberg		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐						For	Against
								1k) 1l) 1m) 1n)	Daniel E. Somers William C. Weldon James M. Zimmerman Alfred W. Zollar		☐	☐
											☐	☐
											☐	☐
											☐	☐
											For	Against	Abstain
							2.	Ratification of the appointment of Ernst & Young LLP as independent auditor.			☐	☐	☐
							3.	Advisory vote on the compensation paid to our named executive officers.			☐	☐	☐
The Board of Directors recommends you vote “AGAINST” Proposal 4.
							4.	Shareholder proposal regarding the preparation of an annual sustainability report.			☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)			Date

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Proxies submitted by Internet or telephone must be received by

11:59 P.M. Eastern Time on April 27, 2015.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Review and Form 10-K are available at www.proxyvote.com.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

M82057-P60788-Z64915

Proxy - The Chubb Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CHUBB CORPORATION FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2015.

The undersigned shareholder of THE CHUBB CORPORATION (the Corporation) acknowledges receipt of the Notice of 2015 Annual Meeting of Shareholders and Proxy Statement each dated March 13, 2015, and the undersigned revokes all prior proxies and appoints JOHN D. FINNEGAN, RICHARD G. SPIRO and MAUREEN A. BRUNDAGE, and each of them, with full power of substitution, as proxies for the undersigned to vote all shares of Common Stock of the Corporation, which the undersigned would be entitled to vote at the 2015 Annual Meeting of Shareholders to be held at 15 Mountain View Road, Warren, New Jersey 07059 at 8:00 a.m., Eastern Time, on April 28, 2015 and any adjournment or postponement thereof, on all matters coming properly before said meeting.

This card also provides voting instructions for any shares of Common Stock of the Corporation allocated to and held on the undersigned’s behalf in the Capital Accumulation Plan of The Chubb Corporation (the Plan).

When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. If this proxy is validly executed and dated, but no direction is made, this proxy will be voted “FOR” each of the Nominees listed in Proposal 1, “FOR” Proposals 2 and 3 and “AGAINST” Proposal 4. If the undersigned has voting rights with respect to shares of Common Stock under the Plan, the trustee of the Plan will vote those shares as directed. If you do not direct the trustee with respect to shares held in the Plan, the shares will not be voted.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the 2015 Annual Meeting of Shareholders.
Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side